  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 1997
                                                      REGISTRATION NO. 333-30307





                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   ----------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------



                      LEXINGTON CORPORATE PROPERTIES, INC.
             (Exact Name of Registrant as Specified in its Charter)



             MARYLAND                             6798                       13-3717318
 (State or Other Jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)      Identification Number)




                              355 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                         TELEPHONE NUMBER (212) 692-7260
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                                   ----------

                                 T. WILSON EGLIN
                      PRESIDENT AND CHIEF OPERATING OFFICER
                      LEXINGTON CORPORATE PROPERTIES, INC.
                              355 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 692-7260
                (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent For Service)

                                   COPIES TO:

                              BARRY A. BROOKS, ESQ.
                              SCOTT M. WORNOW, ESQ.
                      PAUL, HASTINGS, JANOFSKY & WALKER LLP
                                 399 PARK AVENUE
                          NEW YORK, NEW YORK 10022-4697
                                 (212) 318-6000

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective and the merger of Corporate Realty Income Trust I with and into Lexington Corporate Properties, Inc. has become effective.

                                   ----------

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                                   ----------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         CORPORATE REALTY INCOME TRUST I
                              388 GREENWICH STREET
                            NEW YORK, NEW YORK 10013

                               SEPTEMBER __, 1997


Dear Shareholder:

         A special meeting of shareholders of Corporate Realty Income Trust I ("CRIT") will be held on ___________________, 1997 (the "Meeting"). The purpose of the Meeting is to consider and vote on a proposed (i) merger (the "Merger") of CRIT with and into Lexington Corporate Properties, Inc. ("Lexington Properties" or the "Company") and (ii) amendment (the "Trust Amendment") to CRIT's First Amended and Restated Declaration of Trust to permit CRIT to merge with other entities subject to a required vote of CRIT's Board of Trustees and shareholders, as described in the attached Proxy Statement/Prospectus.

         The proposed Merger has been unanimously approved by CRIT's Board of Trustees, which believes the transaction to be in the best interest of CRIT and its shareholders and recommends a vote FOR its approval. The reasons for this belief are set forth in the accompanying Proxy Statement/Prospectus. The investment banking firm of McFarland Dewey & Co. has issued its opinion to CRIT, a copy of which is attached as Annex B to the Proxy Statement/Prospectus, that the consideration to be received by CRIT shareholders in the Merger is financially fair to the shareholders of CRIT.

         The proposed Merger is very important to you as a shareholder. In addition, the adoption of the Trust Amendment is necessary for the consummation of the Merger; however, even if the Merger proposal is not adopted by the shareholders, the Trust Amendment will give CRIT the flexibility to engage in certain business transactions in the future. Therefore, whether or not you plan to attend the Meeting, I urge you to give your immediate attention to the proposals contained in the Proxy Statement/Prospectus. Please review the enclosed materials, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.


                                                         Very truly yours,


                                                         James C. Cowles
                                                         Chairman

                         CORPORATE REALTY INCOME TRUST I

                        NOTICE OF MEETING OF SHAREHOLDERS


A special meeting of shareholders (the "Meeting") of Corporate Realty Income Trust I ("CRIT") will be held on [ ], 1997 at 11:00 am, local time, at CRIT's offices at 388 Greenwich Street, New York, New York, 33rd floor, for the following purposes:

1. To consider and act on a proposal to approve the merger (the "Merger") of CRIT with and into Lexington Corporate Properties, Inc. ("Lexington Properties") as set forth in the Agreement and Plan of Merger, dated as of May 29, 1997, between Lexington and CRIT (the "Merger Agreement"). Pursuant to the Merger Agreement, each share of beneficial interest, par value $0.10 per share, of CRIT (each, a "CRIT Share") issued and outstanding immediately prior to the effective time of the Merger shall be converted into a number of shares of Lexington Common Stock, par value $0.0001 per share (the "Lexington Common Stock"), based upon a calculated value per CRIT Share of approximately $17.96. For purposes of calculating the ratio at which the CRIT Shares will be converted into shares of Lexington Common Stock in the Merger, the value of Lexington Common Stock will be based on the average of the closing sales prices of Lexington Common Stock on the New York Stock Exchange, Inc. on the 20 consecutive trading days ending on the fifth business day immediately preceding the Meeting (the "Lexington Common Stock Price"); however, the Lexington Common Stock Price will be deemed to equal (i) $14.125 if the average price of the Lexington Common Stock calculated above is greater than $14.125 or (ii) $12.125 if the average price of the Lexington Common Stock is less than $12.125. Based upon the foregoing conversion formula, each CRIT Share may be converted into a maximum of 1.481 shares of Lexington Common Stock assuming that the Lexington Common Stock Price is $12.125 (or 1,496,959 shares of Lexington Common Stock, in the aggregate, representing approximately 11.81% of the aggregate number of outstanding shares of Lexington Common Stock) or a minimum of 1.271 shares of Lexington Common Stock assuming a Lexington Common Stock Price of $14.125 (or 1,284,696 shares of Lexington Common Stock, in the aggregate, representing approximately 10.13% of the aggregate number of outstanding shares of Lexington Common Stock). As a result of the Merger, Lexington Properties will succeed to the operations and assets of CRIT, the separate existence of CRIT will cease and the former holders of the CRIT Shares will become shareholders of Lexington Properties.

A copy of the Merger Agreement is attached as Annex A to the Proxy Statement/Prospectus accompanying this Notice.

2. To consider and act on a proposal to amend the First Amended and Restated Declaration of Trust to permit CRIT to merge into or consolidate with other entities with the approval of a majority of the Trustees and the affirmative vote of the holders of a majority of the outstanding CRIT Shares entitled to vote thereon.

3. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

CRIT's shareholders are not entitled to dissenters' rights of appraisal in connection with the Merger.

The Board of Trustees has fixed the close of business on [       ], 1997 as the
record date for CRIT Shares entitled to vote at the Meeting.

A Proxy Statement/Prospectus and a form of proxy are enclosed with this Notice.

You are requested, if you cannot be present at the Meeting, to complete, sign and return the proxy in the enclosed business reply envelope promptly.

                                             BY ORDER OF THE BOARD OF TRUSTEES



                                             Mark R. Patterson
                                             Secretary



________________ ___, 1997

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR CRIT SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

                                1,496,907 SHARES
                      LEXINGTON CORPORATE PROPERTIES, INC.
                                  COMMON STOCK
                                   ----------

                                 PROXY STATEMENT
                         CORPORATE REALTY INCOME TRUST I
                             MEETING OF SHAREHOLDERS
                              TO BE HELD [ ,] 1997
                                   ----------

         This Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") is being furnished in connection with the solicitation of proxies by the Board of Trustees of Corporate Realty Income Trust I, a Massachusetts business trust ("CRIT"), from holders of outstanding shares of beneficial interest, par value $0.10 per share, of CRIT (the "CRIT Shares") for use at the special meeting of shareholders of CRIT to be held at ____________, at 11:00 a.m. (local time) on _____________, 1997, and at any adjournment or postponement thereof (the "Meeting").

         At the Meeting, the shareholders of CRIT will be asked to consider and act upon a proposal to (1) approve an Agreement and Plan of Merger, dated as of May 29, 1997, as amended (the "Merger Agreement"), between CRIT and Lexington Corporate Properties, Inc., a Maryland corporation ("Lexington" or the "Company") and transactions contemplated thereby (the "Merger Proposal"); and
(2) to amend CRIT's First Amended and Restated Declaration of Trust (the "Declaration of Trust") to permit CRIT to merge into and consolidate with another entity upon receipt of approvals from the CRIT Board of Trustees and shareholders (the "Trust Amendment Proposal"). A copy of the Merger Agreement is attached hereto as Annex A. Pursuant to the Merger Agreement, CRIT will merge with and into the Company, with the Company as the surviving corporation (the "Merger"). The consent of the holders of a majority of CRIT's outstanding shares is a condition to the consummation of the Merger.

         This Proxy Statement/Prospectus also serves common stock, par value $0.0001 ("Lexington Common Stock"), to be issued in the Merger in exchange for the CRIT Shares. On June 25, 1997, the last reported sales price of the Lexington Common Stock on the New York Stock Exchange (the "NYSE") was $13.625.

         Under the terms of the Merger Agreement, each CRIT Share issued and outstanding immediately prior to the effective time of the Merger will be converted into shares of Lexington Common Stock based upon a value per CRIT Share of approximately $17.96 (the "Stock Consideration"). For purposes of calculating the ratio at which the CRIT Shares will be converted into Lexington Common Stock in the Merger, the value of the Lexington Common Stock will be based on the average of the closing sale prices of Lexington Common Stock on the NYSE during the 20 consecutive trading days ending on the fifth business day immediately preceding the Meeting; provided, however, that in the event the Lexington Common Stock Price is (i) greater than $14.125, then, for purposes of determining the Stock Consideration, the Lexington Common Stock Price will be deemed to be $14.125, and (ii) in the event the Lexington Common Stock Price is less than $12.125, then, for purposes of determining the stock consideration, the Lexington Common Stock Price shall be deemed to be $12.125. Each CRIT Share may be converted into a maximum of 1.481 shares of Lexington Common Stock assuming that the Lexington Common Stock Price is $12.125 (or 1,496,959 shares of Lexington Common Stock, in the aggregate, constituting 11.81% of the outstanding shares of Lexington Common Stock) or a minimum of 1.271 shares of Lexington Common Stock assuming a Lexington Common Stock Price of 14.125 (or 1,284,696 shares of Lexington Common Stock, in the aggregate, constituting 10.13% of the outstanding shares of Lexington Common Stock). As a result of the Merger, the Company will succeed to the operations and assets of CRIT, the separate existence of CRIT will cease and the former holders of the CRIT Shares will become shareholders of the Company.

         This Proxy Statement/Prospectus and the form of proxy are first being mailed to shareholders of CRIT on or about __________, 1997.

      FOR A DESCRIPTION OF RISK FACTORS RELATING TO THE MERGER AND THE RELATED TRANSACTIONS DESCRIBED IN THIS PROSPECTUS, SEE "RISK FACTORS."
                                   ----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                                   ----------


        The date of this Proxy Statement/Prospectus is           , 1997.

                         T A B L E  O F  C O N T E N T S


                                                                                                        Page
                                                                                                        ----
AVAILABLE INFORMATION..................................................................................   2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................................   2

PROXY STATEMENT/PROSPECTUS SUMMARY.....................................................................   4
         Parties to the Merger.........................................................................   4
         Date, Time and Place of Meeting...............................................................   4
         Shareholders Entitled to Vote.................................................................   4
         Purpose of the Meeting........................................................................   5
         Vote Required.................................................................................   5
         Effect of the Merger..........................................................................   5
         Trust Amendment Proposal......................................................................   5
         Recommendation of the CRIT Board of Trustees..................................................   5
         Opinion of Financial Advisor to CRIT..........................................................   5
         Interests of Certain Persons in the Merger....................................................   5
         Effective Time of the Merger..................................................................   6
         Management After the Merger...................................................................   6
         Conditions to the Merger......................................................................   6
         Termination...................................................................................   6
         Surrender of Certificates.....................................................................   6
         No Appraisal Rights...........................................................................   6
         Material Federal Income Tax Consequences......................................................   6
         Accounting Treatment..........................................................................   7
         Comparison of Shareholder Rights..............................................................   7
         Resales of Lexington Common Stock Issued in the Pending Transaction;
                  Affiliates...........................................................................   7

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED
         FINANCIAL DATA OF THE COMPANY.................................................................   8

CRIT HISTORICAL FINANCIAL DATA.........................................................................  10

COMPARATIVE PER SHARE DATA.............................................................................  11

PRICE RANGE OF THE COMPANY'S COMMON STOCK AND
         DISTRIBUTION HISTORY..........................................................................  12

MARKET FOR CRIT SHARES AND RELATED SHAREHOLDER MATTERS.................................................  13

RISK FACTORS...........................................................................................  14

THE MEETING............................................................................................  18
         General  .....................................................................................  18
         Matters To Be Considered at the Meeting.......................................................  18
         Voting at the Meeting; Record Date............................................................  18
         Proxies  .....................................................................................  19

THE MERGER.............................................................................................  20
         Background of the Merger......................................................................  20
         Reasons for the Merger; Recommendation of the CRIT Board of Trustees..........................  21
         Opinion of Financial Advisor to CRIT..........................................................  24
         Accounting Treatment..........................................................................  28

                                                                                                        Page
                                                                                                        ----
         No Appraisal Rights...........................................................................  28
         Interests of Certain Persons in the Merger....................................................  28

THE MERGER AGREEMENT (PROPOSAL 1)......................................................................  29
         The Merger....................................................................................  29
         Conversion of Securities......................................................................  29
         Representations and Warranties................................................................  30
         Certain Covenants and Agreements..............................................................  30
         No Solicitation...............................................................................  31
         Indemnification...............................................................................  31
         Conditions....................................................................................  32
         Termination; Termination Fees and Expenses....................................................  32
         Amendment and Waiver..........................................................................  34

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.................................................  34

TRUST AMENDMENT (PROPOSAL 2)...........................................................................  43

INFORMATION REGARDING LEXINGTON PROPERTIES.............................................................  45
         The Company...................................................................................  45
         The Net Lease Real Estate Business............................................................  45
         Business Objectives...........................................................................  46
         Internal Growth; Effectively Managing Assets..................................................  46
         Tenant Relations and Lease Compliance.........................................................  46
         Extending Lease Maturities....................................................................  46
         Revenue Enhancing Property Expansion..........................................................  46
         Property Sales and Redeployment of Assets.....................................................  46
         Acquisition Strategies........................................................................  46
         Operating Partnership Structure...............................................................  47
         Acquisitions of Portfolio and Individual Net Lease Properties.................................  47
         Sale/Leaseback Transactions...................................................................  47
         Build-to-suit Properties......................................................................  47
         Acquisitions from Affiliated Net Lease Partnerships...........................................  47
         Refinancing Existing Indebtedness and Increasing Access to Capital............................  47
         Completed Acquisitions........................................................................  48
         Recent Activities.............................................................................  48
         Recent Acquisitions...........................................................................  48
         Cymer, Inc.; Rancho Bernardo, California......................................................  48
         Exel Logistics; Pennsylvania..................................................................  49
         Johnson Controls; Alabama.....................................................................  49
         Pending Acquisitions..........................................................................  49
         Bull HN Information Systems; Phoenix, Arizona.................................................  49
         Financing Activities..........................................................................  49
         Public Offering of Lexington Common Stock.....................................................  49
         Salt Lake City Refinancing....................................................................  49
         Partnership Merger............................................................................  50
         Sale of Exchangeable Notes....................................................................  50
         Credit Facility...............................................................................  50
         Sale of Convertible Preferred Stock...........................................................  50
         REMIC Financing...............................................................................  51
         Potential Acquisitions from Affiliates........................................................  51
         Possible Property Sale........................................................................  51
         Reorganization Of The Company As A Maryland Real Estate Investment Trust......................  52
         Organizational Structure......................................................................  52
         Distributions On OP Units.....................................................................  53
         Properties....................................................................................  54
         Indebtedness of the Company...................................................................  61

                                                                                                        Page
                                                                                                        ----
         Salt Lake City Refinancing....................................................................  61
         Sale of Exchangeable Notes....................................................................  61
         Credit Facility...............................................................................  61
         REMIC Financing...............................................................................  61
         Subordinated Notes............................................................................  62
         Mortgage Indebtedness.........................................................................  62
         Legal Proceedings.............................................................................  63
         Capitalization................................................................................  65
         Selected Historical and Unaudited Pro Forma Consolidated
                  Financial Data.......................................................................  66
         Management's Discussion and Analysis of Financial Condition and
                  Results of Operations................................................................  69
         Unaudited Pro Forma Consolidated Financial Data...............................................  73
         Unaudited Pro Forma Consolidated Statement of Income..........................................  73
         Notes to the Unaudited Pro Forma Consolidated Statements of Income............................  74
         Unaudited Pro Forma Consolidated Condensed Financial Statements...............................  76
         Notes to the Unaudited Pro Forma Consolidated Condensed
                  Financial Statements.................................................................  77

INFORMATION REGARDING CRIT.............................................................................  80
         Business .....................................................................................  80
         Investment Policy.............................................................................  80
         Properties....................................................................................  81
         The Circuit City Property.....................................................................  81
         The Allegiance Property (formerly the "Baxter Property")......................................  82
         The Dana Property.............................................................................  83
         Legal Proceedings.............................................................................  84
         Selected Financial Data.......................................................................  85
         Management's Discussion and Analysis of Financial Condition
                  and Results of Operations............................................................  85
         Liquidity and Capital Resources...............................................................  85
         Results of Operations.........................................................................  86
         Year Ended December 31, 1996 versus Year Ended December 31, 1995..............................  86
         Year Ended December 31, 1995 versus Year Ended December 31, 1994..............................  86
         Beneficial Ownership of Common Shares.........................................................  87

MANAGEMENT OF THE COMPANY..............................................................................  88
         Compensation of Executive Officers............................................................  89
         Summary of Cash and Certain Other Compensation................................................  89
         Compensation of Directors.....................................................................  91
         Management After the Merger...................................................................  91
         Principal Security Holders....................................................................  91
         Stock Ownership of Directors and Executive Officers...........................................  91

COMPARISON OF SHAREHOLDER RIGHTS.......................................................................  93
         Board of Trustees.............................................................................  93
         Issuance of Capital Stock.....................................................................  93
         Distributions to Shareholders.................................................................  94
         Shareholder Meetings..........................................................................  94
         Shareholder Approval of Certain Actions.......................................................  94
         Restrictions on Corporate Activities..........................................................  95
         Interested Party Transactions.................................................................  96
         Ownership Limit...............................................................................  96
         Maintaining REIT Status.......................................................................  96
         Indemnification...............................................................................  97
         Nominations of Directors by Shareholders......................................................  97

                                                                                                         Page
                                                                                                         ----
DESCRIPTION OF LEXINGTON CAPITAL STOCK.................................................................   97
         Description of Preferred Stock................................................................   97
         Description of Common Stock...................................................................   98
         General.......................................................................................   98
         Terms.........................................................................................   98
         Restrictions on Ownership.....................................................................   99
         Transfer Agent................................................................................   99
         Restrictions on Transfers of Capital Stock and
                  Anti-takeover Provisions.............................................................   99

LEGAL MATTERS..........................................................................................  101

EXPERTS................................................................................................  101

                              AVAILABLE INFORMATION


         The Company has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the shares of Lexington Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus also constitutes the proxy statement of CRIT for the Meeting. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof.

         The Company and CRIT are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company and CRIT can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Website that contains reports, proxy and information statements and other information filed electronically by the Company and CRIT, and can be found at http:\\www.sec.gov. The Lexington Common Stock is listed on the NYSE and reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         All information contained in this Proxy Statement/Prospectus with respect to the Company has been supplied by the Company, and all information with respect to CRIT has been supplied by CRIT.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents or information have been filed by the Company with the Commission and are incorporated herein by reference:

         1. The Company's Quarterly Report on Form 10-Q (Commission File No. 1-12386) for the quarter ended June 30, 1997, filed on August 14, 1997 and Form 10-Q/A for the quarter ended March 31, 1997 filed on September __, 1997.

         2. The Company's Annual Report on Form 10-K/A (Commission File No. 1-12386) for the year ended December 31, 1996, filed on September __, 1997.

         3. The Company's Current Reports on Form 8-K/A filed on June 17, 1997, August 4, 1997 and September __, 1997.

         4. The Company's 1997 Proxy Statement on Schedule 14-A filed on May 6, 1997.

         5. The description of the Company's capital stock contained in the Company's Registration Statement on Form 8-B under the Exchange Act, filed on August 10, 1994 (Commission File No. 1-12386), including any amendment or report filed for the purpose of updating that description.

         The following documents or information have been filed by CRIT with the Commission and are incorporated herein by reference:

         1. CRIT's Annual Report on Form 10-K (Commission File No. 33-29987) for the year ended December 31, 1996, filed on March 31, 1997 and Form 10-K/A filed on September 18, 1997.

         2. CRIT's Quarterly Report on Form 10-Q (Commission File No. 33-29987) for the quarter ended June 30, 1997, filed on August 19, 1997, and Form 10-Q/A filed on August 19, 1997.

         3.       CRIT's Current Report on Form 8-K, filed on June 2, 1997.

         All documents subsequently filed by the Company and CRIT with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Meeting will be deemed incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, OR INCORPORATED IN IT BY REFERENCE, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) UPON WRITTEN OR ORAL REQUEST FROM (1) LEXINGTON CORPORATE PROPERTIES, INC., 355 LEXINGTON AVENUE, NEW YORK, NEW YORK 10017 (TELEPHONE NO. (212) 692-7260), ATTENTION: T. WILSON EGLIN, PRESIDENT AND CHIEF OPERATING OFFICER, OR (2) CORPORATE REALTY INCOME TRUST I, 388 GREENWICH STREET, NEW YORK, NEW YORK (TELEPHONE NO. (212) 816-8237),
ATTENTION: JAMES C. COWLES.

                       PROXY STATEMENT/PROSPECTUS SUMMARY


Shareholders are urged to read carefully this entire Proxy Statement/Prospectus and the documents incorporated herein by reference. The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and related Notes thereto included elsewhere in this Proxy Statement/Prospectus, or otherwise incorporated herein or therein by reference. A copy of the Merger Agreement is set forth in Annex A to this Proxy Statement/Prospectus and reference is made thereto for a complete description of the terms of the Merger. All references to the "Company" refer to Lexington Corporate Properties, Inc. and those entities owned or controlled, directly or indirectly, by Lexington Corporate Properties, Inc. Unless the context otherwise requires, the pro forma financial and certain other information presented in this Proxy Statement/Prospectus, including the Annexes hereto, gives effect to the Pro Forma Adjustments (as defined herein, see "--Summary Historical and Unaudited Pro Forma Consolidated Financial Data").

Parties to the Merger

         The Company. Lexington Corporate Properties, Inc. is a self-managed and self-administered real estate investment trust ("REIT") that acquires, owns and manages a geographically diversified portfolio of net leased office, industrial and retail properties. As of the date of this Proxy Statement/Prospectus, the Company owns controlling interests in 43 properties (the "Properties," and each a "Property") and minority interests in two additional properties. The Properties, all of which are 100% net leased, are located in 23 states, have approximately 6.3 million net rentable square feet and, under the terms of their applicable leases, currently generate approximately $42.0 million in annual base rent. As of September 1, 1997, the Company's leases had a weighted average remaining term of approximately 8.6 years (excluding renewal options). The Company's tenants, a majority of which (based on annual rental revenue) have debt ratings of investment grade and many of which are nationally recognized, include Bank One, Arizona, N.A., Circuit City Stores, Inc., Lockheed Martin Corporation, The Hartford Fire Insurance Company, Honeywell, Inc., Northwest Pipeline Corporation, and Wal-Mart Stores, Inc. The Company currently generates approximately 43%, 33% and 24% of its annual rental revenues from office, industrial and retail properties, respectively. Substantially all of the Company's leases are "Net Leases," under which the tenant is responsible for all costs of real estate taxes, insurance, ordinary maintenance and structural repairs.

         The Company's principal executive offices are located at 355 Lexington Avenue, New York, New York 10017, and its telephone number is (212) 692-7260.

         CRIT. CRIT was formed as a Massachusetts business trust under the laws of Massachusetts on June 27, 1989 and qualified as a REIT in 1990. CRIT was formed to invest in triple net leased income producing commercial and industrial real estate properties throughout the United States. CRIT owns and operates directly three properties located in Alabama, Tennessee and Virginia. Corporate Realty Advisors, Inc. (the "Advisor") acts as advisor to CRIT pursuant to an Advisory Services Agreement (the "Advisory Agreement").

         CRIT's principal executive offices are located at 388 Greenwich Street, New York, New York 10013, and its telephone number is (212) 816-8237.

DATE, TIME AND PLACE OF MEETING. The Meeting will be held at 11:00 a.m., local time, on _____________, 1997, at CRIT's offices at 388 Greenwich Street, New York, New York, 33rd Floor, for the purposes described below under "Purpose of Meeting".

SHAREHOLDERS ENTITLED TO VOTE. Only holders of record of CRIT Shares at the close of business on _____________, 1997 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 1,010,776 CRIT Shares outstanding. As of the Record Date, the Advisor owned 10,000 CRIT Shares, and none of the CRIT Board members or officers of CRIT beneficially owned any CRIT Shares.

PURPOSE OF THE MEETING. The purpose of the Meeting is to consider and vote upon
(i) the Merger Proposal, (ii) the Trust Amendment Proposal and (iii) such other matters as may properly be brought before the Meeting, or any postponements or adjournments thereof.

VOTE REQUIRED. The approval of the Trust Amendment Proposal by CRIT shareholders will require the affirmative vote of the holders of a majority of the outstanding CRIT Shares entitled to vote thereon. Pursuant to such amendment, if approved, the affirmative vote of the holders of a majority of the outstanding CRIT Shares entitled to vote thereon will be required for the approval of the Merger Proposal. Each CRIT Share is entitled to one vote. Shareholders do not have cumulative voting rights. Votes cast in person or by proxy at the Meeting will be tabulated by the inspector of election for the Meeting.

EFFECT OF THE MERGER. The CRIT Board of Trustees (the "CRIT Board") has unanimously approved the Merger and the Merger Agreement, a copy of which is attached hereto as Annex A. Pursuant to the Merger Agreement, upon fulfillment (or waiver) of the conditions set forth therein, at the Effective Time (i) CRIT will be merged with and into the Company, with the Company being the surviving corporation in the Merger, and (ii) each issued and outstanding CRIT Share will be converted into a number of shares of Lexington Common Stock equal to the Stock Consideration, subject to adjustment pursuant to the Merger Agreement. See "The Merger Agreement -- Conversion of Securities."

         No fractional shares of Lexington Common Stock will be issued in connection with the Merger. In lieu thereof, a holder of a CRIT Share otherwise entitled to a fractional share of Lexington Common Stock will be given a check representing an amount in cash (without interest) rounded to the nearest cent determined by multiplying (i) the Lexington Common Stock Price, by (ii) the fraction of a share of Lexington Common Stock which such holder would otherwise be entitled.

         Based upon the number of CRIT Shares and shares of Lexington Common Stock outstanding as of the date hereof and assuming a Lexington Common Stock Price of $14.125 per share, upon consummation of the Merger the former CRIT shareholders will be issued approximately 1,284,956 shares of Lexington Common Stock, representing approximately 10.13% of the aggregate number of outstanding Lexington Common Stock, on a fully diluted basis, as of the date hereof.

TRUST AMENDMENT PROPOSAL. CRIT shareholders will also be asked to consider and vote on an amendment to the Declaration of Trust that will allow CRIT to merge into or consolidate with any other corporation, association, partnership, trust, limited liability company or other organization with the approval of a majority of the CRIT Board and the affirmative vote of the holders of a majority of the outstanding CRIT Shares entitled to vote thereon. CRIT's Declaration of Trust currently lacks such authority; the passage of this amendment, therefore, is necessary for the proposed Merger to be consummated. See "Amendment to Declaration of Trust."

RECOMMENDATION OF THE CRIT BOARD OF TRUSTEES. The terms of the Merger and the Merger Agreement were arrived at as the result of arm's length negotiations between representatives of the Company and CRIT. The CRIT Board has approved the Merger and the transactions contemplated by the Merger Agreement by unanimous vote, believes the Merger is advisable and in the best interests of CRIT and its shareholders and recommends its adoption and approval by CRIT shareholders. The decision of the CRIT Board to approve the Merger Agreement and the Merger and to recommend the approval thereof to the shareholders of CRIT was based on a number of considerations, including the fairness, from a financial point of view, of the Stock Consideration. See "The Merger -- Reasons for the Merger; Recommendations of the CRIT Board of Trustees."

OPINION OF FINANCIAL ADVISOR TO CRIT. McFarland Dewey & Co. delivered a written opinion on May 29, 1997 to the CRIT Board to the effect that the terms of the Merger are fair from a financial point of view to the holders of CRIT Shares. A copy of the opinion of the financial advisor is attached as Annex B to this Proxy Statement/Prospectus. See "The Merger -- Opinion of Financial Advisor to CRIT."

INTERESTS OF CERTAIN PERSONS IN THE MERGER. Certain members of CRIT management and the CRIT Board may be deemed to have interests in the Merger. These interests include provisions in the Merger Agreement providing indemnification rights to such officers, trustees and other parties under certain conditions. As of the Record Date, the Advisor owned 10,000 CRIT Shares. James C. Cowles is Trustee, Chairman, President and Treasurer of CRIT and is Chairman and President of the Advisor. Pursuant to the Advisory Agreement with CRIT, the Advisor is entitled to receive a termination fee of approximately $850,000 in connection with the consummation of the Merger. However, the Advisor has determined unconditionally to waive approximately $789,000 of such fee, with the remaining $61,000 to be payable by CRIT at the Effective Time. The Advisor agreed to waive such amount to increase the consideration payable to CRIT shareholders in connection with the Merger. The amount of the fee will effectively reimburse the Advisor for an identical amount paid during 1997 by the Advisor to Antony E. Monk, a former trustee and officer of CRIT and the former president of the Advisor who resigned from those positions in 1992, in connection with the termination of a Management and Consulting Services Agreement among the Advisor, Smith Barney, Harris, Upham & Co., Monk and Hadley Page Ellis, Inc. ("Hadley"), a corporation whose sole shareholder is Mr. Monk, pursuant to which Hadley provided advice with respect to the selection, financing, refinancing, leasing and disposition of properties. In addition, Hadley will receive a $250,000 finder's fee from the Company upon consummation of the Merger.

EFFECTIVE TIME OF THE MERGER. In accordance with the Maryland General Corporation Law (the "MGCL"), the Merger will become effective upon the acceptance for recording of the Articles of Merger by the State Department of Assessments and Taxation of Maryland. It is anticipated that the Merger will become effective as promptly as practicable after the requisite approval of the CRIT shareholders has been obtained and all other conditions to the Merger have been satisfied or waived (the "Effective Time"). It is anticipated that, assuming all conditions are met, the Merger will occur on or about October __, 1997.

MANAGEMENT AFTER THE MERGER. After the Effective Time, CRIT will merge with and into the Company and the current management of the Company will remain unchanged.

CONDITIONS TO THE MERGER. The obligation of the Company and CRIT to consummate the Merger is subject to the satisfaction of certain conditions, including, but not limited to, CRIT obtaining requisite shareholder approval of the Merger Proposal and Trust Amendment Proposal, the continuing accuracy of the representations and warranties made in the Merger Agreement on and as of the Effective Time, and the receipt of certain legal opinions with respect to tax matters. The consummation of the Merger is not subject to any federal or state regulatory requirements. The Merger is not subject to receipt of shareholder approval by the Company. See "The Merger Agreement -- Conditions."

TERMINATION. The Merger Agreement is subject to termination at any time prior to the Effective Time under certain circumstances, including, but not limited to, mutual written consent of the Company and CRIT, failure to achieve requisite votes for approval by the CRIT shareholders, and at the option of either the Company or CRIT if the Merger is not consummated on or before November 30, 1997. See "The Merger Agreement --Termination."

SURRENDER OF CERTIFICATES. After the Effective Time, CRIT will mail a letter of transmittal with instructions to all holders of record of CRIT Shares immediately prior to the Merger for use in surrendering their stock certificates in exchange for certificates representing shares of Lexington Common Stock and a cash payment in lieu of fractional shares, if any. See "The Merger Agreement -- Conversion of Securities."

NO APPRAISAL RIGHTS. CRIT shareholders are not entitled to dissenters' rights of appraisal under CRIT's Declaration of Trust or under the laws of the Commonwealth of Massachusetts in connection with the Merger.
See "Merger -- No Appraisal Rights."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES. Conditions precedent to the Merger include, among other things, the receipt by each of CRIT and the Company of an opinion of counsel to the effect that the Merger will be treated for United States federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. See "The Merger -- Material United States Federal Income Tax Consequences." BECAUSE CERTAIN TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER, IT IS RECOMMENDED THAT SHAREHOLDERS CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

ACCOUNTING TREATMENT. The Merger will be treated as a purchase in accordance with Accounting Principles Board Opinion No. 16.

COMPARISON OF SHAREHOLDER RIGHTS. The rights of CRIT shareholders are currently determined by the Declaration of Trust. At the Effective Time, CRIT shareholders will become shareholders of the Company, and their rights as shareholders of the Company will be determined by the Articles of Incorporation and By-Laws of the Company, as amended, and Maryland law, the jurisdiction in which the Company is incorporated. See "Comparison of Shareholder Rights" for a summary of the material differences between the rights of holders of CRIT Shares and Lexington Common Stock. The Company has received the approval of its shareholders to reorganize as a Maryland real estate investment trust and intends to do so in 1997. The rights of holders of Lexington Common Stock will be affected by such reorganization. See "The Company -- Reorganization of the Company as a Maryland Real Estate Investment Trust."

RESALES OF LEXINGTON COMMON STOCK ISSUED IN THE PENDING TRANSACTION; AFFILIATES. All Lexington Common Stock received by holders of CRIT Shares who are deemed affiliates of CRIT for purposes of Rule 145 under the Securities Act may be resold by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted by the Securities Act. Pursuant to the Merger Agreement, CRIT will use its reasonable best efforts to cause each person who may be deemed to be an "affiliate" of CRIT to enter into a letter agreement with CRIT prior to the closing date of the Merger providing that such affiliate will not sell, transfer or otherwise dispose of any Lexington Common Stock obtained as a result of the Merger except in compliance with the Securities Act and the rules and regulations of the Commission thereunder. The Company has agreed to file with the Commission required reports covering Lexington Common Stock received in the Merger by any CRIT affiliate to enable such affiliate to sell such shares of Lexington Common Stock without registration under the Securities Act pursuant to Rule 145(d)(1) or any successor rule.

                   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                   CONSOLIDATED FINANCIAL DATA OF THE COMPANY

         The Summary Historical and Unaudited Pro Forma Consolidated Financial Data of the Company set forth below has been derived from the Selected Unaudited Historical and Pro Forma Consolidated Financial Statements of the Company incorporated or included elsewhere in this Proxy Statement/Prospectus, and should be read in conjunction with the Consolidated Financial Statements and Notes thereto incorporated by reference in this Proxy Statement/Prospectus. The unaudited pro forma financial data gives effect to (i) the Merger; (ii) acquisitions consummated by the Company since January 1, 1996; (iii) the Bull Information Systems (as defined in "Information Regarding Lexington Properties -- Pending Acquisitions"); (iv) the Salt Lake City Refinancing (as defined in "Information Regarding Lexington Properties -- Financing Activities"); (v) the issuance and sale of 1,325,000 shares of Convertible Preferred Stock (as defined in "Information Regarding Lexington Properties -- Financing Activities") and the application of the net proceeds therefrom; (vi) the possible sale of the Ross Stores Newark Property (as defined in "Information Regarding Lexington Properties -- Possible Property Sales") and (vii) the July 1997 public offering of 3,220,000 shares of Lexington Common Stock and the application of the proceeds therefrom; and (viii) the possible sale of the Marlboro, MA Property (as defined in "Information Regarding Lexington Properties -- Possible Property Sales") (collectively, the "Pro Forma Adjustments"), as if such Pro Forma Adjustments had occurred on January 1, 1996 and were carried forward through June 30, 1997 for the operating data and on June 30, 1997 for the balance sheet data. The pro forma financial data does not purport to be indicative of what the results of the Company would have been had the transactions been completed on the dates assumed, nor is such pro forma financial data necessarily indicative of the results of operations of the Company that may exist in the future. The financial data for the six months ended June 30, 1997 includes all adjustments, consisting of normal recurring accruals, which management considers necessary for the fair presentation of the financial position and the results of operations of the Company for such period. The results for the six-month periods may not be indicative of the results to be expected for the full year.

                                                          SIX MONTHS ENDED
                                                              JUNE 30,
                                                            (UNAUDITED)
                                                  -----------------------------------
                                                   PRO                                     PRO FORMA
                                                  FORMA                                   (UNAUDITED)      YEAR ENDED DECEMBER 31,
                                                  -------                                  ---------      -------------------------
                                                   1997           1997          1996          1996          1996          1995
                                                  -------       -------       -------       -------       -------       -------
                                                                                 (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
Operating Data:
    Rental revenue .............................  $23,819       $20,178       $14,254       $47,968       $31,244       $24,523
    Interest and other income ..................      299           284           228           470           431           479
                                                  -------       -------       -------       -------       -------       -------
    Total revenues .............................  $24,118       $20,462       $14,482       $48,438       $31,675       $25,002
    Interest expense ...........................    8,826         8,583         5,601        17,465        12,818        10,295
    Depreciation ...............................    5,938         5,075         3,393        11,733         7,627         5,817
    Amortization of deferred expenses ..........      172           415           297           650           619           464
    Property operating expenses ................      403           403           301           686           686           620
    General and administrative expenses ........    2,011         2,011         1,387         3,769         3,125         2,694
Income before minority interests,
    gain on sale of properties,
    lease termination proceeds and
    extraordinary item .........................    6,768         3,975         3,503        14,135         6,156         5,112
Minority interests .............................      912           305           201         1,824           690            93
Net Income(1) ..................................  $ 5,856       $ 1,814       $ 3,302       $12,311       $ 5,466       $ 3,284
                                                  =======       =======       =======       =======       =======       =======

Per Share of Common Stock:(2)
    Income before extraordinary items
         Primary ...............................  $  0.36       $  0.31       $  0.35       $  0.68       $  0.58       $  0.88
         Fully diluted .........................     0.36          0.27          0.34          0.68          0.58          0.88
    Net income
         Primary ...............................  $  0.36       $  0.13       $  0.35       $  0.68       $  0.58       $  0.35
         Fully diluted .........................     0.36          0.12          0.34          0.68          0.58          0.35
    Cash distributions paid ....................       --          0.58          0.58            --       $  1.10       $  1.08
Weighted average, common shares outstanding
    Primary ....................................   14,952        10,056         9,559        15,655         9,393         9,263
    Fully diluted ..............................   17,403        12,507         9,581        18,280         9,393         9,263

                                                          YEAR ENDED DECEMBER 31,
                                                  -------------------------------------
                                                     1994           1993         1992
                                                    -------       -------       -------

Operating Data:
    Rental revenue .............................    $25,894       $25,702       $25,620
    Interest and other income ..................        144           169           177
                                                    -------       -------       -------
    Total revenues .............................    $26,038       $25,871       $25,797
    Interest expense ...........................     10,982        11,066        11,220
    Depreciation ...............................      5,909         5,909         5,892
    Amortization of deferred expenses ..........        346           268           262
    Property operating expenses ................        808           558           964
    General and administrative expenses ........      2,416         1,020         2,172
Income before minority interests,
    gain on sale of properties,
    lease termination proceeds and
    extraordinary item .........................      5,577         4,609         5,287
Minority interests .............................         98            81            93
Net Income(1) ..................................    $ 5,479       $ 4,528       $ 5,194
                                                    =======       =======       =======

Per Share of Common Stock:(2)
    Income before extraordinary items
         Primary ...............................    $  0.59       $  0.48       $  0.56
         Fully diluted .........................       0.59          0.48          0.56
    Net income
         Primary ...............................    $  0.59       $  0.48       $  0.56
         Fully diluted .........................       0.59          0.48          0.56
    Cash distributions paid ....................    $  1.08       $  0.24            --
Weighted average, common shares outstanding
    Primary ....................................      9,306         9,303         9,303
    Fully diluted ..............................      9,306         9,303         9,303

                                                             SIX MONTHS ENDED
                                                                 JUNE 30,
                                                               (UNAUDITED)
                                                    ------------------------------------------
                                                        PRO                                             PRO FORMA
                                                       FORMA                                           (UNAUDITED)
                                                      -------                                           ---------
                                                       1997             1997             1996              1996            1996
                                                      -------         -------          -------           -------         -------
                                                                                  (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
BALANCE SHEET DATA (AT END OF PERIOD):
Real estate, before accumulated .................   $ 426,812       $  377,793        $ 302,641               --        $ 339,411
    depreciation
Total assets ....................................     402,570          353,389          277,518               --          309,126
Mortgage loans payable (including
    accrued interest) ...........................     201,112          176,568          158,909               --          186,188
Total liabilities ...............................     238,111          212,561          163,627               --          216,467
Shareholders' equity ............................     164,459          140,828          113,891               --           92,659

OTHER DATA:
Cash flows from operating activities ............       6,016        $   9,504        $   7,006            8,551        $  14,972
Cash flows from investing activities ............        (901)         (32,383)          (2,287)             482          (16,951)
Cash flows from financing activities ............     (28,133)          32,277           (4,931)          (8,200)           1,859
Funds from operations(3) ........................      11,155            8,107            6,824        $  24,584           15,015
Total net rentable sq. ft. (at end of period) ...       6,742            6,126            4,563            6,742            5,235

                                                                          YEAR ENDED DECEMBER 31,
                                                     ---------------------------------------------------------------
                                                           1995              1994            1993            1992
                                                         -------           -------         -------          -------

BALANCE SHEET DATA (AT END OF PERIOD):
Real estate, before accumulated .................       $ 244,223        $ 243,280        $ 243,280        $  43,280
    depreciation
Total assets ....................................         221,216          216,020          222,467          230,387
Mortgage loans payable (including
    accrued interest) ...........................         121,690          110,065          112,501          115,222
Total liabilities ...............................         124,698          114,800          116,815          119,794
Shareholders' equity ............................          96,518          101,220          105,652          110,593

OTHER DATA:
Cash flows from operating activities ............       $   7,216        $  12,423        $  11,151        $  12,002
Cash flows from investing activities ............           7,887               --               --           (2,870)
Cash flows from financing activities ............         (15,611)         (12,304)         (12,780)          (8,254)
Funds from operations(3) ........................          12,048           11,486           12,959           12,673
Total net rentable sq. ft. (at end of period) ...           4,212            3,767            3,767            3,767


----------

(1) Net income (historical and pro forma) for the six months ended June 30, 1997 includes an extraordinary loss on extinguishment of debt of $1,856; net income (historical and pro forma) for the year ended December 31, 1996, includes $644 of transactional expenses; net income for the year ended December 31, 1995 includes gain on sale of properties of $1,514, income from lease terminations of $1,600 and an extraordinary loss on extinguishment of debt of $4,849; and net income for the year ended December 31, 1993 includes expenses of the mergers of $2,441.

(2) Primary net income per share is computed by dividing net income reduced by preferred dividends by the weighted average number of common and diluted common equivalent shares outstanding during the periods. Fully diluted net income per share amounts are similarly computed, but include the effect, when dilutive of the Company's other potentially dilutive securities. Fully diluted net income is reduced by preferred dividends and is increased by minority interests resulting from the assumed conversion of the OP Units (as defined herein). The Company's convertible preferred stock and exchangeable Notes are excluded from the 1997 and 1996 historical and pro forma computations due to their anti-dilutive effect during those periods.

(3) The Company believes that Funds From Operations enhances an investor of the Company's financial condition, results of operations and cash flows. The Company believes it is an appropriate measure of the performance of an equity REIT, and can be one measure of a REIT's ability to make cash distributions. Funds From Operations is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as "net income (or loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures." The Company's method of calculating Funds From Operations excludes other non-recurring revenue and expense items and may be different from methods used by other REITs and, accordingly, is not comparable to such other REITs. Funds From Operations should not be considered an alternative to net income as an indicator of the Company's operating performance or to cash flows from operating activities as determined in accordance with generally accepted accounting principles ("GAAP"), or as a measure of liquidity and other consolidated income or cash flow statement data as determined in accordance with GAAP.

                         CRIT HISTORICAL FINANCIAL DATA

         The following sets forth financial information for CRIT on a historical basis and should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of CRIT which are incorporated by reference in this Proxy Statement/Prospectus. The financial information of CRIT at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 has been derived from the historical financial statements of CRIT audited by Ernst & Young LLP, independent auditors, whose report with respect to the financial statements of CRIT as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 are incorporated by reference into this Proxy Statement/Prospectus. The financial information as of June 30, 1997 and 1996 and for the six-month periods then ended has been derived from the unaudited financial statements of CRIT and, in the opinion of management, such financial statements include all adjustments necessary to present fairly the information set forth therein. The results for the six-month periods may not be indicative of the results to be expected for the full year. The financial statements of CRIT as of December 31, 1994, 1993 and 1992 and for each of the two years in the period ended December 31, 1993 were derived from CRIT's audited financial statements.

                                                          SIX MONTHS ENDED
                                                              JUNE 30,
                                                            (UNAUDITED)                         YEAR ENDED DECEMBER 31,
                                                   --------------------------------        --------------------------------

                                                       1997                1996                1996                1995
                                                   ------------        ------------        ------------        ------------
Income Statement:
Revenue:
    Rental .....................................   $  1,711,633        $  1,711,633        $  3,423,267        $  3,423,267
    Interest income ............................         14,759              13,624              36,699              19,556
                                                   ------------        ------------        ------------        ------------

         Total revenue .........................   $  1,726,392        $  1,725,257        $  3,459,966        $  3,442,823

Expenses:
    Interest expense ...........................   $    701,094        $    704,469        $  1,385,018        $  1,398,421
    Depreciation ...............................        398,556             398,557             797,114             797,114
    Amortization of deferred expenses ..........             --                  --              22,863              22,779
    General and administrative expenses ........         86,189              79,524             170,626             148,057
    Base annual fee to Advisor .................         63,934              86,899             175,152             173,028
    Proposed Merger Expenses ...................        237,567                  --                  --                  --
                                                   ------------        ------------        ------------        ------------
         Total expenses ........................   $  1,487,340        $  1,269,449        $  2,550,773        $  2,539,399
Net income .....................................   $    239,052        $    455,808        $    909,193        $    903,424
Shares outstanding .............................      1,010,776           1,010,776           1,010,776           1,010,776
Net income per share (1) .......................            .24                 .45                 .90                 .89
Cash distributions paid ........................            .70                 .70                1.40                1.40

BALANCE SHEET DATA (AT END OF PERIOD):
Real estate, before accumulated depreciation ...   $ 32,600,000        $ 32,600,000        $ 32,600,000        $ 32,600,000
Total assets ...................................     30,396,681                              30,585,114          31,155,095
Mortgage loans payable .........................     15,386,610                              15,404,146          15,470,369
Total liabilities ..............................     16,130,354                              15,850,295          15,914,383
Shareholders' equity ...........................     14,266,327                              14,734,819          15,240,712

OTHER DATA:
Cash flows from operating activities ...........   $    855,214        $    990,477        $  1,784,363        $  1,239,820
Cash flows from investing activities ...........             --                  --                  --                  --
Cash flows used in financing activities ........       (743,080)           (739,870)         (1,481,309)         (1,475,330)
Funds from operations (2) ......................        875,175             854,365           1,706,307           1,700,538
Net income .....................................        239,052             455,808             909,193             903,424
                                                   ------------        ------------        ------------        ------------
Add back:
    Depreciation ...............................        398,556             398,557             797,114             797,114
                                                   ------------        ------------        ------------        ------------
    Proposed Merger Expenses ...................        237,567                  --                  --                  --
                                                   ============        ============        ============        ============
Funds from operations ..........................        875,175             854,365           1,706,307           1,700,538
                                                   ============        ============        ============        ============



                                                               YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------------

                                                       1994                1993                1992
                                                   ------------        ------------        ------------
Income Statement:
Revenue:
    Rental .....................................   $  3,423,267        $  3,423,267        $  3,176,251
    Interest income ............................         20,124              17,669              56,080
                                                   ------------        ------------        ------------

         Total revenue .........................   $  3,443,391        $  3,440,936        $  3,232,331

Expenses:
    Interest expense ...........................   $  1,436,645        $  1,428,489        $  1,270,640
    Depreciation ...............................        797,115             797,115             739,958
    Amortization of deferred expenses ..........         22,370              22,369              20,110
    General and administrative expenses ........        146,398             149,461             172,486
    Base annual fee to Advisor .................        164,005             162,666             156,428
    Proposed Merger Expenses ...................             --                  --                  --
                                                   ------------        ------------        ------------
         Total expenses ........................   $  2,566,533        $  2,560,100        $  2,359,622
Net income .....................................   $    876,858        $    880,836        $    872,709
Shares outstanding .............................      1,010,776           1,010,776           1,010,776
Net income per share (1) .......................            .87                 .87                 .86
Cash distributions paid ........................           1.40                1.40                1.55

BALANCE SHEET DATA (AT END OF PERIOD):
Real estate, before accumulated depreciation ...   $ 32,600,000        $ 32,600,000        $ 32,600,000
Total assets ...................................     31,802,627          32,241,966          32,715,083
Mortgage loans payable .........................     15,506,127          15,421,658          15,344,500
Total liabilities ..............................     16,050,253          15,951,364          15,890,231
Shareholders' equity ...........................     15,752,374          16,290,602          16,824,852

OTHER DATA:
Cash flows from operating activities ...........   $  1,486,582        $  1,396,675        $  1,273,154
Cash flows from investing activities ...........             --              30,000          (1,580,000)
Cash flows used in financing activities ........     (1,469,890)         (1,415,086)           (574,563)
Funds from operations (2) ......................      1,673,973           1,677,951           1,612,667
Net income .....................................        876,858             880,836             872,709
                                                   ------------        ------------        ------------
Add back:
    Depreciation ...............................        797,115             797,115             739,958
                                                   ------------        ------------        ------------
    Proposed Merger Expenses ...................             --                  --                  --
                                                   ============        ============        ============
Funds from operations ..........................      1,673,973           1,677,951           1,612,667
                                                   ============        ============        ============

(1) Net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period.

(2) CRIT's management believes that Funds From Operations enhances an investor's understanding of CRIT's financial condition, results of operations and cash flows and believes it is an appropriate performance measure for an equity REIT which provided an indication of a REIT's ability to make cash distributions. Funds From Operations is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as "net income (or loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures." CRIT's method of calculating Funds From Operations excludes other non-recurring revenue and expense items and may be different from methods used by other REITs and, accordingly, is not comparable to such other REITs. Funds From Operations should not be considered an alternative to net income as an indicator of CRIT's operating performance or to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity and other consolidated income or cash flow statement data as determined in accordance with GAAP.

                           COMPARATIVE PER SHARE DATA


         The following table sets forth the Company's and CRIT's historical per share data, unaudited pro forma per share data after giving effect to the Merger (using the purchase method of accounting), and the equivalent pro forma combined per share amounts of CRIT. The pro forma combined per share data also gives effect to the other Pro Forma Adjustments. See "Summary Historical and Unaudited Pro Forma Consolidated Financial Data of the Company." The Pro Forma and the CRIT Equivalent data are not necessarily indicative of actual financial position or future operating results that would have occurred or will occur upon consummation of the Merger.


                                                                      YEAR ENDED DECEMBER 31, 1996
                                                                  --------------------------------------
                                                                                COMPANY
                                                                   COMPANY        PRO           CRIT
                                                                  HISTORICAL    FORMA(A)    EQUIVALENT(B)
                                                                  ----------    -------     ------------
Net Income
       Lexington
       Primary........................................            $    .58      $   .65
       Fully diluted..................................            $    .58      $   .64
       CRIT...........................................            $    .90                  $   .85
Cash Dividends
       Lexington......................................            $   1.12      $  1.12
       CRIT...........................................            $   1.40                  $  1.47
Book Value Per Common
Share
       Lexington......................................            $   9.83          N/A
       CRIT...........................................            $  14.58                      N/A


                                                                           SIX MONTHS ENDED JUNE 30, 1997
                                                                    --------------------------------------------

                                                                     COMPANY        COMPANY PRO         CRIT
                                                                    HISTORICAL       FORMA(A)       EQUIVALENT(B)
                                                                    ----------      -----------     ------------
Net Income
       Lexington
       Primary........................................              $    .13        $    .35
       Fully diluted..................................              $    .12        $    .35
       CRIT...........................................              $    .24                        $    .46
Cash Dividends
       Lexington......................................              $    .29        $    .29
       CRIT...........................................              $    .35                        $    .76
Book Value Per Common
Share
       Lexington......................................              $  11.49        $  11.77
       CRIT...........................................              $  14.11                        $  15.48

----------

(A) The pro forma combined per share data for the Company and CRIT has been prepared assuming that in the Merger each CRIT share is converted into
         1.315 shares of Lexington Common Stock (the "Pro Forma Exchange Ratio"), resulting in 13,943,833 and 14,050,766 shares of Lexington Common Stock outstanding as of December 31, 1996 and June 30, 1997, respectively.

(B) The equivalent pro forma combined per share amounts of CRIT are calculated by multiplying pro forma net income per share of Lexington Common Stock, pro forma Cash Dividends per share of Lexington Common Stock and pro forma Book Value per share of Lexington Common Stock by the pro forma Exchange Ratio so that the per share amounts are equated to the comparative values for each such CRIT Share.

       PRICE RANGE OF THE COMPANY'S COMMON STOCK AND DISTRIBUTION HISTORY

         Lexington Common Stock has been traded on the NYSE under the symbol "LXP" since October 1993. On May 28, 1997 (the last full trading date prior to the execution and delivery of the Merger Agreement and the public announcement thereof), the last reported sale price of Lexington Common Stock on the NYSE was $13.25 per share. On [JUNE 25, 1997], the last reported sale price of the Lexington Common Stock on the NYSE was $13.625 per share. On [JUNE 25, 1997], there were outstanding [12,254,037] shares of Lexington Common Stock. The following table sets forth the quarterly high and low sales prices per share reported on the NYSE and the distributions paid by the Company with respect to the periods indicated.


                                                                     PRICE
                                                           -------------------------
 QUARTER ENDED                                               HIGH            LOW        DISTRIBUTION
 -------------                                             ---------      ----------      ------------
1995
    First Quarter....................................      $   9.500      $    8.625        $  0.27
    Second Quarter ..................................      $  11.000      $    9.125        $  0.27
    Third Quarter ...................................      $  11.375      $   10.000        $  0.27
    Fourth Quarter...................................      $  11.250      $    9.625        $  0.27
1996
    First Quarter....................................      $  12.125      $   10.500        $  0.27
    Second Quarter...................................      $  12.375      $   11.125        $  0.28
    Third Quarter....................................      $  13.375      $   11.500        $  0.28
    Fourth Quarter ..................................      $  15.000      $   12.125        $  0.29
1997
    First Quarter....................................      $  15.000      $   12.125        $  0.29
    Second Quarter...................................      $  14.375      $   12.125        $  0.29
    Third Quarter (through September __, 1997).......      $              $                 $



         The Company increased the distributions paid per share of Lexington Common Stock from $0.27 per share ($1.08 on an annualized basis) to $0.28 per share ($1.12 per share on an annualized basis) for the quarter ended June 30, 1996 and to $0.29 per share ($1.16 per share on an annualized basis) commencing with the quarter ended December 31, 1996. In order to maintain the Company's status as a REIT, the Company must make annual distributions (other than capital gain distributions) to its shareholders in amounts at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the distributions paid deduction and its net capital gain), and (B) 95% of any after-tax net income from foreclosure property, minus (ii) excess noncash income. Distributions by the Company to the extent of its current or accumulated earnings and profits generally will be taxable to shareholders as ordinary distribution income for federal income tax purposes and will not be eligible for the distributions-received deductions for corporations. Distributions in excess of current and accumulated earnings and profits will constitute a non-taxable return of capital to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, and will result in a corresponding reduction in the shareholder's basis in the shares. Approximately 4.54% of the Company's distributions for the year ended December 31, 1996 represented a return of capital. Any portion of such distributions that exceed both current and accumulated earnings and profits and the adjusted basis of a shareholder's shares will be taxed as a capital gain from the disposition of shares provided that the shares are held as capital assets. The payment of future distributions by the Company will be at the discretion of the Board of Directors and will depend on numerous factors, including actual cash flow of the Company, its financial condition, contractual restrictions, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. See "Description of Lexington Properties Capital Stock -- Description of Common Stock."

             MARKET FOR CRIT SHARES AND RELATED SHAREHOLDER MATTERS

         Since the termination of its public offering in October 1991, there have been only occasional, isolated public trades of the CRIT Shares. The most recent trades of which CRIT has knowledge occurred in March 1997, when 3,750 shares were sold at a price of $11.40 per share. In addition, CRIT believes that on August 25, 1997 and September 15, 1997, 5,000 CRIT Shares were sold by CRIT shareholders to Madison Partnership Liquidity Investors 37, LLC ("Madison") pursuant to a tender offer commenced by Madison on July 18, 1997 for up to 4.9% of the outstanding CRIT Shares. Madison's tender materials stated that the offer price for the CRIT Shares was $10.00 per share, reduced by the amount of any cash distributions made to the CRIT shareholders on or before July 18, 1997. No established public trading market for the CRIT Shares exists and none is anticipated. As of September 15, 1997, the CRIT Shares were held by 498 holders of record.

         It is CRIT's policy to make distributions at least quarterly to holders of its shares aggregating annually at least 95% of its REIT Taxable Income (which term does not include capital gains realized by CRIT). In addition, when investment properties are sold by CRIT, CRIT intends to distribute the net proceeds (less appropriate reserves) of the sale of each investment property to the holders of its shares (a "self-liquidating" distribution), except under limited circumstances. For the fiscal year ended December 31, 1996, 53% of CRIT's distributions represented a return of capital.

         CRIT has paid a $.35 per share cash dividend to its shareholders for each of the quarters for the years ended December 31, 1996 and 1995 and the quarters ended March 31 and June 30, 1997.

                                  RISK FACTORS

         In considering the matters set forth in this Proxy Statement/Prospectus, CRIT shareholders should carefully consider, among other things, the risk factors described below which are associated with an investment in Lexington Common Stock. CRIT's shareholders do not have appraisal rights in connection with, or as a result of, the matters to be acted upon relating to the Merger at the Meeting. Shareholders of CRIT who vote against the Merger (or do not vote) will be bound by the results of the vote if CRIT's shareholders approve the Merger. See "The Merger -- Dissenters' Rights."

         Risks of Single Tenant Leases. The Company focuses its acquisition activities in Net Leased real properties or interests therein. Because the Company's Net Leased real properties are leased to single tenants, the financial failure of or other default by a tenant resulting in the termination of a lease is likely to cause a significant reduction in the operating cash flow of the lessor and might decrease the value of the property leased to such tenant.

         Dependence on Major Tenants. Revenues from several of the Company's Properties constitute a significant percentage of the Company's consolidated rental revenues. On May 22, 1996, the Company consummated the acquisition of its Salt Lake City, Utah property (the "Northwest Salt Lake City Property") which is 100% occupied by Northwest Pipeline Corporation pursuant to a Net Lease which expires on September 30, 2009, subject to two renewal options for a total of 19 additional years. Revenue derived from the Northwest Salt Lake City Property (net of ground lease payments) represents approximately 20% of the Company's annualized rental revenue for as of September 1, 1997. In addition, the Company's Newark, California Property (the "Ross Stores Newark Property") is 100% occupied by Ross Stores, Inc. ("Ross Stores") pursuant to a Net Lease which expires on August 31, 2002, subject to six five-year renewal options. See "Adverse Effects of Possible Property Disposition" below. During 1996, the revenue derived by the Company from the Ross Stores Newark Property represented approximately 10% of the Company's consolidated rental revenue. The default, financial distress or bankruptcy of either of the foregoing tenants could cause interruptions in the receipt of lease revenues from such tenants and/or result in vacancies in the respective properties, which would reduce the revenues of the Company until the affected property is relet, and could decrease the ultimate sale value of each such property. Upon the expiration of the leases that are currently in place with respect to these properties, the Company may not be able to re-lease the vacant property at a comparable lease rate or without incurring additional expenditures in connection with such releasing.

         Adverse Effects of Possible Property Disposition. Ross Stores, the tenant of the Company's Ross Stores Newark Property, has exercised an option to purchase the Ross Stores Newark Property for its fair market value, which was determined by arbitration based on estimates of fair market value submitted by Ross Stores and the Company. Under the terms of the arbitration, the arbitrator was required to select the submission of either the Company or Ross Stores and was not permitted any discretion to select another valuation. The estimate of the fair market value of the Ross Stores Newark Property submitted by Ross Stores more closely approximated the arbitrator's opinion of value and, accordingly was selected by the arbitrator and confirmed by the Superior Court of the State of California for San Francisco County. The arbitrator's opinion of value was based on numerous factors, including current and future market rental rates, the length of the Ross Stores Newark Property lease, the creditworthiness of Ross Stores and rates of return required by investors who acquire similar properties. The arbitration decision would have allowed Ross Stores to purchase the Ross Stores Newark Property for $24.8 million on or about September 1, 1997. The Company has appealed the state court decision which resulted in Ross Stores' failure to exercise its purchase right; the outcome of such appeal cannot be determined at this time. On August 26, 1997 the court ruled in favor of a motion made by Ross Stores to require the Company to post a bond securing Lexington's reimbursement of Ross Stores for rental payments made following September 1, 1997 in the event that the sale was deemed to be consummated as of such date. The Company has posted the bond. The net book value of the Ross Stores Newark Property at June 30, 1997 was $25.3 million, which includes approximately $1.5 million of deferred rent and deferred expenses related to the Company's refinancing of certain properties, which were allocated to the Ross Stores Newark Property. If the Company does not prevail on its appeal of the California state court decision, the potential loss on the sale of the Ross Stores Newark

Property as of September 1, 1997 would have been approximately $400,000, after the write-off of $515,000 of deferred financing expenses. As of December 31, 1996, the annual net rent for the Ross Stores Newark Property was approximately $3.3 million, which increased to approximately $3.4 million commencing September 1, 1997. Revenue derived from the Ross Stores Newark Property accounted for approximately 10% of the Company's consolidated rental revenue for 1996. Unless offset by other revenue sources, the loss of such annual rental revenue from the Ross Stores Newark Property will adversely affect the Company's results of operations in the foreseeable future.

         Leverage. The Company has incurred, and may continue to incur, indebtedness (secured and unsecured) in furtherance of its activities. As of June 30, 1997, a total of thirty-seven Properties were subject to mortgages which had an aggregate outstanding principal balance of approximately $176 million. Neither the Articles of Incorporation nor any policy statement formally adopted by the Company's board of directors limits either the total amount of indebtedness or the specified percentage of indebtedness (based upon the total market capitalization of the Company) which may be incurred. Accordingly, the Company could become more highly leveraged, resulting in increased risk of default on obligations of the Company and in an increase in debt service requirements which could adversely affect the financial condition and results of operations of the Company and the Company's ability to pay distributions. The Company's secured revolving credit facility with Fleet National Bank (the "Credit Facility") limits the amount of indebtedness the Company may incur to 60% of the Company's total market capitalization. See "Information Regarding Lexington Properties - Indebtedness of the Company."

         Possible Inability to Refinance Balloon Payments on Mortgage Debt. A significant number of the Company's Properties are subject to mortgages with balloon payments. Balloon payments, relating to four Properties, of approximately $10.0 million, $5.6 million and $8.0 million are due in 1998, 1999 and 2000, respectively. The Credit Facility matures in 1999. Also, on May 19, 1995, the Company, through its wholly owned subsidiary, LXP Funding Corp., completed a $70 million secured debt offering, secured by fifteen of the Company's Properties, by issuing commercial mortgage pass-through certificates, which mature in 2005. See Note 6 of the Company's Consolidated Financial Statements included in the Company's 1996 Annual Report on Form 10-K. The ability of the Company to make such balloon payments will depend upon its ability either to refinance the mortgage related thereto or to sell the related property. The ability of the Company to accomplish such goals will be affected by various factors existing at the relevant time, such as the state of the national and regional economies, local real estate conditions, available mortgage rates, the Company's equity in the mortgaged properties, the financial condition of the Company, the operating history of the mortgaged properties, and tax laws.

         Uncertainties Relating to Lease Renewals and Re-letting of Space. The Company will be subject to the risks that, upon expiration of leases for space located in the Company's Properties, the premises may not be re-let or the terms of re-letting (including the cost of concessions to tenants) may be less favorable than current lease terms. If the Company were unable to re-let promptly all or a substantial portion of its commercial units or if the rental rates upon such re-letting were significantly lower than expected rates, the Company's net income and ability to make expected distributions to shareholders would be adversely affected. There can be no assurance that the Company will be able to retain tenants in any of the Company's Properties upon the expiration of their leases.

         Defaults on Cross-collateralized Properties. Although the Company does not generally cross-collateralize any of its properties, management may determine to do so from time to time. As of the date of this Proxy Statement/Prospectus, two of the Company's Properties in Florida were cross-collateralized (with outstanding mortgage balances on such two Properties of approximately $10 million), and fifteen of the Company's Properties were the subject of a segregated pool of assets with respect to which commercial mortgage pass-through certificates (as discussed above) were issued (with an outstanding principal balance thereon of approximately $68 million). To the extent that any of the Company's Properties are cross-collateralized, any default by the Company under the mortgage relating to one such Property will result in a default under the financing arrangements relating to any other Property which also provides security for such mortgage.

         Possible Liability Relating to Environmental Matters. Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property, as well as certain other potential costs relating to hazardous or toxic substances (including government fines and penalties and damages for injuries to persons and adjacent property). Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances. Such liability may be imposed on the owner in connection with the activities of an operator of, or tenant at, the property. The cost of any required remediation, removal, fines or personal or property damages and the owner's liability therefor could exceed the value of the property and/or the aggregate assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remove such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral, which, in turn, would reduce the Company's revenues and ability to make distributions. A property can also be adversely affected either through physical contamination or by virtue of an adverse effect upon value attributable to the migration of hazardous or toxic substances, or other contaminants that have or may have emanated from other properties. Although the Company's tenants are primarily responsible for any environmental damages and claims related to the leased premises, in the event of the bankruptcy or inability of the tenant of such premises to satisfy any obligations with respect thereto, the Company may be required to satisfy such obligations. In addition, under certain environmental laws, the Company, as the owner of such properties may be held directly liable for any such damages or claims irrespective of the provisions of any lease.

         From time to time, in connection with the conduct of the Company's business, and prior to the acquisition of any property from a third party or as required by the Company's financing sources, the Company authorizes the preparation of Phase I environmental reports and, when necessary, Phase II environmental reports, with respect to its Properties. Based upon such environmental response and management's ongoing review of its Properties, as of the date of this Proxy Statement/Prospectus, management was not aware of any environmental condition with respect to any of the Company's Properties which management believed would be reasonably likely to have a material adverse effect on the Company. There can be no assurance, however, that (i) the discovery of environmental conditions, the existence or severity of which were previously unknown, (ii) changes in law, (iii) the conduct of tenants or (iv) activities relating to properties in the vicinity of the Company's Properties will not expose the Company to material liability in the future. Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of the Company's tenants, which could adversely affect the Company's financial condition or results of operations.

         Risks Relating to Acquisitions. A significant element of the Company's business strategy is the enhancement of its portfolio through acquisitions of additional properties. The consummation of any future acquisition will be subject to satisfactory completion of the Company's extensive valuation analysis and due diligence review and to the negotiation of definitive documentation. There can be no assurance that the Company will be able to identify and acquire additional properties or that it will be able to finance acquisitions in the future. In addition, there can be no assurance that any such acquisition, if consummated, will be profitable for the Company. If the Company is unable to consummate the acquisition of additional properties in the future, there can be no assurance that the Company will be able to increase or maintain the cash available for distribution to shareholders.

         Concentration of Ownership by Certain Investors. In December 1996, the Company entered into an investment agreement which contemplates the issuance by the Company of up to 2,000,000 shares of Class A Senior Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock") to Five Arrows Realty, L.L.C. ("Five Arrows"). As of the date of this Proxy Statement/Prospectus, 1,325,000 shares of Convertible Preferred Stock had been issued to Five Arrows under such investment agreement, which would currently represent approximately 12.3% of the issued and outstanding voting stock of the Company if all such shares of Convertible Preferred Stock were immediately converted into shares of Lexington Common Stock. In March 1997, the Company sold to an institutional investor in a private placement 8% Exchangeable Redeemable Secured Notes (the "Exchangeable Notes") in the aggregate principal amount of $25 million. The Exchangeable Notes are exchangeable at $13 per share for shares of Lexington Common Stock beginning in the year 2000, subject to adjustment. If, however, the Exchangeable Notes were immediately converted into shares of Lexington Common Stock, such shares of Lexington Common Stock would represent approximately 15.1% of the issued and outstanding voting stock of the Company (assuming conversion of all outstanding shares of Convertible Preferred Stock). Significant concentrations of ownership by certain investors may allow such investors to exert a greater influence over the management and affairs of the Company.

         Uninsured Loss. The Company carries comprehensive liability, fire, extended coverage and carries rent loss insurance on most of its Properties, with policy specifications and insured limits customarily carried for similar properties. However, with respect to certain of the Properties where the leases do not provide for abatement of rent under any circumstances, the Company generally does not maintain rent loss insurance. In addition, there are certain types of losses (such as losses due to wars or acts of God) that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose capital invested in a Property, as well as the anticipated future revenues from a Property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the Property. Any such loss would adversely affect the financial condition of the Company. Management believes that the Company's Properties are adequately insured in accordance with industry standards.

         Adverse Effects of Changes in Market Interest Rates. The trading prices of equity securities issued by REITs have historically been affected by changes in broader market interest rates, with increases in interest rates resulting in decreases in trading prices, and decreases in interest rates resulting in increases in such trading prices. An increase in market interest rates could therefore adversely affect the trading prices of any equity Securities issued by the Company.

         Competition. The real estate industry is highly competitive. The Company's principal competitors include national REITs many of which are substantially larger and have substantially greater financial resources than the Company.

         Failure to Qualify as a REIT. The Company and CRIT believe that they have met the requirements for qualification as a REIT for United States federal income tax purposes beginning with their taxable years ended December 31, 1993, and December 31, 1990, respectively, and the Company intends to continue to meet such requirements in the future. However, qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"), for which there are only limited judicial or administrative interpretations. No assurance can be given that the Company or CRIT has qualified, or that the Company will remain qualified, as a REIT. The Code provisions and income tax regulations applicable to REITs are more complex than those applicable to corporations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT. In addition, no assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the requirements for qualification as a REIT or the United States federal income tax consequences of such qualification. If the Company did not qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders in computing its income subject to United States federal income tax at the regular corporate rates. The Company also could be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Cash available for distribution to the Company's shareholders would be significantly reduced for each year in which the Company did not qualify as a REIT. Although the Company currently intends to continue to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company, without the consent of the shareholders, to revoke the REIT election or to otherwise take action that would result in disqualification. See "The Merger -- Material United States Federal Income Tax Consequences -- Treatment of the Company as a REIT."

                                   THE MEETING

GENERAL

         This Proxy Statement/Prospectus is being furnished to holders of CRIT Shares in connection with the solicitation of proxies by the CRIT Board for use
at the Meeting to be held on           , 1997 at CRIT's offices at 388 Greenwich
Street, New York, New York, 33rd Floor, commencing at 11:00 a.m., local time, and at any adjournments or postponements thereof.

         This Proxy Statement/Prospectus and the accompanying form of proxy are
first being mailed to shareholders of CRIT on or about         , 1997.

         If CRIT receives a written request from any shareholder at least five days prior to the Meeting stating that the shareholder will be present in person at the Meeting and desires to ask questions of the auditors concerning CRIT's financial statements, CRIT will arrange to have a representative of Ernst & Young present at the Meeting who will respond to appropriate questions and have an opportunity to make a statement. Any such requests, may be sent to the Trust Administrator, Corporate Realty Income Trust I, 388 Greenwich Street, 37th Floor, New York, New York 10013, telephone: (212) 816-8237, facsimile: (212) 816-7088.

MATTERS TO BE CONSIDERED AT THE MEETING

         At the Meeting, holders of CRIT Shares will consider and vote upon the Trust Amendment Proposal, the Merger Proposal and such other matters as may properly be brought before the Meeting, or any postponements or adjournments thereof. THE CRIT BOARD HAS UNANIMOUSLY APPROVED THE TRUST AMENDMENT PROPOSAL AND THE MERGER PROPOSAL AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF SUCH PROPOSALS.

         Other Matters. The CRIT Board of Trustees knows of no other business which will be presented at the Meeting. If other matters properly come before the Meeting, the persons named as proxy holders will vote on them in accordance with their best judgment.

         The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof shall be shared equally by CRIT and the Company provided CRIT's portion does not exceed $15,000. In addition to the use of the mails, some of the officers of CRIT and/or regular employees of the Advisor may solicit proxies by telephone. CRIT will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares held of record by such persons and may verify the accuracy or marked proxies by contacting record and beneficial owners of CRIT Shares. CRIT will reimburse such persons for their reasonable expenses incurred in forwarding such soliciting materials. CRIT has retained Innisfree M & A Incorporated to assist with the solicitation of proxies and will pay a fee of approximately $3,000 for its services.

         1997 Annual Meeting. CRIT will hold an annual meeting in 1997 only if the Merger is not consummated. Shareholder proposals intended to be presented at the 1997 Annual Meeting, if held, must be received a reasonable amount of time prior to CRIT's solicitation of proxies relating to such Meeting.

VOTING AT THE MEETING; RECORD DATE

         Holders of record of CRIT shares on the Record Date will be entitled to notice of and to vote at the Meeting. As of the Record Date, there were 1,010,776 CRIT Shares outstanding, entitled to vote and held by approximately ____ holders of record. Each holder of record of CRIT Shares on the Record Date is entitled to cast one vote per share on each proposal submitted for the vote of the CRIT shareholders, either in person or by properly executed proxy, at the Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum at the Meeting.

         The approval and adoption by CRIT shareholders of the Trust Amendment Proposal and the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding CRIT Shares.

         At the Meeting, in determining whether the Merger Proposal and the Trust Amendment Proposal have received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against such proposal. At the Meeting, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because, for such proposal, the nominee does not have discretionary voting power and has not received instructions with respect to voting of such shares.

PROXIES

         All CRIT Shares which are entitled to vote and are represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for approval and adoption of the Merger Proposal and for the adoption of the Trust Amendment Proposal.

         If any other matters are properly presented at the Meeting for consideration, including, among other things, consideration of a motion to adjourn the Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment unless the proxy contains instructions to the contrary.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of CRIT at or before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the proxy,
(ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of CRIT before the taking of the vote at the Meeting or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to CRIT, 388 Greenwich St., New York, N.Y. 10013, Attention: Investor Relations, or hand delivered to the Secretary of CRIT, at or before the taking of the vote at the Meeting.

CRIT SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY
CARDS.

                                   THE MERGER

BACKGROUND OF THE MERGER

         On April 12, 1996, CRIT received an unsolicited proposal from Lexington relating to the acquisition by Lexington of CRIT. To assist it in assessing and evaluating this proposal, CRIT endeavored to obtain additional expressions of interest against which to compare the bid from Lexington. Toward that end, CRIT authorized its Advisor, Corporate Realty Advisors, Inc., to prepare and distribute private offering materials to a number of potential acquirors known in the industry as purchasers of net leases. The Advisor holds 10,000 shares of CRIT Stock and is a wholly-owned subsidiary of Smith Barney, Inc. Among those initially contacted, two parties submitted cash bids to acquire the assets of CRIT, subject to significant contingencies.

         Lexington initially offered to purchase all of CRIT's assets and to assume all of its outstanding debt in exchange for 1,330,000 shares of Lexington Common Stock which would have valued each CRIT Share at approximately $15.88. At about the same time, CRIT received two other offers to acquire all of its properties, which ranged in value from $12.77 per CRIT Share, to $16.92 per CRIT Share.

         In August 1996, Lexington proposed to increase CRIT's downside protection by offering CRIT shareholders up to 55,400 additional shares in the event the price of Lexington Common Stock fell below $12.625 per share for a period of time. After additional negotiations, Lexington increased its initial offer to provide for a payment to CRIT Shareholders of Lexington Common Stock valued at approximately $17.03 per Share as of such time.

         On September 18, 1996, the CRIT Board met to consider the cash offers and Lexington's revised offer. In addition, the CRIT Board considered whether CRIT's three properties could be sold for a higher price if marketed separately rather than together. The CRIT Board believed that an active market existed for each of the properties but that coordinating separate sales of CRIT's properties within a reasonable time at acceptable prices would be impractical, and that the potential cost of administering CRIT for a smaller portfolio of properties would be burdensome and economically inefficient. Accordingly, the CRIT Board determined to offer for sale all three properties as a portfolio or to effect a merger of CRIT with or into another entity, preferably one which would provide CRIT shareholders greater liquidity. At a Board meeting held on September 24, 1996, after further discussions with existing and potential offerors, the CRIT Board determined to move forward with the cash offer valued at $16.92 per CRIT Share and commenced negotiations for the sale of its three properties to this party (the "Primary Cash Offeror"). The Advisor was present and participated in the discussions at the foregoing meeting.

         Negotiations with the Primary Cash Offeror did not result in a definitive agreement, leading CRIT's Board to authorize the Advisor to send a further round of inquiries to potential investors in early December 1996. On December 24, 1996, the CRIT Board met to discuss responses to its inquiries and an offer that CRIT received from a fourth interested party that had arisen from such inquiries. The Advisor was present and participated in the discussions at this meeting. This fourth offer contained a proposal to acquire the properties of CRIT for $30.9 million in cash, with no assumption of debt, but did not conform to the terms on which CRIT had requested offers and was inferior on an equity per share basis to the offers made by the Primary Cash Offeror and Lexington. At the December 24, 1996 meeting, the CRIT Board concluded that the offer from the Primary Cash Offeror remained the most viable, and authorized the Advisor to continue to work with the Primary Cash Offeror toward a definitive agreement. After further negotiations, the parties were unable to reach a definitive agreement on terms acceptable to both parties due primarily to the inability to negotiate a new lease with one of CRIT's lessees, and in early 1997 discussions between CRIT and the Primary Cash Offeror terminated.

         On April 10, 1997, Lexington delivered a revised offer as ultimately reflected in the definitive Merger Agreement. Lexington's decision to again increase its offer was based on numerous factors including improved real estate market fundamentals and appreciation in the price of Lexington Common Stock. This offer resulted in an after tax equity value per share to the CRIT shareholders of $17.31 as of such time. CRIT thereafter entered into negotiations with Lexington. At a special meeting of the CRIT Board held on May 28, 1997, the

Advisor and representatives of McFarland Dewey made presentations concerning the business prospects of CRIT and the potential combination of CRIT and Lexington. The CRIT Board also reviewed the terms of the Merger Agreement with CRIT's management, the Advisor and CRIT's legal advisors. McFarland Dewey's presentations included a summary of the terms of the Merger, a description of Lexington, the valuation summary discussed below under "Opinion of Financial Advisor to CRIT" and a review of pro forma financial information. At the meeting, McFarland Dewey delivered its opinion to the CRIT Board that the exchange ratio of Lexington Common Stock for CRIT Shares was fair from a financial point of view to the holders of CRIT shares. The CRIT Board also considered a proposed amendment to the Declaration of Trust that would authorize CRIT to merge with another entity, and a proposal for CRIT to enter into the Merger Agreement with Lexington. The CRIT Board unanimously approved both proposals and the Merger Agreement was executed on May 29, 1997.

         In its negotiations with all of the offerors, the CRIT Board considered factors such as the assumption of debt, payoff of debt prepayment penalties associated therewith, the necessity of renegotiating leases, obtaining necessary consents, the ability of the offeror to obtain financing and the tax consequences to shareholders. In addition, the CRIT Board considered the tax-free nature of the proposal by Lexington and the increased liquidity which Lexington Common Stock offered CRIT shareholders. The CRIT Board also considered the marketability of CRIT's assets in the current environment.

REASONS FOR THE MERGER; RECOMMENDATION OF THE CRIT BOARD OF TRUSTEES

         The CRIT Board believes that the Merger provides an opportunity for CRIT's shareholders to become equity holders in a self-administered REIT that has an expanded and diversified geographic presence in the United States, significantly greater liquidity, a lower risk capital structure, a higher current yield, better access to the capital markets and greater potential for long-term appreciation. The CRIT Board also believes that the Merger will combine complementary assets of CRIT with the Company's larger but similar quality portfolio, while enabling the CRIT portfolio to benefit from the expertise of the Company's experienced management team.

         In making its determination with respect to the Merger, the CRIT Board considered a number of factors, including without limitation, the factors listed below. In view of the wide variety of factors considered by the CRIT Board, the Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination:

         (i) Consideration: The CRIT Board believed that the Merger was the best offer reasonably available for CRIT's shareholders. The Board believed that there were no other prospective purchasers that had the financial ability to complete the transaction and would be willing to pay an aggregate consideration greater than that to be paid by the Company representatives in the Merger. In seeking to maximize value to CRIT shareholders, CRIT and its representatives solicited the interest of approximately twenty prospective buyers and received a number of indications of interest at various times. In response to CRIT's solicitation of interest, the four proposals discussed above were received offering to acquire CRIT itself or substantially all of its assets. The Company's proposal presented the most attractive price on a per share basis with the greatest certainty of execution. In addition, certain of the other proposals were subject to various conditions, including, in some cases, the acquiror obtaining necessary financing approvals and performing additional due diligence before committing to a definitive transaction.

         (ii) Liquidity: The CRIT Board believed that the exchange of the CRIT shares for Lexington Common Stock, which is listed on the New York Stock Exchange and has a larger total market capitalization than that of CRIT, would provide a significant increase in the liquidity available to CRIT shareholders.

         (iii) Alternatives: As a stand-alone entity, CRIT would likely experience difficulty in accessing the capital markets on acceptable terms in the future, resulting in shareholders' continued lack of a reasonable degree of liquidity. The CRIT Board also considered as a possible alternative to the Merger auctioning CRIT's properties individually. In this regard, the CRIT Board believed that an active market existed for each of the properties, but coordinating within a reasonable time at acceptable prices would be impracticable, and that the potential cost of administering CRIT for a smaller portfolio of properties would be burdensome and economically inefficient. For example, because the Circuit City Property represents 76% of CRIT's annual revenues, its sale would cause a material decrease in annual revenues, without significantly decreasing CRIT's administrative costs. As a result, the CRIT Board believed that, at that time, there were no feasible alternatives that were available to CRIT that were as likely in the near term to provide greater shareholder value and certainty of execution.

         (iv) Financial analysis: Information relating to the financial performance, condition, business operations and prospects of CRIT and the Company on a separate and combined basis were considered. Based on analyses prepared by the Advisor and McFarland Dewey, the Board believed that the Merger would be original accretive to the FFO per share and cash available for distribution per share of the Company. For a discussion of the factors relied on by McFarland Dewey in preparation of such analysis, see "--Opinion of the Financial Advisor of CRIT."

         (v) Increased Current Yield: The CRIT Board viewed as favorable the determination that CRIT's shareholders will likely realize an increase in quarterly dividend income as shareholders of the Company, assuming, among other things, that (i) the Company will continue to make regular quarterly distributions at the Company's current rate of $0.29 per share; and (ii) there will be sufficient cash available to make such distributions.

         (vi) Cost savings: The CRIT Board considered the anticipated cost savings and operating efficiencies available to the Company from the Merger, particularly in the reduction of overhead expenses and the elimination of CRIT's advisory fee. The CRIT Board did not attempt to quantify those savings with precision. However, the advisory fee and general and administrative expenses in 1996 for CRIT were approximately $175,000 and $171,000, respectively, all of which can be viewed as potential overhead savings as a result of the Merger.

         (vii) Merger Agreement terms: The terms of the Merger Agreement, including the exchange ratio of shares and the equity interest in the Company to be received by CRIT's shareholders were considered. In this regard, the CRIT Board noted that the exchange ratio has been determined through arms-length negotiations, it fairly reflects the current market price of the stock of the two companies and it provides downside protection through the floating exchange ratio mechanism.

         (viii) Structure: In this regard, the CRIT Board viewed as favorable the fact that the Merger, as a "stock-for-stock" structure with a floating exchange ratio mechanism rather than a "cash-for-stock" transaction, will provide an opportunity for CRIT's shareholders to share in any future appreciation of the Company as well as enable CRIT's shareholders to convert their CRIT Shares into Lexington Common Stock on a tax-free basis. The Merger Agreement provides for a floating exchange ratio based upon a fraction of which the numerator is the Share Value and the denominator is the Lexington Common Stock Price, see "The Merger Agreement -- Conversion of Securities."

         (ix) Finite life of CRIT: The finite life of CRIT led the CRIT Board to the conclusion that a future liquidation of CRIT would be required in the year 2002 and would likely lead to less value realized for shareholders in view of the term of the Baxter Lease (as defined), which terminates in 2001. The Merger will provide an opportunity for CRIT shareholders to become shareholders in a REIT which is self-administered, has a larger number of properties and the capacity for future growth so that lease expiration can be better managed.

         (x) Outstanding indebtedness of CRIT: As of June 30, 1997, CRIT's outstanding mortgage indebtedness was approximately $15 million. Annual interest rates ranged from 8.875% to 9.5% and each of the three mortgage loans requires a balloon payment. The mortgages mature at various dates between March 1, 2000 and October 1, 2002 at which time the balloon payments, which total approximately $15 million, are due. Although the debt is generally at rates above that which would be achievable given the current interest rate environment and condition of the mortgage market, high prepayment premiums prevent a current refinancing. The loans would be difficult to refinance in the event that a tenant does not exercise its renewal option or otherwise renew its lease and a replacement tenant is not found in a timely fashion. In such case, it is possible that CRIT would be subject to foreclosure proceedings.

         (xi) McFarland Dewey Opinion: The CRIT Board considered the analyses, presentations and opinion of McFarland Dewey described below under "Opinion of the Financial Advisor of CRIT" that stated, as of the date of such opinion and based upon and subject to certain matters stated therein, that the consideration to be received by the holders of CRIT Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders. In this respect, the CRIT Board considered McFarland Dewey's financial analyses in its overall evaluation of the Merger and viewed such analyses as favorable to its determination. The Board viewed McFarland Dewey's opinion as favorable to its determination based upon the McFarland Dewey's experience and expertise as a recognized investment banking and advisory firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuation for estate, corporate and other purposes.

         The CRIT Board also considered certain potentially negative factors in its deliberations concerning the Merger:

         (i) The risk that the portfolios of the Company and CRIT may not be fully complementary as each of the tenants in the CRIT portfolio is rated on an investment grade category while the Company has some tenants which are not rated as such;

         (ii) The fact that, because the value of the Lexington Common Stock for purposes of calculating the ratio at which CRIT Shares will be converted is fixed when the Lexington Common Stock Price falls below $12.125, a decline in the value of the Lexington Common Stock below $12.125 would reduce the value of the consideration to be received by CRIT's shareholders in the Merger;

         (iii) The various conditions to the Company's obligations to consummate the Merger, see The Merger Agreement -- "Conditions";

         (iv) The risk that the anticipated benefits of the Merger to CRIT shareholders may not be realized as a result of possible changes in the real estate market in general, the inability to achieve the anticipated reductions in expenses, the effect of the factors described in clause (i) above and the inability of the Company to access the capital markets in an efficient manner; and

         (v) The fact that if the Merger Agreement is terminated under certain circumstances, CRIT must pay the Company a termination fee of $700,000. See The Merger Agreement -- "Termination; Tenant Fees and Expenses." The CRIT Board recognizes that the inclusion of such provisions in the Merger Agreement could render it unlikely that a more attractive offer for the acquisition of CRIT would be presented to CRIT and its shareholders; however, the Board believes that, based on its efforts to find a buyer for CRIT, the Merger represents the best offer reasonably available to CRIT and its shareholders, that the inclusion of such a termination fee was a reasonable method to compensate the Company for expending significant time and money in negotiating and attempting to complete the Merger, and that the termination fee was within the range of fees payable in comparable transactions.

         In the view of CRIT's Board, the potentially negative factors considered were not sufficient, either individually or collectively, to outweigh the positive factors considered by the Board in its deliberations relating to the Merger.

         As described above under the caption "Interests of Certain Persons in the Merger," the Advisor owns 10,000 CRIT Shares, which represents approximately 1% of the total number of CRIT shares issued and outstanding. The Advisor was also entitled to receive a termination fee of approximately $850,000 in connection with the consummation of the Merger, $789,000 of which the Adviser has waived if the Merger is consummated. The ownership of CRIT Shares and the right to receive a termination fee may be considered to be conflicts of interest of the Advisor. The CRIT Board was aware of these conflicts in assessing the presentation of the Advisor, and approved payment of the termination fee to the Advisor. The Advisor has informed the Company that it intends to vote all of its CRIT Shares in favor of the Merger Proposal and Trust Proposal.

         In the event the Merger is not consummated for any reason, CRIT intends to continue to manage its properties in the near term in the manner in which it has heretofore. In addition, CRIT may seek another strategic combination, assuming the Trust Amendment Proposal is adopted by the shareholders, or the sale of all or substantially all of its assets in one transaction or a series of transactions. The CRIT Board believes there are no feasible alternatives to the Merger available to CRIT at the present time that are likely to result in greater shareholder value.

         BY UNANIMOUS VOTE, THE CRIT BOARD DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, CRIT AND ITS SHAREHOLDERS, APPROVED THE MERGER AND AUTHORIZED CRIT TO ENTER INTO THE MERGER AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED THEREBY. THE CRIT BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF CRIT APPROVE THE MERGER PROPOSAL.

OPINION OF FINANCIAL ADVISOR TO CRIT

         CRIT retained McFarland Dewey & Co. ("McFarland Dewey") to provide a fairness opinion in connection with the Merger and related matters based upon McFarland Dewey's qualifications, reputation and expertise. No limitations were imposed by the CRIT Board upon McFarland Dewey with respect to the investigations made or the procedures followed by McFarland Dewey in rendering its opinion. At the May 28, 1997 meeting of the CRIT Board, McFarland Dewey rendered an oral opinion to the CRIT Board that, as of such date and subject to the considerations expressed to the CRIT Board, the Merger consideration to be received by the public holders of CRIT Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders. McFarland Dewey confirmed its oral opinion by delivery of a written opinion dated as of May 29, 1997.

         THE FULL TEXT OF THE MCFARLAND DEWEY OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF CRIT SHARES ARE URGED TO, AND SHOULD, READ THE MCFARLAND DEWEY OPINION CAREFULLY AND IN ITS ENTIRETY. THE MCFARLAND DEWEY OPINION IS DIRECTED TO THE CRIT BOARD AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY THE PUBLIC HOLDERS OF CRIT SHARES PURSUANT TO THE MERGER AGREEMENT, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF CRIT SHARES AS TO HOW TO VOTE AT THE CRIT SPECIAL MEETING. THE SUMMARY OF THE MCFARLAND DEWEY OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED.

         In arriving at its opinion, McFarland Dewey (i) analyzed certain publicly available financial statements and other information of CRIT, (ii) analyzed certain internal financial statements and other financial and operating data concerning CRIT prepared by the management of CRIT, (iii) analyzed certain financial projections prepared by the management of CRIT, (iv) discussed the past and current operations and financial condition and prospects of CRIT and certain of its real property assets with a senior executive of CRIT, (v) reviewed the reported prices and trading activity of the CRIT Shares, (vi) analyzed certain publicly available financial statements and other information of the Company, (vii) discussed the past and current operations and financial condition and prospects of the Company and certain of its real property assets with James C. Cowles, Chairman of CRIT and Mr. Jon Kline, a representative of the Advisor, (viii) reviewed the reported prices and trading activity of the Lexington Common Stock,
(ix) compared the financial performance of the Company and the prices and trading activity of the Lexington Common Stock with those of certain comparable publicly-traded companies and their securities, and (x) performed such other analyses as McFarland Dewey deemed appropriate.

         In rendering its opinion, McFarland Dewey assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by McFarland Dewey for the purposes of its opinion. With respect to the projected financial information, McFarland Dewey assumed that such information has been reasonably prepared on bases reflecting the best then available estimates and judgments of the future financial performance of CRIT. McFarland Dewey did not make any independent valuation or appraisal of the assets or liabilities of CRIT or of the Company, and was supplied an independent third party appraisal of CRIT properties. The McFarland Dewey opinion rendered on May 29, 1997 is necessarily based on economic, market and other conditions as in effect on, and the information made available to McFarland Dewey as of, such date.

         In arriving at its opinion, McFarland Dewey was not authorized to solicit, and did not solicit interest from any party with respect to the acquisition of CRIT or any of its assets, nor did McFarland Dewey negotiate with any party with respect to the possible acquisition of CRIT or any of its assets.

         At the meeting of the CRIT Board, McFarland Dewey presented certain financial analyses accompanied by written materials in connection with the delivery of its fairness opinion. The following is a summary of the material financial and comparative analyses performed by McFarland Dewey in arriving at its May 29, 1997 opinion. The opinion assumed $700,000 of the $18.15 million consideration would be paid in cash and applied toward transaction expenses, as permitted by the Merger Agreement. See "The Merger Agreement - Conversion of Securities." Subsequent to the meeting date, the Advisor waived substantially all of its termination fee under its Advisory Agreement. As a consequence of such waiver, CRIT management currently anticipates that all or substantially all of the $18.15 million will be applied to the Stock Consideration.

     SELECTED COMPARABLE PUBLIC COMPANIES ANALYSIS

         Using publicly available information, McFarland Dewey compared selected historical and projected financial, operating and stock market performance data of CRIT and the Company with corresponding data of certain publicly-traded companies that McFarland Dewey considered comparable in certain respects with those of CRIT and the Company for purposes of this analysis. The comparable companies consisted of net leased REITs. McFarland Dewey considered CRIT and the Company in relation to a set of comparables which consisted of Commercial Net Lease Realty, Franchise Financial Corp., Golf Trust of America, National Golf Properties, TriNet Corporate Realty Trust, Realty Income Trust, and Hospitality Properties Trust (the "Net Leased Comparables"). The ratios of the common stock trading price to Funds From Operations per share (each, an "FFO Multiple") for 1996 and 1997 for the Net Leased Comparables were based on Funds From Operations per share as reported by the companies, if available, and as estimated by First Call and McFarland Dewey and closing stock prices as of May 24, 1997. Funds From Operations estimates for CRIT for 1997 were based on internal projections. McFarland Dewey noted that the price offered by the Company for each share of the CRIT Shares represented 10.2x and 10.1x CRIT's reported 1996 and estimated 1997 Funds From Operations per share, respectively, below the average FFO Multiples of the Net Leased Comparables of 12.0x and 11.7x for 1996 and 1997, respectively. McFarland Dewey noted that CRIT's market capitalization of approximately $27 million was the smallest of all the Net Leased Comparables and 12.3% of the next largest Net Leased Comparable. CRIT's leverage of 57.2% was higher than that of all the Net Leased Comparables. As a result of the foregoing, McFarland Dewey determined that CRIT could be viewed negatively by the public relative to the Net Leased Comparables.

         McFarland Dewey compared the Company's FFO Multiple with the median FFO Multiple for the Net Leased Comparables. The FFO Multiple for the Company for the year ending December 31, 1996 was based on reported Funds From Operations, and for the year ended December 31, 1997 the FFO Multiple was based on the projected Funds From Operations. In calculating the FFO Multiples for the periods, McFarland Dewey noted that the Company's 1996 FFO Multiple of 8.9x and 1997 FFO Multiple of 8.9x were lower than the average FFO Multiples of the Net Leased Comparables of 12.0x and 11.7x for 1996 and 1997. McFarland Dewey noted that the Company's leverage was higher than all the Net Leased Comparables and that as a result the Company may have a lower FFO Multiple relative to the Net Leased Comparables.

     STOCK TRADING HISTORY

         McFarland Dewey reviewed the history of trading prices and volume for the CRIT Shares and the Lexington Common Stock. The Company was viewed in relation to the Standard & Poor's 400 Index and an index composed of the Net Leased Comparables. McFarland Dewey noted that the CRIT Shares trade infrequently and that the Company's historical stock price performance since May 17, 1996 was approximately 9.0% lower than that of Net Leased Comparables. However, McFarland Dewey noted that the Lexington Common Stock will provide CRIT shareholders with more liquidity.

     CONTRIBUTION ANALYSIS

         McFarland Dewey reviewed CRIT's financial contribution to the Company on a projected pro forma basis. On a pro forma basis, CRIT shareholders would be receiving approximately 8.8% of the ownership in the Company based on an Exchange Ratio of 1.315 as of such time and could receive as high as 9.5% and as low as 8.2% based upon the Share Value as of such time. Based on CRIT management's financial projections for 1997, CRIT would have contributed 7.3% of the Funds From Operations of the Company. McFarland Dewey noted that CRIT's shareholders would receive a greater percentage of the stock than would theoretically be indicated by their contribution of Funds From Operations.

     PRO FORMA MERGER ANALYSIS

         McFarland Dewey performed an analysis of the effect of the Merger on the Company's Funds From Operations per share for the projected years ending December 31, 1997 through December 31, 1998, which assumed that the Merger had been consummated on January 1, 1997. McFarland Dewey combined the projected operating results of CRIT and the Company to arrive at a combined projected Funds From Operations. McFarland Dewey then compared the combined Funds From Operations per share with the Company's stand-alone Funds From Operations per share to determine the projected pro forma impact of the Merger. This analysis indicated that the Company's Funds From Operations per share on a pro forma basis in each of 1997 through 1998 would most likely be higher than the stand-alone projections for the Company of Funds From Operations for each year were the Merger not to occur. McFarland Dewey noted that the Merger would result in a dividend increase of approximately 9.3% for CRIT shareholders, based on the Company's maintenance of its then current $0.29 quarterly dividend per share and the Exchange Ratio of 1.315, and could increase by a maximum of 17.9% and a minimum of 1.4% based upon the Share Value.

         McFarland Dewey noted that the Merger would result in a slight decrease in the leverage ratios for the Company. Specifically, the Company's ratio of Debt to Total Market Capitalization as of December 31, 1996 would decrease from 60.8% to 57.2% on a pro forma basis.

     DISCOUNTED CASH FLOW ANALYSIS

         McFarland Dewey also performed discounted cash flow analyses (i.e., an analysis of the present value of the projected cash flows for the periods using the discount rates indicated) of CRIT based upon projections for the years 1997 through 2001, inclusive, using discount rates reflecting a weighted average cost of capital ranging from 10% to 11% and terminal value multiples in calendar year 2001 ranging from 10x to 11x. McFarland Dewey observed that the offer for the CRIT Shares was within the ranges of values ($16.58 to $18.31) implied by the discounted cash flow analysis.

     PRECEDENT TRANSACTIONS ANALYSIS

         An analysis was conducted of the stock-for-stock mergers involving public REITs consummated since 1995. As there have been no prior Net Leased REIT mergers, McFarland Dewey does not believe that this type of analysis provides a reliable comparison to the Merger or that such analysis regarding REIT mergers is significant to McFarland Dewey's determination that the price is fair to the public holders of the CRIT Shares from a financial point of view.

         McFarland Dewey, however, compared certain financial ratios of the Merger with those of selected other mergers and strategic transactions involving REITs which McFarland Dewey deemed to be reasonably comparable to the Merger. These transactions (acquiree/acquiror) included Union Property Investors/Kranzco Realty, Retail Properties Investors/Glimcher Realty, Crocker Realty Trust/Highwoods Property and Copley Properties/East Group Properties.

         Using publicly available information, McFarland Dewey calculated the premium of the implied offer value per share relative to the acquired company's stock price on the day before announcement of the respective transaction and the implied offer value per share for the acquired company, as of the day before the announcement of the respective transaction, as a multiple of the projected FFO per share for such company. This analysis yielded a range of premiums with a mean of 10.9% and a range of transaction multiples of 11.8x to 14.4x with a mean of 12.9x. The Merger's premium, based upon the most recent trade of which CRIT had knowledge, was 51.3% and the transaction multiple was 10.2x.

         INDEPENDENT THIRD PARTY APPRAISAL

         McFarland Dewey noted that the appraisals provided by an independent third party did not include certain costs, such as transfer taxes and refinancing costs, which would be incurred by CRIT if it were to sell the properties in individual transactions. Utilizing the appraisal values from the independent third party and management's estimate of the costs which would be incurred in connection with the sale of the properties, McFarland Dewey calculated that the proceeds available for distribution to the CRIT shareholders upon a liquidation would be approximately $16.93 per share.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. McFarland Dewey believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, McFarland Dewey may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be McFarland Dewey's view of the actual value of CRIT and the Company.

         In performing its analyses, McFarland Dewey made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CRIT and the Company. The analyses performed by McFarland Dewey are not necessarily indicative of actual value, which may be significantly more than or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of McFarland Dewey's analysis of whether the Merger consideration to be received by the public holders of the CRIT Shares is fair from a financial point of view to such holders, and were conducted in connection with the delivery of the McFarland Dewey opinion. The analyses do not purport to be appraisals or to reflect the prices at which CRIT might actually be sold. Because such estimates are inherently subject to uncertainty, none of CRIT, McFarland Dewey, or any other person assumes responsibility for their accuracy. The McFarland Dewey analyses described above should not be viewed as determinative of the opinion of the CRIT Board or the management of CRIT with respect to the value of CRIT or of whether McFarland Dewey would have rendered an opinion of fairness with respect to, or the CRIT Board or the management of CRIT would have been willing to agree to, any consideration other than the Merger consideration.

         The CRIT Board retained McFarland Dewey based upon its experience and expertise. McFarland Dewey is a recognized investment banking and advisory firm. As part of its investment banking business, McFarland Dewey is regularly engaging in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuation for estate, corporate and other purposes.

         Pursuant to a letter agreement dated May 8, 1997, CRIT paid McFarland Dewey a fee of $100,000 upon the delivery of its opinion. The fee paid to McFarland Dewey was not contingent upon the contents of the opinion delivered. In addition, CRIT has agreed to reimburse McFarland Dewey for its reasonable out-of-pocket expenses and to indemnify McFarland Dewey and its affiliates against certain liabilities and expenses, including liabilities arising under federal securities laws.

ACCOUNTING TREATMENT

         The Merger will be treated as a purchase in accordance with Accounting Principles Board Opinion No. 16. The fair market value of the consideration given by the Company in the Merger will be used as the valuation basis of the Merger. The assets and liabilities of CRIT will be revalued to their respective fair market values at the Effective Time. The consolidated financial statements of the Company will include the results of operations of CRIT from the Effective Time.

NO APPRAISAL RIGHTS

         Holders of CRIT Shares are not entitled to dissenters' rights of appraisal under CRIT's Declaration of Trust or under the laws of the Commonwealth of Massachusetts in connection with the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of the CRIT management and the CRIT Board may be deemed to have interests in the Merger, as described in this section. These include provisions in the Merger Agreement providing indemnification rights to such officers, trustees and other parties under certain conditions. The Merger Agreement provides that CRIT shall, and the Company shall, after the Effective Time, indemnify and hold harmless trustees, officers, employees, fiduciaries or agents of CRIT against any liabilities in connection with any threatened or actual claim or investigation based on or pertaining to such persons' position as trustees, officers or employees or agents of CRIT, whether asserted or arising before or after the Effective Time, and liabilities based on or pertaining to the Merger Agreement or the transactions contemplated thereby, to the extent permitted by law or the Declaration of Trust of CRIT. After the Effective Time, for a period of six years thereafter, the Company will fulfill the obligations of CRIT pursuant to the Declaration of Trust as in effect on the date of the Merger Agreement. See "The Merger Agreement -- Indemnification."

         As of the Record Date, the Advisor owned 10,000 CRIT Shares, which the Advisor intends to vote in favor of the Merger. James C. Cowles is Trustee, Chairman, President and Treasurer of CRIT and is Chairman and President of the Advisor. Pursuant to the Advisory Agreement with CRIT, the Advisor is entitled to receive a termination fee of approximately $850,000 in connection with the consummation of the Merger. However, the Advisor has determined unconditionally to waive approximately $789,000 of such fee, with the remaining $61,000 to be payable by CRIT at the Effective Time. The Advisor agreed to waive such amount to increase the consideration payable to CRIT shareholders in connection with the Merger. The amount of the fee will effectively reimburse the Advisor for an identical amount paid during 1997 by the Advisor to Antony E. Monk, a former trustee and officer of CRIT and the former president of the Advisor who resigned from those positions in 1992, in connection with the termination of a Management and Consulting Services Agreement among the Advisor, Smith Barney, Harris, Upham & Co., Monk and Hadley Page Ellis, Inc., a corporation whose sole shareholder is Mr. Monk, pursuant to which Hadley provided advice with respect to the selection, financing, refinancing, leasing and disposition of properties. In addition, Hadley will receive a $250,000 finder's fee from the Company upon consummation of the Merger.

                        THE MERGER AGREEMENT (PROPOSAL 1)


         The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement/Prospectus and incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Shareholders of CRIT are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.

THE MERGER

         The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the CRIT shareholders and the satisfaction or waiver of the other conditions to the Merger, CRIT is to be merged with and into the Company, with the Company continuing as the surviving corporation (the "Surviving Corporation").

         If all such conditions to the Merger are satisfied or waived, the Merger will be completed pursuant to Chapter 182 of the Massachusetts General Laws (the "MGL") and Section 3-114 of the Maryland General Corporation Law (the "MGCL") and will become effective upon the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland in accordance with the MGCL or at such time thereafter which CRIT and the Company have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger.

CONVERSION OF SECURITIES

         Upon consummation of the Merger, pursuant to the Merger Agreement, the Company will issue shares of Lexington Common Stock in exchange for all CRIT Shares at the Effective Time. Each issued and outstanding CRIT Share (other than shares owned by CRIT as treasury shares or by the Company or any of the Company's subsidiaries, all of which will be cancelled) will be converted into the right to receive a number of shares of Lexington Common Stock equal to a fraction, the numerator of which is the Share Value and the denominator of which is the Lexington Common Stock Price (collectively, the "Stock Consideration"). If any holder of CRIT Shares would be entitled to receive a number of Lexington Common Stock that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive cash in an amount equal to such fractional part of a share of Lexington Common Stock multiplied by the Lexington Common Stock Price.

         The "Lexington Common Stock Price" means an amount equal to the average of the closing sales prices of the Lexington Common Stock on the NYSE during the twenty consecutive trading days ending on the fifth business day immediately preceding the Meeting; provided, however, that in the event the Lexington Common Stock Price is (i) greater than $14.125, then, for purposes of determining the Stock Consideration, the Lexington Common Stock Price shall be deemed to be $14.125, and (ii) in the event the Lexington Common Stock Price is less than $12.125, then, for purposes of determining the Stock Consideration, the Lexington Common Stock Price shall be deemed to be $12.125. The "Share Value" will equal the quotient obtained by dividing (A) an amount equal to (y) $18.15 million minus (z) the amount of the Cash Payment (as defined below), if any, which CRIT shall elect to receive from the Company (up to $1,000,000) and apply toward the payment of CRIT's obligations, by (B) the total number of CRIT Shares issued and outstanding immediately prior to the Effective Time (subject to adjustments). The "Share Value" as of the date of this Proxy Statement/Prospectus is $17.96 per share, which assumes that CRIT will elect to receive no Cash Payment. The stock consideration will be appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization or other like change with respect to the Lexington Common Stock occurring prior to the Effective Time, or to reflect the effect of any merger, consolidation or other transaction involving the Company which would affect the Lexington Common Stock or its listing on the NYSE.

         The Merger Agreement authorizes CRIT, at its option, to direct that up to $1,000,000 in cash (the "Cash Payment") be deducted from the $18.15 million in consideration to be paid by Lexington in connection with the

Merger, and be available for use by the Advisor to pay and discharge obligations of CRIT that Lexington will not be responsible to assume in the Merger. The Merger Agreement further provides that, in the event any such amount is requested by CRIT and applied toward the payment of its obligations, any unexpended balance will be paid to the CRIT shareholders at a later time. One such obligation of CRIT that would not be assumed by Lexington would have been a termination fee in the approximate amount of $850,000 payable by CRIT to the Advisor pursuant to the Advisory Agreement; however, the Advisor has determined to waive $787,000 of such termination fee, with the remaining $61,000 to be payable by CRIT at the Effective Time. See "The Merger Interests of Certain Persons in the Merger." As a consequence, management of CRIT believes that CRIT will have sufficient cash on hand at the effective time of the Merger to satisfy those obligations of CRIT that Lexington will not be responsible for after the Merger, and currently anticipates that all or substantially all of the $18.15 million in consideration provided for in the Merger Agreement will be applied to the Stock Consideration to be received by the CRIT shareholders in the Merger.

         Promptly after the Effective Time, Chase Mellon Shareholder Services LLC (the "Exchange Agent") will mail transmittal forms and exchange instructions to each holder of record of CRIT Shares to be used to surrender and exchange certificates evidencing CRIT Shares for certificates evidencing the Lexington Common Stock to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing CRIT Shares will be able to surrender such certificates to the Exchange Agent, and each such holder will receive in exchange therefor certificates, evidencing the number of whole shares of Lexington Common Stock to which such holder is entitled and any cash which may be payable in lieu of a fractional share of Lexington Common Stock. Such transmittal forms will be accompanied by instructions specifying other details of the exchange. CRIT SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

         After the Effective Time, each certificate evidencing CRIT Shares, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of whole shares of Lexington Common Stock which the holder of such certificate is entitled to receive and the right to receive any cash payment in lieu of a fractional share of Lexington Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions, if any, payable by the Company until the certificate has been exchanged. Subject to applicable laws, such dividends and distributions, together with any cash payment in lieu of a fractional share of Lexington Common Stock, will be paid without interest.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains various customary representations and warranties relating to, among other things, (a) the due organization, valid existence and good standing of each of CRIT and the Company and certain similar corporate matters; (b) the capital structure of each of CRIT and the Company;
(c) the authorization, execution, delivery and enforceability of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement and related matters; (d) conflicts under organizational documents, required consents or approvals and violations of any instruments or law; (e) documents and financial statements filed by each of CRIT and the Company with the Commission and the accuracy of information contained therein; (f) undisclosed liabilities; (g) the absence of certain material adverse changes or events; (h) taxes, tax returns and audits; (i) properties; (j) contracts and commitments; (k) litigation; (l) environmental matters, hazardous materials and hazardous materials activities; (m) leases; (n) affiliated transactions; (o) the accuracy of information supplied by each of CRIT and the Company in connection with the Registration Statement and this Proxy Statement/Prospectus; (p) employees; and (q) opinion of financial advisor.

CERTAIN COVENANTS AND AGREEMENTS

         Pursuant to the Merger Agreement, CRIT has agreed, among other things, that during the period from the date of the Merger Agreement until the Effective Time, except as otherwise consented to in writing by the Company or as contemplated by the Merger Agreement, CRIT will: (a) preserve intact its business organizations and goodwill; (b) notify and confer with the Company on operational matters of materiality, proposals to engage in material transactions and material adverse conditions; (c) deliver copies of any documents filed with the Commission; (d) conduct its operations in the ordinary course; (e) not acquire additional real property, incur additional indebtedness, encumber assets or commence construction of any other type of real estate projects; (f) not issue any shares of its capital stock, grant any option, warrant, conversion right to acquire any shares of its capital stock;
(g) not increase any compensation or enter into or amend any employment agreement with its officers or trustees or retain any person as an employee; (h) not adopt any employee benefit plan; (i) not to dispose of any of its properties; (j) not make any loans; (k) not pay any claims, liabilities or obligations other than in the ordinary course of business; (k) not enter into any commitment in excess of $25,000; (l) not enter into any commitment with any officer, trustee, consultant or affiliate of CRIT; and (m) not effect any material change in any lease or occupancy agreement currently in effect, renew or extend the term of any lease, enter into any new lease or cancel or terminate any lease. CRIT may declare regular quarterly dividends and pay a special dividend within 30 days prior to the Effective Time in an aggregate amount up to the amount of cash at hand at the time of such declaration; provided, however, that CRIT may only make such payment after reserving a sufficient amount of cash necessary to pay those expenses for which it is responsible under the Merger Agreement. On or about August 15, 1997, CRIT paid a quarterly dividend of $.35 per share for the quarter ending June 30, 1997 to shareholders of record of CRIT as of June 30, 1997.

         Pursuant to the Merger Agreement, the Company has agreed, among other things, that during the period from the date of the Merger Agreement until the Effective Time, except as otherwise consented to in writing by CRIT or as contemplated by the Merger Agreement, the Company will: (a) preserve intact its business organizations and goodwill; (b) notify CRIT in the event the employment of certain members of senior management terminates; and (c) deliver copies of any documents filed with the Commission.

NO SOLICITATION

         The Merger Agreement provides that CRIT will not, directly or indirectly, through any officer, trustee, employee, representative or agent of CRIT, (i) solicit or initiate any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of beneficial interest (including without limitation by way of a tender offer for 15% or more of the outstanding CRIT Shares) or similar transactions involving CRIT other than the Merger (any of the foregoing inquiries or proposals being referred to in the Merger Agreement as an "Acquisition Proposal"), (ii) except as otherwise required by CRIT's Declaration of Trust or applicable law, engage in negotiations concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal, or (iii) agree to, approve, or recommend any Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement shall prevent the CRIT Board from (A) considering, negotiating, discussing, approving and recommending to the shareholders of CRIT a bona fide Acquisition Proposal not solicited in violation of the Merger Agreement, if, and only to the extent that, the CRIT Board determines in good faith (upon advice of outside counsel) that it is required to do so in order to discharge properly its fiduciary duties or (B) complying with Rules 14e-9 and 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal.

         CRIT is required to notify the Company after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal.

INDEMNIFICATION

         The Merger Agreement provides that CRIT shall, and after the Effective Time, the Surviving Corporation shall, indemnify and hold harmless each person who was as of the date of the Merger Agreement or has been at any time prior to the date thereof, or who becomes prior to the Effective Time, a trustee, officer, employee, fiduciary or agent of CRIT against all losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that such person is or was a trustee, officer or employee or agent of CRIT, whether asserted or arising before or after the Effective Time ("Indemnified Liabilities"), and all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent permitted by law or the Declaration of Trust of CRIT. After the Effective Time, for a period of six years after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of CRIT pursuant to the Declaration of Trust of CRIT or similar organizational documents as in effect as of the date of the Merger Agreement.

CONDITIONS

         The respective obligations of CRIT and the Company to effect the Merger are subject to the following conditions, among others: (a) the Merger Proposal and the Trust Amendment Proposal authorizing the Merger shall have been approved by the CRIT shareholders; (b) neither of the parties shall be subject to any order, ruling or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Merger Agreement; (c) the Registration Statement shall have been declared effective and shall not be the subject of a stop order or proceeding seeking a stop order; (d) the approval for the listing of the shares of Lexington Common Stock to be issued in the Merger on the NYSE subject to official notice of issuance; (e) all material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained by the Company, CRIT and any affiliated entities in connection with the Merger Agreement shall have been obtained or made, (f) the accuracy in all material respects of the representations and warranties of the other party set forth in the Merger Agreement; (g) the performance in all material respects of all obligations of the other party required to be performed under the Merger Agreement; (h) receipt by CRIT and the Company, respectively, of the opinion of counsel to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization qualifying under the provisions of Sections 368(a) of the Code (see "Merger -- Certain Federal Income Tax Consequences"); (i) receipt by the Company of estoppel certificates that all Leases (as defined in the Merger Agreement) are in full force and effect and there are no defaults thereunder; (j) receipt by the Company of Affiliate Letters (as defined in the Merger Agreement); (k) none of the Properties (as defined in the Merger Agreement) shall have been encumbered by any lien, easement, covenant, restriction or other title matter not reflected on the Title Policies (as defined in the Merger Agreement) for the related property other than those title matters set forth on title reports delivered to the Company;
(l) CRIT shall have paid any real estate transfer or similar taxes incurred in connection with the Merger which are payable in connection with filing a certificate of merger or quitclaim deed, but not otherwise; (m) the Company shall have received evidence that CRIT's mortgage lenders have approved the assumption by the Company of the mortgages on each of CRIT's properties; (n) each guarantor of any lease relating to any of CRIT's properties shall have agreed to the continuing effectiveness of such guarantee upon confirmation of the Merger; and (o) the Company shall have received a certain survey and back-up documentation with respect to the CRIT property located in Virginia.

TERMINATION; TERMINATION FEES AND EXPENSES

         The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by the shareholders of CRIT:

                  (a) by mutual written consent of CRIT and the Company;

                  (b) by either CRIT or the Company if the Merger shall not have been consummated on or before November 30, 1997 (provided that the right to terminate the Merger Agreement under this clause shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

                  (c) by either CRIT or the Company if any United States federal or state court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate shall have used its best efforts to appeal such order, decree, ruling or other action;

                  (d) by CRIT, if (i) the Merger Agreement and the transactions contemplated thereby shall have failed to receive the requisite vote for approval and adoption by the shareholders of CRIT upon the holding of a duly convened shareholder meeting or (ii) within ten days after receipt of notice from the Company of any Material Structural Change (as defined in the Merger Agreement);

                  (e) by CRIT or the Company, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, in either case such that the conditions set forth in the Merger Agreement relating to (i) the accuracy of representations and warranties and (ii) the performance of all agreements and covenants, as the case may be, would be incapable of being satisfied by November 30, 1997; provided, however, that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied;

                  (f) by the Company if (i) the CRIT Board shall have withdrawn, amended, modified or changed its approval or recommendation of the Merger Agreement or any of the transactions contemplated thereby in a manner adverse to the Company or shall have resolved to do so; (ii) the requisite vote of shareholders shall not have been obtained at a duly held meeting on or prior to October 1, 1997; or (iii) the CRIT Board shall have recommended that shareholders of CRIT accept or approve an Acquisition Proposal by a person other than the Company (or CRIT or the CRIT Board shall have resolved to do such) or a tender offer or exchange offer for 15% or more of the outstanding CRIT Shares is commenced (other than by the Company) and the Board of Trustees recommends that the shareholders of CRIT tender their shares in such tender or exchange offer;

                  (g) by CRIT (i) if the Board of Trustees recommends to CRIT's shareholders approval or acceptance of an Acquisition Proposal by a person other than the Company, but only in the event that the CRIT Board, after consultation with and based upon the advice of legal counsel, has determined in good faith that such action is necessary for the CRIT Board to comply with its fiduciary duties to its shareholders under applicable law or (ii) if the average closing sales price of Lexington Common Stock on the NYSE on twenty trading days ending on the fifth business day immediately preceding the date of the Meeting is equal to or less than $11.125, without any liability on the part of CRIT; or

                  (h) by the Company if (i) any tenant of CRIT shall have filed a petition commencing a voluntary case concerning such tenant under any chapter of Title 11 of the United States Code entitled "Bankruptcy," or an involuntary case shall be commenced against such tenant under any such chapter and relief is ordered against such tenant or the petition is controverted but is not dismissed within sixty days after the commencement of the case, or (ii) any of the CRIT properties shall have been substantially destroyed by fire or other casualty and the tenant under the affected CRIT property shall not be required to apply the casualty insurance proceeds to restore such property.

         In the event of any termination of the Merger Agreement by either CRIT or the Company as provided above, the Merger Agreement will become void and there will be no liability or obligation on the part of CRI T, the Company, or their respective affiliates, trustees, officers, directors, shareholders or affiliates, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, provided that the provisions described below relating to the payment of fees and expenses shall survive any such termination.

         Except as described below, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that, in addition to its own costs and expenses, CRIT will be responsible for and shall discharge prior to the Effective Time or from the proceeds of the Cash Payment all costs associated with environmental audits of CRIT properties, which audits have been received and approved by the Company, and all other closing costs including, but not limited to, survey charges, third party and governmental fees (except fees payable to the Commission and state "blue sky" fees, which shall be paid by the Company), charges and taxes, and the expenses of CRIT's attorneys, accountants and investment bankers, except as provided below; and, in addition to its own costs and expenses, the Company shall be responsible for the fees and expenses of its legal counsel, and engineering studies of CRIT properties with respect to the structural soundness of CRIT properties. Fees, incurred in relation to the printing costs of this Proxy Statement/Prospectus shall be shared equally by CRIT and the Company, provided that CRIT's portion of such costs shall not exceed $15,000; and (ii) restructuring or assumption or amendment fees payable to CRIT's lenders, provided that the Company's portion of such fees shall not exceed $30,000.

         CRIT is required to pay the Company a termination fee of $700,000 upon:
(i) the termination of the Merger Agreement by CRIT under the circumstances described in paragraph (g)(i) above; (ii) the termination of the Merger Agreement by the Company under the circumstances described in paragraph (f)(iii) above; or (iii) the termination of the Merger Agreement by the Company under the circumstances described in paragraph (f)(i) or (ii), and thereafter on or prior to the 60th day after the date of such termination, CRIT enters into a definitive agreement relating to any merger, consolidation, share exchange, sale of a substantial portion of its assets, liquidation or other similar extraordinary corporate transaction.

         Any fees payable as described above are required to be paid within five business days after the first to occur of the relevant termination events under paragraphs (g)(i) or (f)(iii) or the consummation of any such alternative transaction under paragraphs f(i) or f(ii).

AMENDMENT AND WAIVER

         The Merger Agreement may be amended at any time by action taken or authorized by the respective Board of Trustees and Board of Directors of CRIT and the Company, but after approval by the shareholders of CRIT of the matters presented in connection with the Merger to them, no amendment shall be made which by law requires further approval by such shareholders, without such further approval. CRIT and the Company, by action taken or authorized by their respective Board of Trustees and Board of Directors, may extend the time for performance of the obligations or other acts of the other parties to the Merger Agreement, may waive inaccuracies in the representations or warranties contained in the Merger Agreement and may waive compliance with any agreements or conditions contained in the Merger Agreement.


             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a summary of the material United States federal income tax consequences of the Merger. However, this discussion does not address all aspects of United States federal income taxation that may be relevant to CRIT shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the United States federal income tax laws (such as dealers in securities, tax-exempt organizations, life insurance companies, other financial institutions, partnerships or other pass-through entities, regulated investment companies and foreign taxpayers). No foreign, state or local income tax considerations, or United States federal, state, local or foreign estate, gift or other non-income tax considerations are addressed herein.

         CRIT SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

         A condition precedent to CRIT's obligation to effect the Merger is the receipt from Day, Berry & Howard of an opinion of counsel, based in part on representations of CRIT, the Company and certain CRIT shareholders, to the effect that the Merger will be treated for United States federal income tax purposes as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). A condition precedent to the Company's obligation to effect the Merger is the receipt from Paul, Hastings, Janofsky & Walker LLP of an opinion of counsel, based in part on representations of CRIT, the Company and certain CRIT shareholders, to the effect that the Merger will be treated for United States federal income tax purposes as a tax-free reorganization under Section 368(a) of the Code.

         The following summary is based upon the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practices, all as in effect on the date hereof, and is not binding on the Internal Revenue Service ("IRS"), which is not precluded from adopting a contrary position. No ruling has been or will be sought from the IRS concerning the United States federal tax consequences of the Merger. In addition, there can be no assurance that future legislation, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could result in tax consequences of the Merger to the Company, CRIT and/or CRIT shareholders that are different from those described in this summary.

         Under current law, subject to the limitations and qualifications referred to herein, and assuming that the Merger and related transactions will take place as described herein and in the Merger Agreement:

                  (i) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and the Company and CRIT will each be a party to a reorganization within the meaning of Section 368(b) of the Code;

                  (ii) No gain or loss will be recognized by the Company or CRIT in the Merger;

                  (iii) No gain or loss will be recognized by CRIT shareholders upon their receipt of shares of Lexington Common Stock in exchange for their CRIT Shares;

                  (iv) A CRIT shareholder who receives cash in lieu of a fractional interest in a share of Lexington Common Stock will be treated as having first received and then exchanged for cash such fractional interest and, therefore, will recognize gain or loss equal to the difference between the amount of such cash and the tax basis allocable to such fractional interest. Such gain or loss will constitute capital gain or loss if such CRIT Shareholder's CRIT Shares are held as capital assets at the effective time of the Merger;

                  (v) The tax basis of the shares of Lexington Common Stock received by a CRIT shareholder in the Merger will equal the tax basis of such shareholder's CRIT Shares exchanged in the Merger, reduced by the tax basis allocable to any fractional interest in a share of Lexington Common Stock treated as having been received and exchanged for cash; and

                  (vi) The holding period of the shares of Lexington Common Stock received by a CRIT shareholder in exchange for such shareholder's CRIT Shares will include the holding period of such shareholder's CRIT Shares so exchanged.

         THE DISCUSSIONS SET FORTH BELOW UNDER THE HEADINGS "TREATMENT OF THE COMPANY AS A REIT," "TAXATION OF TAXABLE SHAREHOLDERS," "TAXATION OF FOREIGN SHAREHOLDERS," "TAXATION OF TAX-EXEMPT SHAREHOLDERS," "TAXATION OF REINVESTED DIVIDENDS" AND "OTHER TAX CONSIDERATIONS" ADDRESS ONLY FEDERAL INCOME TAX ASPECTS OF REIT OPERATORS. THEY DO NOT ADDRESS ANY STATE, LOCAL OR FOREIGN TAX ASPECTS OF REIT OPERATIONS. THE DISCUSSIONS ARE BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL THE FOREGOING AUTHORITIES ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING ACCURACY OF THIS DISCUSSION. ANY SUCH CHANGE MAY OR MAY NOT BE RETROACTIVE AND COULD AFFECT THE QUALIFICATION AND TAXATION OF THE COMPANY AS A REIT. EACH HOLDER OF CRIT SHARES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE OWNERSHIP OF SHARES OF LEXINGTON COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

Treatment of the Company as a REIT

         General. The Company and CRIT elected to be taxed as REITs under Sections 856 through 860 of the Code effective for their taxable years ended December 31, 1993, and December 31, 1990, respectively. The Company and CRIT each believes that it was organized, and has operated, in such a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to conduct its operations so as to continue to qualify for taxation as a REIT. No assurance, however, can be given that the Company and CRIT have operated in a manner so as to qualify, or that the Company will be able to operate in such a manner so as to remain qualified, as a REIT. The following is a general summary of the requirements for qualification as a REIT and the United States federal income tax treatment of a REIT and its shareholders. Qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, the required distribution levels, diversity of stock ownership and the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by counsel. Accordingly, no assurance can be given that the actual result of the Company's operations for any one taxable year will satisfy such requirements.

         If the Company qualifies for taxation as REIT, it generally will not be subject to United States federal corporate income tax on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to United States federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless has maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C Corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then, to the extent of such property's "built-in gain" (the excess of the fair market value of such property at the time of the acquisition by the Company over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as to be provided in Treasury Regulations that have not yet been promulgated).

         Requirements for Qualification. A REIT is a corporation, trust or association (i) which is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (iii) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code, (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (v) the beneficial ownership of which is held by 100 or more persons, (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company may redeem, at its option, a sufficient number of shares or restrict the transfer thereof to bring or maintain the ownership of the shares in conformity with the requirements of the Code.

         In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and items of gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and assets (as discussed below). Thus, the Company's proportionate share of the assets, liabilities, and items of gross income of the partnerships in which the Company owns an interest are treated as assets, liabilities and items of the Company for purposes of applying the requirements described herein.

         Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

         Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.

         If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if such failure was due to reasonable cause and not willful neglect, it disclosed the nature and amounts of its items of gross income in a schedule attached to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. A 100% penalty tax would be imposed on the amount by which the Company failed the 75% or 95% test (whichever amount is greater), less an amount which generally reflects expenses attributable to earning the nonqualified income. No analogous relief is available for failure to satisfy the 30% income test.

         Any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

         Asset Tests. The Company must also satisfy three tests relating to the nature of its assets every quarter. First at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest or held by "qualified REIT subsidiaries" (as defined in the Code) of the Company and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and government securities). Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except that shares of qualified REITs and of certain wholly owned subsidiaries are exempt from these prohibitions). The Company expects that substantially all of its assets will consist of (i) real properties, (ii) stock or debt investments that earn qualified temporary investment income, (iii) other qualified real estate assets, and (iv) cash, cash items and government securities. The Company may also invest in securities of other entities, provided that such investments will not prevent the Company from satisfying the asset and income tests for REIT qualification set forth above.

         If the Company inadvertently fails one or more of the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status, provided that (i) it satisfied all of the asset tests at the close of a preceding calendar quarter, and (ii) the discrepancy between the values of the Company's assets and the standards imposed by the asset test either did not exist immediately after the acquisition of any particular acquisition or was not wholly or partly caused by such an acquisition. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company could still avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

         Distribution Test. With respect to each taxable year, the Company must distribute to its shareholders an amount equal to the sum of (i) 95% of its "REIT Taxable Income" (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) 95% of any after-tax net income from foreclosure property, in each case less any "excess noncash income." REIT Taxable Income is generally computed in the same manner as taxable income of ordinary corporations, with several adjustments, such as a deduction allowed for dividends paid, but not for dividends received. "Excess noncash income" is the amount, if any, by which the sum of certain items of noncash income exceeds 5% of REIT Taxable Income for the taxable year (determined without regard to the deduction for dividends paid and by excluding any net capital gain). These items of noncash income for which relief from the distribution requirement is provided are (i) the excess of amounts includible in gross income due to the operation of
Section 467 of the Code (relating to deferred rental agreements) over the amounts that would have been includible without regard to such provision, (ii) income from certain like-kind exchanges not eligible for tax-free treatment and
(iii) the amounts includible in gross income with respect to the amount that original issue discount on purchase money debt obligations (but not other kinds of original issue discount or market discount) exceed the amount of money and fair market value of other property received during the taxable year under such instruments.

         To the extent that the Company does not distribute all of its net long-term capital gain or distributes at least 95%, but less than 100%, of its REIT Taxable Income, as adjusted, it will be subject to regular United States federal corporate income tax (including any applicable alternative minimum tax) on such undistributed net long-term capital gain or such undistributed REIT Taxable Income. In addition, a nondeductible 4% excise tax is imposed on the excess of (i) 85% of the Company's ordinary income for the year plus 95% of capital gain net income for the year and the undistributed portion of the required distribution for the prior year over (ii) the actual distribution to shareholders during the year (if any). Net operating losses generated by the Company may be carried forward (but not carried back) and used by the Company for 15 years to reduce REIT Taxable Income and the amount that the Company will be required to distribute in order to remain qualified as a REIT. Net capital losses of the Company may be carried forward for five years (but not carried back) and used to reduce capital gains.

         In general, a distribution must be made during the taxable year to which it relates to satisfy the distribution test and to be deducted in computing REIT Taxable Income. However, the Company may elect to treat a dividend declared and paid after the end of the year (a "subsequent declared dividend") as paid during such year for purposes of complying with the distribution test and computing REIT Taxable Income, if the dividend is (i) declared before the regular or extended due date of the Company's tax return for such year and (ii) paid not later than the date of the first regular dividend payment made after the declaration (but in no case later than 12 months after the end of the year). For purposes of computing the 4% excise tax, a subsequent declared dividend is considered paid when actually distributed. Furthermore, any dividend that is declared by the Company in October, November or December of a calendar year, and payable to shareholders of record as of a specified date in such month of such year will be deemed to have been paid by the Company (and received by shareholders) on December 31 of such calendar year, but only if such dividend is actually paid by the Company in January of the following calendar year. For purposes of complying with the distribution test for a taxable year as a result of an adjustment in certain of its items of income, gain or deduction by the IRS, the Company may be permitted to remedy such failure by paying a "deficiency dividend" in a later year together with interest and a penalty. Such deficiency dividend may be included in the Company's deduction of dividends paid for the earlier year for purposes of satisfying the distribution test. For purposes of the 4% excise tax, the deficiency dividend is taken into account when paid, and any income giving rise to the deficiency adjustment is treated as arising when the deficiency dividend is paid.

         The Company believes that it has distributed, and intends to continue to distribute, to its shareholders an amount at least equal to 95% of the sum of
(i) its REIT Taxable Income (determined without regard to the deduction for dividends paid and by excluding any net capital gains) and (ii) any after-tax net income from foreclosure properties less any "excess noncash income," as those amounts are determined in good faith by the Company or its independent accountants. However, it is possible that timing differences between the accrual of income and its actual collection, and the need to make nondeductible expenditures (such as capital improvements or principal payments on debt) may cause the Company to recognize taxable income in excess of its net cash receipts, thus increasing the difficulty of compliance with the distribution requirement. In order to meet the 95% requirement, the Company might find it necessary to arrange for short-term, or possibly long-term, borrowings.

         Failure to Qualify. If the Company fails to qualify as a REIT for any taxable year, and if certain relief provisions of the Code do not apply, it will be subject to United States federal income tax (including applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to qualify as a REIT would reduce the cash available for distribution by the Company to its shareholders. In addition, if the Company fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of the Company's current and accumulated earnings and profits. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction.

         If the Company's failure to qualify as a REIT is not due to reasonable cause but results from willful neglect, the Company will not be permitted to elect REIT status for the four taxable years after the taxable year for which such disqualification is effective. In the event the Company were to fail to qualify as a REIT in one year and subsequently requalify in a later year, the Company might be required to recognize taxable income based on the net appreciation in value of its assets as a condition to requalification. In the alternative, the Company may be taxed on the net appreciation in value of its assets if it sells properties within ten years of the date the Company requalifies as a REIT under federal income tax laws.

Taxation of Taxable Shareholders

         As long as the Company qualifies as a REIT, distributions made to the Company's U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deductions for corporations. For purposes of computing the Company's earnings and profits, depreciation for depreciable real estate will be computed on a straight-line basis over a 40-year period. Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (regardless of how long a shareholder has owned his shares) to the extent they do not exceed the Company's actual net capital gain for the taxable year. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income pursuant to Section 291 of the Code. Distributions in excess of current and accumulated earnings and profits will constitute a non-taxable return of capital to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, and will result in a corresponding reduction in the shareholder's basis in the shares. Any reduction in a shareholder's tax basis for its shares will increase the amount of taxable gain or decrease the deductible loss that will be realized upon the eventual disposition of the shares. The Company will notify shareholders at the end of each year as to the portions of the distributions which constitute ordinary income, capital gain or a return of capital. Any portion of such distributions that exceed the adjusted basis of a shareholder's shares will be taxed as capital gain from the disposition of shares, provided that the shares are held as capital assets.

         Aside from the different income tax rates applicable to ordinary income and capital gain dividends, regular and capital gain dividends from the Company will be treated as dividend income for most other United States federal income tax purposes. In particular, such dividends will be treated as "portfolio" income for purposes of the passive activity loss limitation with respect to shareholders subject to such limitation (including all individuals) and generally will not be able to be used to offset any "passive losses." Dividends will be treated as investment income for purposes of the investment interest limitation contained in Section 63(d) of the Code, which limits the deductibility of interest expense incurred by noncorporate taxpayers with respect to indebtedness attributable to certain investment assets.

         In general, dividends paid by the Company will be taxable to shareholders in the year in which they are received, except in the case of dividends declared at the end of the year, but paid in the following January, as discussed above.

         In general, any gain or loss realized upon a taxable disposition of shares by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the shares have been held for more than one year and otherwise as short-term capital gain or loss. However, any loss realized upon a taxable disposition of shares held for less than six months will be treated as long-term capital loss to the extent of any capital gain dividends received with respect to such shares. All or a portion of any loss realized upon a taxable disposition of shares may be disallowed if other shares of the Company are purchased within 30 days before or after the disposition. Shareholders may not include in their tax return any net operating losses or capital losses of the Company.

Taxation of Foreign Shareholders

         The following discussion is only a summary of the rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders"). Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of United States federal, state and local income and other tax laws with regard to ownership of shares of Lexington Common Stock, including any reporting requirements.

         Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the

Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Certain tax treaties limit the extent to which dividends paid by a REIT can qualify for a reduction of the withholding tax on dividends. The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the shareholder files an IRS Form 1001 or (ii) the Non-U.S. Shareholder files a properly completed IRS Form 4224 with the Company claiming that the distribution is effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in the Company, as described below.

         For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, a Non-U.S. Shareholder is taxed as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief. The Company is required by applicable regulations to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend regardless of the amount actually designated as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

         Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is anticipated that the Company will be a "domestically controlled REIT;" therefore, the sale of shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and such gain is attributable to an office or fixed place of business in the United States or such nonresident alien individual has a "tax home" in the United States and such gain is not attributable to an office or fixed place of business located outside the United States or, if such gain is attributable to an office or fixed place of business located outside the United States, it is not subject to foreign income tax equal to at least 10% of such gain. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax, special alternative minimum tax in the case of nonresident alien individuals and possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser would be required to withhold and remit to the IRS 10% of the purchase price.

Taxation of Tax-Exempt Shareholders

         Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from United States federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While investments in real estate may generate UBTI, the Service has issued a published ruling to the effect that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust.

Based on that ruling and on the intention of the Company to invest its assets in a manner that will avoid the recognition of UBTI by the Company, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization financed its acquisition of CRIT Shares with debt, a portion of its income from the Company, if any, will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental employment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code
Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI.

         In addition, a pension trust that owns more than 10% of the Company is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage") in certain circumstances. The UBTI Percentage is the gross income derived from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of the Company's stock or (B) a group of pension trusts individually holding more than 10% of the value of the Company's stock collectively own more than 50% of the value of the Company's stock.

         While ownership of Lexington Common Stock by an Exempt Organization generally is not expected to result in UBTI except in the circumstances described in the preceding paragraph, any gross UBTI that does arise from such ownership will be combined with all other gross UBTI of the Exempt Organization for a taxable year and reduced by all deductions attributable to the UBTI plus $1,000. Any amount then remaining will constitute UBTI on which the Exempt Organization will be subject to tax. If the gross income taken into account in computing UBTI exceeds $1,000, the Exempt Organization is obligated to file a tax return for such year on IRS Form 990-T. None of the Company, the Board of Directors, or any of their Affiliates expects to undertake the preparation or filing of IRS Form 990-T for any Exempt Organization in connection with an investment by such Exempt Organization in the Lexington Common Stock. Generally, IRS Form 990-T must be filed with the Service by April 15 of the year following the year in which it relates.

Taxation of Reinvested Dividends

         Those holders of shares of Lexington Common Stock who elect to participate in the Company's dividend reinvestment plan will be deemed to have received the gross amount of dividends distributed on their behalf by the plan agent as agent for the participants in such plan. Such deemed dividends will be treated as actual dividends to such shareholders by the Company and will retain their character and have the tax effects as described above. Participants that are subject to United States federal income tax will thus be taxed as if they received such dividends despite the fact that their distributions have been reinvested and, as a result, they will not receive any cash with which to pay the resulting tax liability.

Other Tax Considerations

         Entity Classification. A significant number of the Company's investments are held through partnerships. If any such partnerships were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change and might preclude the Company from qualifying as a REIT.

         Prior to January 1, 1997, an organization formed as a partnership or a limited liability company was treated as a partnership for United States federal income tax purposes rather than as an association taxable as a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations in effect at that time used to distinguish a partnership from a corporation for tax purposes. These four characteristics were (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests. Under final Treasury Regulations which became effective January 1, 1997, the four factor test has been eliminated and an entity formed as a partnership or as a limited liability company will be taxed as a partnership for United States federal income tax purposes, unless it specifically elects otherwise. The Treasury Regulations provide that the IRS will not challenge the classification of an existing partnership or limited liability company for tax periods prior to January 1, 1997 so long as (1) the entity had a reasonable basis for its claimed classification, (2) the entity and all its members recognized the United States federal income tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (3) neither the entity nor any member of the entity had been notified in writing on or before May 8, 1996, that the classification of the entity was under examination by the IRS.

         The Company believes that each partnership in which it holds an interest (either directly or indirectly) is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation).

         Tax Allocations with Respect to the Properties. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as "Book-Tax Difference"). Special rules under 704(c) of the Code and the regulations thereunder tend to eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the partnership could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all properties were to have a tax basis equal to their fair market value at the time the properties were contributed to the partnership, and (ii) possibly to be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic or book income allocated to the Company as a result of such sale.


                          TRUST AMENDMENT (PROPOSAL 2)

         At the Meeting, CRIT shareholders will also be asked to consider and vote on an amendment to the Declaration of Trust that will allow CRIT to merge into or consolidate with any other corporation, association, partnership, trust, limited liability company or other organization with the approval of a majority of the CRIT Board and the affirmative vote of the holders of a majority of the outstanding CRIT Shares entitled to vote thereon. Under Massachusetts law, in order for a Massachusetts business trust to merge into or consolidate with an unrelated entity, express authority must be contained in the business trust's declaration of trust. CRIT's Declaration of Trust currently lacks such authority; therefore, the passage of this amendment is necessary for the proposed Merger to be consummated. Even if the proposed Merger were not approved by shareholders or did not otherwise take place, approval of this amendment to the Declaration of Trust would allow CRIT flexibility to undertake certain transactions beneficial to its shareholders in the future in the event that the Merger Proposal is not approved by CRIT shareholders. Under the Trust Amendment Proposal any such future merger transaction would be subject to the approval of a majority of the outstanding CRIT Shares entitled to vote.

         The Declaration of Trust sets forth special voting requirements with respect to, among other transactions, mergers with an "Acquiring Person" (as defined in the Declaration of Trust). An Acquiring Person is a person or entity who, together with its affiliates, and with any other person with whom it has an agreement with respect to acquiring, holding, voting or disposing of CRIT Shares, owns 8.5% or more of the outstanding CRIT Shares. In order to merge with an Acquiring Person, the Declaration of Trust requires the affirmative vote of not less than 80% of the outstanding CRIT Shares entitled to vote held by shareholders other than an Acquiring Person. As of June 27, 1997, the Company owned no CRIT Shares, which means the Company is not an Acquiring Person, and such special voting provisions do not apply. Pursuant to the Trust Amendment Proposal, if approved, the affirmative vote of the holders of a majority of the outstanding CRIT Shares entitled to vote thereon will be required for the approval of the Merger Proposal. THE CRIT BOARD HAS RESOLVED THAT THE TRUST AMENDMENT PROPOSAL IS ADVISABLE AND IN THE BEST INTERESTS OF THE

SHAREHOLDERS AND CRIT AND RECOMMENDS THAT THE SHAREHOLDERS OF CRIT VOTE FOR ITS APPROVAL. The affirmative vote of the holders of a majority of the outstanding CRIT Shares entitled to vote thereon is required for the approval of the Trust Amendment Proposal.

                   INFORMATION REGARDING LEXINGTON PROPERTIES

                                   THE COMPANY

         The Company is a self-managed and self-administered REIT that acquires, owns and manages a geographically diversified portfolio of net leased office, industrial and retail properties. As of the date of this Proxy Statement/Prospectus, the Company owns controlling interests in 43 Properties and minority interests in two additional properties. The Properties, all of which are 100% net leased, are located in 23 states, have approximately 6.3 million net rentable square feet and, under the terms of their applicable leases, currently generate approximately $42 million in annualized base rent. As of May 1, 1997, the Company's leases had a weighted average remaining term of approximately 8.6 years (excluding renewal options). The Company's tenants, a majority of which (based on annual rental revenue) have debt ratings of investment grade and many of which are nationally recognized, include Bank One, Arizona, N.A., Circuit City Stores, Inc., Lockheed Martin Corporation, The Hartford Fire Insurance Company, Honeywell, Inc., Northwest Pipeline Corporation, and Wal-Mart Stores, Inc. The Company currently generates approximately 43%, 33% and 24% of its annual rental revenues from office, industrial and retail properties, respectively. Substantially all of the Company's leases are "net leases," under which the tenant is responsible for all costs of real estate taxes, insurance, ordinary maintenance and structural repairs. Management believes that owning, acquiring and managing net leased properties results in lower operating expenses for the Company than the Company otherwise would incur through investments in properties which were not net leased. See "--Properties."

         The Company's senior executive officers average 17 years of experience in the real estate investment and net lease business. Management has diversified the Company's portfolio by geographical location, tenant industry segment, lease term expiration and property type with the intention of providing steady internal growth with low volatility. Management believes that such diversification should help insulate the Company from regional recession, industry specific downturns and price fluctuations by property type. Since August 1, 1995, the Company has also enhanced the value of its portfolio by acquiring 100% interests in 17 Properties, controlling interests in four Properties and minority interests in two additional Properties. See "--Completed Acquisitions." As part of management's ongoing efforts, the Company expects to continue to effect portfolio and individual property acquisitions and dispositions, expand existing Properties, attract investment grade quality tenants, extend lease maturities in advance of expiration and refinance outstanding indebtedness when advisable.

         The Company commenced operations in 1993 as a REIT, with several operating partnership subsidiaries. This operating partnership structure enables the Company to acquire property by issuing to a seller, as a form of consideration, interests ("OP Units") in the Company's subsidiary operating partnerships. The OP Units are convertible into shares of Lexington Common Stock. Management believes that this structure facilitates the Company's ability to raise capital and to acquire portfolio and individual properties by enabling the Company to structure transactions which may defer tax gains for a contributor of property while preserving the Company's available cash for other purposes, including the payment of distributions. The Company has used OP Units as a form of consideration in connection with the acquisition of 13 of the 21 Properties acquired by the Company since August 1, 1995.

THE NET LEASE REAL ESTATE BUSINESS

         Under a typical net lease, the tenant is responsible for all costs of real estate taxes, insurance and ordinary maintenance. Investments in net leased properties can offer more predictable returns than investments in properties which are not net leased, as rising costs of operating net leased properties are typically absorbed by tenants. Investors in net leased properties have, historically, included limited partnerships, REITs, pension funds and finance subsidiaries of large corporations.

         Net leased properties are often acquired in sale/leaseback transactions. In a typical sale/leaseback transaction, the purchaser/landlord (such as the Company) acquires a property from an operating company and simultaneously leases the property back to the operating company under a long-term lease. A sale/leaseback transaction is structured to provide the purchaser/landlord with a consistent stream of income which typically increases periodically pursuant to the lease. Sale/leaseback transactions are advantageous to the seller/tenant as they (i) enable the seller/tenant to realize the value of its owned real estate while continuing occupancy on a long-term basis; (ii) may provide the seller/tenant with off-balance sheet financing; (iii) may provide the seller/tenant with increased earnings by replacing generally higher depreciation and mortgage interest costs with rental costs; and (iv) may reduce the seller's/tenant's debt-to-equity ratio.

BUSINESS OBJECTIVES

         The Company's primary objectives are to increase Funds From Operations and cash available for distribution to its shareholders. Since 1995, management has principally focused on:

         - effectively managing existing assets through lease extensions, revenue enhancing property expansions, opportunistic property sales and redeployment of assets, when advisable;

         - acquiring portfolio and individual net lease properties from third parties, completing sale/leaseback transactions, acquiring build-to-suit properties and acquiring properties from affiliated net lease partnerships; and

         - refinancing existing indebtedness at lower average interest rates and increasing the Company's access to capital to finance property acquisitions and expansions.

INTERNAL GROWTH; EFFECTIVELY MANAGING ASSETS

         Tenant Relations and Lease Compliance. The Company maintains close contact with its tenants in order to understand their future real estate needs. The Company monitors the financial, property maintenance and other lease obligations of its tenants through a variety of means, including periodic reviews of financial statements and physical inspections of the Properties. The Company performs annual inspections of those Properties where it has an ongoing obligation with respect to the maintenance of the Property and for all Properties during each of the three years immediately prior to lease expiration. Biannual physical inspections are undertaken for all other Properties.

         Extending Lease Maturities. The Company seeks to extend its leases in advance of their expiration in order to maintain a balanced lease rollover schedule. Since February 1994, the Company has entered into lease extensions of three years or more on seven of its Properties.

         Revenue Enhancing Property Expansions. The Company undertakes expansions of its Properties based on tenant requirements. The Company believes that selective property expansions can provide it with attractive rates of return and actively seeks such opportunities. From December 1995 to May 28, 1997, the Company completed property expansions totaling approximately 171,000 net rentable square feet.

         Property Sales and Redeployment of Assets. The Company may determine to sell a Property, either to the Property's existing tenant or to a third party, if it deems such disposition to be in the Company's best interest. As of May 28, 1997, the Company had sold one Property and used the proceeds therefrom certain mortgage indebtedness, thereby lowering its average cost of borrowing. The restrictions applicable to REITs may limit the Company's ability to dispose of a property. See "Federal Income Tax Considerations -- Treatment of the Company as a REIT -- Income Tests" in the accompanying Proxy Statement/Prospectus.

ACQUISITION STRATEGIES

         The Company seeks to enhance its net lease property portfolio through acquisitions of general purpose, efficient, well located buildings in growing markets. Management has diversified the Company's portfolio by geographical location, tenant industry segment, lease term expiration and property type with the intention of providing steady internal growth with low volatility. Management believes that such diversification should help insulate the Company from regional recession, industry specific downturns and price fluctuations by property type. Prior to effecting any acquisitions, management analyzes the (i) property's design, construction quality, efficiency, functionality and location with respect to the immediate submarket, city and region; (ii) lease integrity with respect to term, rental rate increases, corporate guarantees and property maintenance provisions; (iii) present and anticipated conditions in the local real estate market; and (iv) prospects for selling or re-leasing the property on favorable terms in the event of a vacancy. Management also evaluates each potential tenant's financial strength, growth prospects, competitive position within its respective industry and a property's strategic location and function within a tenant's operations or distribution systems. Management believes that its comprehensive underwriting process is critical to the assessment of long-term profitability of any investment by the Company.

         Operating Partnership Structure. The operating partnership structure enables the Company to acquire property by issuing to a seller, as a form of consideration, OP Units. Management believes that this structure facilitates the Company's ability to raise capital and to acquire portfolio and individual properties by enabling the Company to structure transactions which may defer tax gains for a contributor of property while preserving the Company's available cash for other purposes, including the payment of distributions. The Company has used OP Units as a form of consideration in connection with the acquisition of 13 of the 21 Properties acquired by the Company since August 1, 1995.

         Acquisitions of Portfolio and Individual Net Lease Properties. The Company seeks to acquire portfolio and individual properties that are leased to creditworthy tenants under long-term net leases. Management believes there is significantly less competition for the acquisition of property portfolios containing a number of net leased properties located in more than one geographic region. Management also believes that the Company's geographical diversification, acquisition experience and access to capital will allow it to compete effectively for the acquisition of such net leased properties.

         Sale/Leaseback Transactions. The Company seeks to acquire portfolio and individual net lease properties in sale/leaseback transactions. The Company selectively pursues sale/leaseback transactions with creditworthy sellers/tenants with respect to properties that are integral to the sellers'/tenants' ongoing operations. See "-- The Net Lease Real Estate Business."

         Build-To-Suit Properties. The Company may also acquire, after construction has been completed, "build-to-suit" properties that are entirely pre-leased to their intended corporate users before construction. As a result, the Company does not assume the risk associated with the construction phase of a project.

         Acquisitions from Affiliated Net Lease Partnerships. Management believes that net lease partnerships affiliated with the Company provide it with an opportunity to acquire properties with which management is already familiar. The Company has acquired ten Properties and minority interests in two additional Properties from its affiliated limited partnerships since August 1995.

REFINANCING EXISTING INDEBTEDNESS AND INCREASING ACCESS TO CAPITAL

         As a result of the Company's financing activities, the weighted average interest rate on the Company's outstanding indebtedness has been reduced from approximately 10.0% as of December 31, 1994 to approximately 8.4% as of June 30, 1997. In addition, management is constantly pursuing opportunities to increase the Company's access to public and private capital in order to achieve maximum operating flexibility.

COMPLETED ACQUISITIONS

         Since August 1, 1995, the Company has acquired 100% interests in 17 Properties, controlling interests in four Properties and minority interests in two additional properties. The following chart sets forth certain information regarding such properties.

                                                                  NET
                                                                RENTABLE                 ACQUISITION    NET EFFECTIVE RENT
                                                                 SQUARE     ACQUISITION     COST             AT             LEASE
      TENANT                           LOCATION                   FEET         DATE     (IN MILLIONS)(1) MAY 1, 1997(2)   EXPIRATION
-------------------------------     -------------------------   ---------   ----------- ---------------- ---------------  ----------
Northwest Pipeline                  Salt Lake City, UT           295,000       05/96       $55.392       $8,164,712       09/30/09
  Corporation(3)
Exel Logistics, Inc.                New Kingstown, PA            330,000       03/97        12.200        1,139,496       11/30/06
Liberty House, Inc.(3)              Honolulu, HI                  85,610       12/96        10.519          962,981       09/30/09
Exel Logistics, Inc.                Mechanicsburg, PA            252,000       03/97         9.000          845,242       11/30/06
Hechinger Property Co.(3)(4)        Bethesda, MD                  95,000       08/95           N/A          772,383       04/30/06
Cymer, Inc.                         Rancho Bernardo, CA           65,755       05/97         7.725          736,872       12/31/09
Federated Dept. Stores,             Laguna Hills, CA             160,000       08/95         4.528          676,601       01/31/06
  Inc.(3)
Johnson Controls, Inc.              Plymouth, MI                 134,160       12/96         6.296          648,804       12/22/06
Scandinavian Health Spa, Inc.       Canton, OH                    37,214       12/95         4.410          612,692       12/31/08
Exel Logistics, Inc.                New Kingstown, PA            179,200       03/97         5.900          552,203       11/30/06
Johnson Controls, Inc.              Oberlin, OH                  111,160       12/96         4.765          491,040       12/22/06
GFS Realty, Inc.                    Oxon Hill, MD                107,337       08/95         2.534          408,360       02/29/04
Mervyn's(4)                         Bakersfield, CA              122,000       08/95           N/A          406,948       12/31/02
Toys "R" Us, Inc.(3)                Houston, TX                  123,293       12/96         3.753          400,200       08/31/06
Toys "R" Us, Inc.(3)                Clackamas, OR                 42,842       12/96         3.135          382,783       05/31/06
Toys "R" Us, Inc.(3)                Lynwood, WA                   43,105       12/96         2.928          357,331       05/31/06
Toys "R" Us, Inc.(3)                Tulsa, OK                     43,123       12/96         2.679          326,925       05/31/06
SKF USA, Inc.                       Franklin, NC                  72,868       12/96         3.413          322,397       12/31/14
Johnson Controls, Inc.              Cottondale, AL                58,800       02/97         2.900          288,608       02/18/07
Wal-Mart Stores, Inc.               Riverdale, GA                 81,911       12/95         2.596          269,770       01/31/11
GFS Realty, Inc.(3)                 Rockville, MD                 51,682       08/95         1.726          224,016       02/28/05
Montgomery Ward & Co.,              Brownsville, TX              115,000       08/95         1.242          152,760       10/31/04
  Inc.(3)
Wal-Mart Stores, Inc.               Jacksonville, AL              56,132       02/96         2.050          146,040       01/31/09
                                                             -----------                 ---------     ------------
                                               Total:          2,663,192                 $ 149.691     $ 19,289,164
                                                             ===========                 =========     ============

------------------------------------

(1) Represents total capitalized cost for such acquisitions, including transaction expenses and assumed debt.

(2) "Net Effective Rent" means the annual rent in effect as of May 1, 1997 and is calculated by multiplying monthly rent in effect as of May 1, 1997 by 12.

(3) The Company holds leasehold interests in the land on which these buildings are situated. The Company owns in fee simple the land on which all other listed buildings are situated.

(4) The Company holds 33.85% and 19% of the limited partnership interests in the limited partnerships that, respectively, own the properties in Bethesda, MD and Bakersfield, CA.

LEASE HOLD INTEREST

The following table sets forth material terms of leasehold interests held by the Company.


                                                                                    NET
                                                                          LAND    RENTABLE                             TOTAL VALUE
         LANDLORD                                                         AREA     SQUARE     ACQUISITION  PERCENTAGE     AS OF
       (PARTNERSHIP)                  TENANT              LOCATION       (ACRES)    FEET          DATE      INTEREST   MAY 1, 1997
------------------------------   -----------------------  ------------   -------  --------    -----------  ----------  -----------

Lexington Northwest Trust        Northwest Pipeline       Salt Lake        19.79    295,000      05/96        100%      $18,439,421
                                   Corporation              City, UT
Lexington Fort Street Trust      Liberty House, Inc.      Honolulu, HI      1.22     85,610      12/96        100%        2,596,763
Barnhech Montgomery Associates   Hechinger Property Co.   Bethesda, MD      7.61     95,000      08/95       33.85%         105,894
Barnhald Modesta Properties      Federated Dept. Stores,  Laguna Hills     11.00    160,000      08/95       66.75%         209,412
                                   Inc.                     CA
Lexington Toy V Trust            Toys "R" Us, Inc.        Houston, TX       7.56    123,293      12/96        100%          294,838
Lexington Toy II Trust           Toys "R" Us, Inc.        Clackamas, OR     5.85     42,842      12/96        100%      -----------
Lexington Toy II Trust           Toys "R" Us, Inc.        Lynwood, WA       3.64     43,105      12/96        100%      -----------
Lexington Toy II Trust           Toys "R" Us, Inc.        Tulsa, OK         4.44     43,123      12/96        100%          907,250
Barnes Rockshine Associates      GFS Realty, Inc.         Rockville, MD     7.32     51,682      08/95       99.25%         331,425
Barnward Brownsville Properties  Montgomery Ward & Co.,   Brownsville,      7.61    115,000      08/95       62.00%         318,600
                                   Inc.                     TX


RECENT ACTIVITIES

RECENT ACQUISITIONS

    Cymer, Inc.; Rancho Bernardo, California. In May 1997, the Company acquired a 65,755 square foot office/research and development facility in Rancho Bernardo, California for approximately $7.7 million. The Property is currently leased to Cymer, Inc. under a net lease which expires in December 2009. The acquisition was financed with cash proceeds from the sale of Convertible Preferred Stock. See "--Financing Activities." The lease provides for current annualized base rent payments (including a management fee) of $736,872, which will increase to $755,294 on June 1, 1997 and by approximately 5% every two years thereafter. The average annual net rent payable during the remaining lease term is $860,419, or approximately 11.1% of the purchase price.

    Exel Logistics, Inc.; Pennsylvania. In March 1997, the Company acquired the Exel Pennsylvania Properties, totaling 761,200 net rentable square feet, for $27.0 million. The Exel Pennsylvania Properties are all 100% leased to Exel Logistics, Inc. under net leases which expire in November 2006. The acquisition was financed with net proceeds of approximately $24.1 million from the sale of the Exchangeable Notes and the balance of approximately $2.9 million in cash. Current annualized base rent payments under the leases total approximately $2.5 million. The average annual net rent payable during the remaining terms of the leases is approximately $3.0 million or approximately 11.1% of the purchase price.

    Johnson Controls, Inc.; Alabama. In February 1997, the Company acquired a 58,800 square foot industrial property in Cottondale, Alabama for approximately $2.9 million. The Cottondale Property is leased to Johnson Controls, Inc. under a net lease which expires in February 2007. The acquisition was financed entirely with borrowings under the Credit Facility. The current annualized base rent is $288,608 and increases annually by three times the percentage change in the Consumer Price Index ("CPI"), not to exceed 4.5%.

PENDING ACQUISITIONS

    In addition to the Merger, the Company has pending the following acquisitions:

    Bull HN Information Systems, Inc.; Phoenix, Arizona. The Company has entered into a definitive agreement to acquire a 137,058 square foot office building in Phoenix, Arizona for approximately $10.9 million (the "Bull Information Systems Acquisition," and together with the Merger, the "Pending Acquisitions"). The property is currently net leased to Bull HN Information Systems, Inc. through October 2005. The Bull Information Systems Acquisition will be financed with approximately $600,000 in a promissory note issued to the seller, the assumption of approximately $5.9 million of mortgage indebtedness (which bears interest at 8.12%), a credit received by the Company for the transfer of an existing security deposit of approximately $1.0 million in cash. The current annualized base rent on the property is $972,118. The average annual net rent payable during the remaining lease term is $1,028,260. The groundwater under the Bull HN Information Systems, Inc. property has been contaminated by a prior owner of this property. The contamination currently is under remediation. Honeywell, Inc., the prior owner, and the tenant, Bull HN Information Systems, Inc. (which was owned by Honeywell at the time of the contamination) have agreed to be solely responsible for all environmental costs and liabilities associated with this contamination and its remediation. In the event the acquisition of this property is consummated by the Company, at the closing of this acquisition, the Company will be assigned the benefits of an indemnification agreement under which Bull HN Information Systems, Inc. will be obligated to indemnify the Company against any liabilities relating to this contamination. There can be no assurance that the Bull Information Systems Acquisition will be consummated or, if consummated, as to the timing thereof.

FINANCING ACTIVITIES

    Public Offering of Lexington Common Stock. In July 1997, the Company completed an offering of 2,800,000 shares of Lexington Common Stock, at a price of $13.75 per share, less underwriting discounts and commissions. Proceeds of the offering, net of underwriting fees, amounted to $36.2 million, which was used to repay debt, and the balance was used for other general corporate purposes.

    Salt Lake City Refinancing. In May 1997, the Company completed the refinancing of a $22.1 million mortgage (the "Refinanced Amount") secured by its Property in Salt Lake City, Utah (the "Salt Lake City Refinancing"). The Company borrowed approximately $24.25 million to effect the Salt Lake City Refinancing, with excess proceeds used to pay debt restructuring and transaction costs and for general corporate purposes. The Salt Lake City Refinancing reduced the stated interest rate on the Refinanced Amount from 12.9% to 7.61% per annum, and, commencing January 1, 1998, will reduce the Company's annual debt service payments by approximately $1.35 million. See "Indebtedness of the Company."

    Partnership Merger. In March 1997, in connection with the acquisition of three warehouse properties in Pennsylvania (the "Exel Pennsylvania Properties"), an unaffiliated partnership (the "Exel Partnership"), merged into Lepercq Corporate Income Fund L.P. ("LCIF"). As a result of the merger, LCIF issued 480,028 OP Units (the "Exel Partnership OP Units") exchangeable beginning in April 1999 for shares of Lexington Common Stock, to the former partners of the Exel Partnership. The Exel Partnership OP Units are entitled to distributions at the same rate as shares of Lexington Common Stock. At the time of the merger, the Exel Partnership's sole assets consisted of approximately $6.0 million in cash and the right to acquire the Exel Pennsylvania Properties in a tax-free exchange under the Code.

    Sale of Exchangeable Notes. In March 1997, in connection with the acquisition of the Exel Pennsylvania Properties, LCIF issued and sold $25 million aggregate principal amount of its 8.0% Exchangeable Redeemable Secured Notes (the "Exchangeable Notes") to an institutional investor in a private placement. The Exchangeable Notes bear interest at a rate of 8.0% per annum and mature in March 2004. The Exchangeable Notes are secured by first mortgage liens on the Exel Pennsylvania Properties, are fully guaranteed by the Company and can be exchanged by the holders thereof for shares of Lexington Common Stock at $13 per share beginning in the year 2000, subject to adjustment. The Exchangeable Notes require interest only payments semi-annually in arrears and may be redeemed at the Company's option after three years at a price of 103.2% of the principal amount thereof, declining to par after five years. In connection with the sale of the Exchangeable Notes, the Company entered into certain related agreements providing for, among other things, certain demand and piggyback registration rights to the initial purchaser of the Exchangeable Notes. The Exchangeable Notes are subordinated in right of payment to the Company's obligations under the Credit Facility (as defined below).

    Credit Facility. In February 1997, the Company's secured revolving credit facility (the "Credit Facility") was amended to extend the maturity to June 1999 and to increase the maximum borrowing availability to $60 million. The Credit Facility is currently secured by first mortgage liens on seven Properties; bears interest at 150 basis points (equivalent to 1.5%) over the London Inter-Bank Offered Rate ("LIBOR") and has an interest period of one (1), three (3) or six
(6) months, at the option of the Company. As of the date of this Proxy Statement/Prospectus, the Company has selected a one month interest period. As of September 15, 1997, the aggregate amount outstanding under the Credit Facility was approximately $28.5 million, with an interest rate thereon of approximately 7.12%. The Credit Facility contains various leverage, debt service coverage, net worth maintenance and other customary covenants. See "Indebtedness of the Company."

    Sale of Convertible Preferred Stock. In December 1996, the Company entered into an agreement with Five Arrows Realty Services L.L.C. ("Five Arrows") providing for the sale of up to 2,000,000 shares of Convertible Preferred Stock (the "Investment Agreement"). Under the terms of the Investment Agreement, the Company may sell the Convertible Preferred Stock to Five Arrows at up to three closings, at the Company's option, during 1997 for an aggregate price of approximately $25 million. The Convertible Preferred Stock, which is convertible into Lexington Common Stock on a one-for-one basis at $12.50 per share, subject to adjustment, is entitled to quarterly distributions equal to the greater of $.295 or the product of 1.05 and the per share quarterly distribution on Lexington Common Stock. The Convertible Preferred Stock may be redeemed by the Company after five years at a 6% premium over the liquidation preference of $12.50 per share (plus accrued and unpaid dividends), with such premium declining to zero on or after December 31, 2011. Each share of Convertible Preferred Stock is entitled to one vote per share and holders will be entitled to vote on all matters submitted to a vote of holders of outstanding Lexington Common Stock. In connection with such sale, the Company has entered into certain related agreements with Five Arrows, providing, among other things, for certain demand and piggyback registration rights with respect to such shares and the right to designate a member or members of the Board of Directors under certain circumstances. John D. McGurk is currently serving as Five Arrows' designee to the Board of Directors of the Company.

    As of May 28, 1997, two closings under the Investment Agreement have taken place. On January 21, 1997, the Company sold 700,000 shares of Convertible Preferred Stock to Five Arrows and used the proceeds of approximately $8.75 million to repay in full approximately $8.5 million of outstanding mortgage indebtedness (including $520,000 of related prepayment premiums) on Properties located in Tulsa, Oklahoma; Clackamas, Oregon; Lynwood, Washington; and
Houston, Texas. Such mortgage indebtedness bore interest at 12.625% per annum and would have required interest and principal payments of approximately $1.45 million in 1997. On April 28, 1997, the Company sold an additional 625,000 shares of Convertible Preferred Stock to Five Arrows and used the proceeds of approximately $7.8 million to acquire a Property in Rancho Bernardo, California. Pursuant to the Investment Agreement, the Company may sell an additional 675,000 shares of Convertible Preferred Stock for a sale price of $8.5 million before December 31, 1997.

    REMIC Financing. In May 1995, the Company completed the $70 million debt offering (the "REMIC Financing") by issuing commercial mortgage pass-through certificates secured by 15 Properties, and used a portion of the proceeds to repay approximately $51 million of mortgage indebtedness on eight such Properties. The remaining net proceeds of the REMIC Financing were used to repay other existing indebtedness and for general corporate purposes. The REMIC Financing has a fixed interest rate of 8.10% and matures in May 2005. See "Indebtedness of the Company."

POTENTIAL ACQUISITIONS FROM AFFILIATES

    The Company has been granted an option (the "Option") by The LCP Group, L.P. ("LCP"), an affiliate of E. Robert Roskind, Chairman of the Board of Directors and Co-Chief Executive Officer of the Company, exercisable at any time, to acquire general partnership interests ("General Partnership Interests") currently owned by LCP in two limited partnerships, Net 1 L.P. and Net 2 L.P. (together, the "Net Partnerships"), which own net leased office, industrial and retail properties. The Net Partnerships own a total of 60 single-tenant properties located in 16 states which contain approximately 1.3 million net of rentable square feet. The tenants of such properties include Alco Standard Corporation, Ameritech Services, Honeywell, Inc. and Wal-Mart Stores, Inc. Under the terms of the Option, the Company, subject to review of any such transaction by the independent members of its Board of Directors, may acquire the General Partnership Interests at their fair market value based upon a formula relating to partnership cash flows, with the Company retaining the option of paying such fair market value in securities of the Company, OP Units, cash or a combination thereof. The Company has not yet determined whether to exercise the Option.

POSSIBLE PROPERTY SALE

    Adverse Effects of Possible Property Disposition. Ross Stores, the tenant of the Company's Ross Stores Newark Property, has exercised an option to purchase the Ross Stores Newark Property for its fair market value, which was determined by arbitration based on estimates of fair market value submitted by Ross Stores and the Company. Under the terms of the arbitration, the arbitrator was required to select the submission of either the Company or Ross Stores and was not permitted any discretion to select another valuation. The estimate of the fair market value of the Ross Stores Newark Property submitted by Ross Stores more closely approximated the arbitrator's opinion of value and, accordingly was selected by the arbitrator and confirmed by the Superior Court of the State of California for San Francisco County. The arbitrator's opinion of value was based on numerous factors, including current and future market rental rates, the length of the Ross Stores Newark Property lease, the creditworthiness of Ross Stores and rates of return required by investors who acquire similar properties. The arbitration decision would have allowed Ross Stores to purchase the Ross Stores Newark Property for $24.8 million on or about September 1, 1997. On August 18, 1997 the court ruled in favor of a motion made by Ross Stores to require the Company to post a bond securing rental payments made following September 1, 1997, which the Company has posted. The net book value of the Ross Stores Newark Property at June 30, 1997 was $25.3 million, which includes approximately $1.5 million of deferred rent and deferred expenses related to the Company's refinancing of certain properties, which were allocated to the Ross Stores Newark Property. The Company is currently appealing the state court decision and the outcome of such appeal cannot be determined at this time. If the Company does not prevail on its appeal of the California state court decision, the potential loss on the sale of the Ross Stores Newark Property as of September 1, 1997 would have been approximately $400,000, after the write-off of $515,000 of deferred financing expenses. Subject to the approval of the trustee under the REMIC trust, the Company is permitted to substitute another property into the REMIC Financing pool in place of the Ross Stores Newark Property. In the event the Company is unable to complete such substitution, the Company would be required to repay approximately $19.6 million of the REMIC Financing and would incur a prepayment premium of approximately $750,000. As of May 1, 1997, the annualized base rent for the Ross Stores Newark Property was approximately $3.3 million, which is scheduled to increase to approximately $3.4 million commencing September 1, 1997. See "Risk Factors -- Dependence on Major Tenants" and "Risk Factors -- Possible Property Disposition" in the accompanying Proxy Statement/Prospectus.

    REORGANIZATION OF THE COMPANY AS A MARYLAND REAL ESTATE INVESTMENT TRUST

    The Company is currently incorporated under the laws of the State of Maryland, but intends to reorganize as a Maryland REIT in 1997 (which has not occurred as of the date of this Proxy). The reorganization is expected to result in franchise tax savings for the Company in certain jurisdictions in which the Company owns properties. The reorganization will be effected by merging the Company with and into a newly formed Maryland REIT. In the merger, each outstanding share of Lexington Common Stock and Convertible Preferred Stock of the Company will be converted into one common share of beneficial interest or preferred share of beneficial interest, as the case may be, of the Maryland REIT. Each common or preferred share of beneficial interest in the Maryland REIT will entitle the holder thereof to the same voting rights to which such shareholder was entitled prior to the merger, and it will not be necessary for shareholders of the Company to surrender or exchange their existing stock certificates for new certificates of the Maryland REIT. The Board of Directors does not believe that the reorganization will result in any material change in the Company's business or operations, or otherwise have any affect on the Company's financial statements. Upon effectiveness of the merger, the Company will be known as Lexington Corporate Properties Trust.

    The Company believes that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Accordingly, holders of shares of Lexington Common Stock and Convertible Preferred Stock will not recognize any gain or loss for United States federal income tax purposes as a result of the conversion of their shares into shares of the Maryland REIT. For United States federal income tax purposes, a holder's aggregate basis in the shares of the Maryland REIT received in the merger will equal such holder's adjusted basis in the shares converted therefor and such holder's holding period for the new shares received in the merger will include such holder's holding period in the shares converted therefor. In addition, the Company will not recognize any gain or loss for United States federal income tax purposes upon the transfer of its property to the Maryland REIT pursuant to the merger. Holders of shares of Lexington Common Stock should consult their own tax advisers as to the application and effect of United States federal, state, local and foreign income and other tax laws to the conversion of their shares of Lexington Common Stock or Convertible Preferred Stock into shares of the Maryland REIT in the merger. See "The Merger -- Certain United Stated Federal Income Tax Consequences."

ORGANIZATIONAL STRUCTURE

    The chart set forth below provides information with regard to certain property-holding affiliates of the Company as of the date of this Proxy Statement/Prospectus.

                                [GRAPHIC OMITTED]

DISTRIBUTIONS OF OP UNITS

    The Company's operating partnership structure enables the Company to acquire property by issuing to a seller, as a form of consideration, OP Units. All of such OP Units are convertible at certain times into shares of Lexington Common Stock on a one-for-one basis and all of such interests require the Company to pay certain distributions to the holders thereof. As a result, the Company's cash available for distribution to holders of Lexington Common Stock and Convertible Preferred Stock is reduced by the amount of the distributions required by the terms of such OP Units, and the number of shares of Lexington Common Stock that will be outstanding in the future should be expected to increase, from time to time, as such OP Units and shares of Convertible Preferred Stock are converted into shares of Lexington Common Stock. The table set forth below provides certain information with respect to such OP Units as of June 30, 1997.

    The general partner of each of the limited partnerships has the right to redeem the OP Units held by all, but not less than all, of the limited partners under certain circumstances, including but not limited to a merger, sale of assets or other transaction by the Company or such partnerships which would result in a change of beneficial ownership in the Company or such partnership by 50% or more.

                                                                                     CONVERTIBLE
                                                        CURRENT                      INTO SHARES
                                           NUMBER      ANNUALIZED        TOTAL        OF COMMON      UNITS OWNED
                                          OF UNITS      PER UNIT       ANNUALIZED      STOCK              BY
             PARTNERSHIP                   ISSUED     DISTRIBUTION   DISTRIBUTIONS   COMMENCING:    AFFILIATES (1)
--------------------------------------   ----------   ------------   -------------   -----------    --------------

LCIF-- Special Limited Partners.......      112,229     $1.16 (2)      $  130,186    At any time        85,933
LCIF II Special Limited Partners......       56,880      1.16 (2)          65,981    At any time        44,598
Barngiant Livingston..................       52,335      0.27 (3)          14,130        3/04            1,593
Barnhale Modesto......................       23,267         0 (3)             N/A        2/06            1,743
Barnes Rockshire......................       36,825         0 (3)             N/A        3/05            1,933
Barnvyn Bakersfield...................        7,441         0 (3)             N/A        1/03              978
Barnhech Montgomery...................       11,766      0.29 (3)           3,412        5/06              695
Barnward Brownsville..................       35,400         0 (3)             N/A       11/04            2,856
Red Butte Creek Associates............    1,715,294      0.66 (4)       1,132,094        5/98            6,540
                                            114,006      1.08 (5)         123,126        5/98          114,006
Toy Properties Associates II..........       94,999      1.12 (6)         106,398        1/99           23,088
Toy Properties Associates V...........       34,988      1.12 (6)          39,186        1/99           11,797
Fort Street Partners..................      207,728         0 (7)             N/A        1/06              416
                                             17,259      1.12 (6)          19,330        1/99           17,259
Exel Partnership......................      480,028      1.16 (2)         556,832        4/99                -
                                         ----------
                                                                       ----------                     --------
                                          3,000,445                    $2,190,675                      313,435
                                         ==========                    ==========                     ========


(1) Represents OP Units owned by affiliates of the Company: Richard J. Rouse, E. Robert Roskind (each a member of the Board of Directors and Co-Chief Executive Officer of the Company), The LCP Group, L.P. and its affiliates.
(2) Holders of these units receive distributions that are equal to distributions on Lexington Common Stock.
(3) Holders of these units receive distributions as noted until such units become eligible for conversion to Lexington Common Stock, upon which date they will receive distributions as described in (2) above.
(4) Distributions on these units will increase to $1.08 annually in January
    1998.
(5) Holders of these units receive distributions that are equal to distributions on Lexington Common Stock, with an annual cap of $1.08.
(6) Holders of these units receive distributions that are equal to distributions on Lexington Common Stock, with an annual cap of $1.12.
(7) Holders of these units will receive distributions as described in footnote
    (6) above when such Holder's Op Units become eligible for conversion into Lexington Common Stock.

PROPERTIES

    As of May 1, 1997, the Company owns controlling interests in 43 Properties and minority interests in two additional properties. The Properties, all of which are 100% net leased, are located in 23 states, have approximately 6.3 million net rentable square feet and, under the terms of their applicable leases, currently generate approximately $42.0 million in annualized base rent. The Company's leases currently have a weighted average remaining term (excluding renewal options) of approximately 8.6 years. A majority of the Company's tenants have debt ratings of investment grade. The Company currently generates approximately 43%, 33% and 24% of its annualized base rent from office, industrial and retail properties, respectively.

    The following table sets forth certain information, as of the date of this Proxy Statement/Prospectus, regarding each of the Properties (excluding the Ross Stores Newark Property), the two properties in which the Company owns a minority interest and the Pending Acquisitions.


                                            LAND AREA                                                   NET
                                            (ACRES)/      BASE LEASE TERM AND      (RENEWAL       EFFECTIVE RENT
 TENANT AND PROPERTY LOCATION     YEAR    NET RENTABLE    ANNUAL RENTS PER NET    OPTIONS) TERM     AT MAY 1,
    (OBLIGOR*/GUARANTOR**)        BUILT   SQUARE FEET     RENTABLE SQUARE FOOT     PER OPTION        1997(1)
-------------------------------   -----   ------------    --------------------    -------------   --------------

Office

                                   1982      19.79/       10/82-90/09              (1)  9 year     $ 8,164,712
Northwest Pipeline                           295,000      10/95-09/97:  $27.68     (1) 10 year
Corporation (2)................                           10/97-09/09:  $29.06
295 Chipeta Way                                           (plus CPI
Salt Lake City, UT                                        adjustments)

Circuit City Stores, Inc.(2)(3)    1990      19.71/       03/90-02/10              (4) 10 year     $ 2,478,125
9950 Mayland Drive                           288,562      03/96-02/00:  $ 8.59     (1)  5 year
Richmond, VA                                              03/00-02/10:  $ 9.91

Stratus Computer, Inc. (4).....    1988      17.02/       01/90-01/00              (2) 10 year     $ 2,253,776
55 Fairbanks                                 202,087      02/95-01/00:  $11.15
Marlborough, MA

Hartford Fire Insurance            1983      12.40/       09/91-12/05              (1)  5 year     $ 2,165,500
Company(5).....................              153,364      01/95-12/05:  $14.12
200 Southington Executive Park
Southington, CT

Bank One, Arizona, N.A.........    1960      10.26/       11/88-11/98              (2)  5 year     $ 1,967,059
3615 North 27th Avenue              &        179,280      06/96-11/98:  $10.97
Phoenix, AZ                        1979

Honeywell, Inc.(5).............    1985      51.79/       07/86-07/01              (3)  5 year     $ 1,892,250
19019 No. 59th Avenue                        252,300      07/96-07/01:  $ 7.50
Glendale, AZ

Time Customer Service, Inc.....    1986      14.38/       04/87-03/02              (4)  5 year     $ 1,102,412
10419 North 30th Street                      132,981      01/97-12/97:  $ 8.29
Tampa, FL                                                 01/98-12/98:  $ 8.78
(Time, Inc.**)                                            01/99-12/99:  $ 9.31
                                                          01/00-12/00:  $ 9.87
                                                          01/01-12/01:  $10.46
                                                          01/02-03/02:  $11.09

Bull HN Information
Systems, Inc.(3)(6)............    1985      13.37/       10/94-10/05              None            $   972,118
13430 North Black Canyon            &        137.058      10/94-10/00:  $ 7.09
Freeway                            1994                   10/00-10/01:  $ 7.43
Phoenix, AZ                                               10/01-10/02:  $ 7.62
                                                          10/02-10/03:  $ 7.82
                                                          10/03-10/04:  $ 8.01
                                                          10/04-10/05:  $ 8.20

                                            LAND AREA                                                   NET
                                            (ACRES)/      BASE LEASE TERM AND      (RENEWAL       EFFECTIVE RENT
 TENANT AND PROPERTY LOCATION     YEAR    NET RENTABLE    ANNUAL RENTS PER NET    OPTIONS) TERM     AT MAY 1,
    (OBLIGOR*/GUARANTOR**)        BUILT   SQUARE FEET     RENTABLE SQUARE FOOT     PER OPTION        1997(1)
-------------------------------   -----   ------------    --------------------    -------------   --------------

Cymer, Inc.....................    1989       2.73/       06/96-12/09              None            $   736,872
16160 West Bernardo Drive                    65,755       06/96-05/97:  $10.98
Rancho Bernardo, CA                                       06/97-05/99:  $11.26
                                                          06/99-05/01:  $11.82
                                                          06/01-05/03:  $12.42
                                                          06/03-05/05:  $13.04
                                                          06/05-05/07:  $13.69
                                                          06/07-12/09:  $14.37


                                            ----------                                             -----------

                                             161.45/                                               $21,732,824
       SUBTOTAL: OFFICE                      1,706,387
                                            ----------                                             -----------



Industrial

Exel Logistics, Inc.(7)........    1985      29.01/       10/90-03/12              (2) 10 year     $ 1,771,262
6345 Brackbill Boulevard           1991      507,000      03/97-03/02:   $3.49
Mechanicsburg, PA                   &                     03/02-03/07:   $4.02
(NFC plc**)                        1995                   03/07-03/12:  greater
                                                          of $4.62 or fair
                                                          market rent as
                                                          specified in the lease

Federal Express Corp.(7).......    1987      10.92/       02/88-01/98              (1) 5 year      $ 1,284,953
3350 Miac Cove Road                          141,359      02/93-01/98:   $9.09
Memphis, TN

Exel Logistics, Inc............    1989      24.38/       11/15/91-11/30/06        (2) 5 year      $ 1,139,496
6 Doughton Road                              330,000      12/01/94-11/30/97:
New Kingstown, PA                                         $3.45
(NFC plc**)                                               12/01/97-11/30/00:
                                                          $3.77
                                                          12/01/00-11/30/03:
                                                          $4.12
                                                          12/01/03-11/30/06:
                                                          $4.51



Time Customer Service, Inc.....    1986      15.02/       08/87-07/02              (1) 5 year      $   913,828
3102 Queen Palm Drive                        229,605      08/96-07/98:   $3.98
Tampa, FL                                                 08/98-07/01:   $4.16
(Time, Inc.**)                                            08/01-07/02:   $4.39


Exel Logistics, Inc............    1985      12.52/       11/91-11/06              (2) 5 year      $   845,242
245 Salem Church Road                        252,000      12/94-11/97:   $3.35
Mechanicsburg, PA                                         12/97-11/00:   $3.67
(NFC plc**)                                               12/00-11/03:   $4.01
                                                          12/03-11/06:   $4.38

Johnson Controls, Inc.(5)......    1996      24.00/       12/96-12/06              (2) 5 year      $   648,804
46600 Port Street                            134,160      12/96-12/97:   $4.84
Plymouth, MI                                              12/97-12/06:  annual
                                                          esc. equal to 3xCPI,
                                                          not to exceed
                                                          4.5%/annum

White Consolidated
Industries, Inc.(7)............    1970      26.57/       12/86-12/01              (2) 5 year      $   593,436
Tappan Park                                  296,720      01/97-12/01:   $2.00
22 Chambers Road                                          (8)
Mansfield, OH

Exel Logistics, Inc............    1981       9.66/       11/91-11/06              (2) 5 year      $   552,203
34 East Main Street                          179,200      12/94-11/97:   $3.08
New Kingstown, PA                                         12/97-11/00:   $3.37
(NFC plc**)                                               12/00-11/03:   $3.68
                                                          12/03-11/06:   $4.02

                                            LAND AREA                                                   NET
                                            (ACRES)/      BASE LEASE TERM AND      (RENEWAL       EFFECTIVE RENT
 TENANT AND PROPERTY LOCATION     YEAR    NET RENTABLE    ANNUAL RENTS PER NET    OPTIONS) TERM     AT MAY 1,
    (OBLIGOR*/GUARANTOR**)        BUILT   SQUARE FEET     RENTABLE SQUARE FOOT     PER OPTION        1997(1)
-------------------------------   -----   ------------    --------------------    -------------   --------------

Johnson Controls, Inc.(5)......    1996      25.20/       12/96-12/06              (2) 5 year      $   491,040
450 Stern Street                             111,160      12/96-12/97:  $4.42
Oberlin, OH                                               12/97-12/06:  annual
                                                          esc. equal to 3xCPI,
                                                          not to exceed
                                                          4.5%/annum

Allegiance Healthcare
Corporation(2)(3)..............    1991      10.16/       09/91-09/01              (2) 5 year      $   472,500
5950 Greenwood Pkway                         123,924      09/91-09/01:  $3.81
Bessemer, AL
(Baxter International, Inc.**)

Walker Manufacturing
Company(7).....................    1968      20.00/       08/87-08/00              None            $   446,059
904 Industrial Road                 &        195,640      08/94-08/97:  $2.28
Marshall, MI                       1972                   08/97-08/00:  greater
(Tenneco Automotive, Inc.**)                              of $2.49 or CPI esc.


Toys "R" Us, Inc.(2)...........    1981       7.56/       09/81-08/06              (5) 5 year      $   400,200
West Wingfoot Rd.                            123,293      09/87-04/98   $3.25
Houston, TX                                               05/98-08/06   $3.98

Unisource Worldwide, Inc.......    1958       7.00/       10/87-09/02              None            $   346,040
109 Stevens Street                  &        168,800      10/92-09/97:  $2.05
Jacksonville, FL                   1969                   10/97-09/02:  $2.25

Dana Corporation(3)............    1983      20.95/       08/92-08/07              (2) 5 year      $   325,367
One Spicer Dr.                      &        148,000      08/96-07/99:  $2.20      (1) 4 years,
Gordonsville, TN                   1985                   08/99-07/02:  $2.26      11 mos.
                                                          08/02-07/05:  $2.33
                                                          08/05-08/07:  $2.40

SKF USA, Inc...................    1996      21.13/       12/96-12/14              (3) 10 year     $   322,397
324 Industrial Park Road                     72,868       12/96-12/99:  $4.42
Franklin, NC                                              01/00-12/14:  CPI
                                                          adjusted every three
                                                          years

Crown Cork & Seal
Company, Inc.(7)...............    1970       5.80/       09/86-09/01              (1) 5 year      $   293,460
567 So. Riverside Drive             &        146,000      09/96-09/01:  $2.01
Modesto, CA                        1976

Johnson Controls, Inc.(5)......    1997      22.20/       02/97-02/07              (2) 5 year      $   288,608
15911 Progress Drive                         58,800       02/97-02/98:  $4.91
Cottondale, AL                                            02/98-02/07:  annual
                                                          esc. equal to 3xCPI,
                                                          not to exceed
                                                          4.5%/annum

Walker Manufacturing
Company(7).....................    1979       8.26/       08/87-08/00              None            $   152,760
1601 Pratt Avenue                            53,600       08/94-08/97:  $2.85
Marshall, MI                                              08/97-08/00:  greater
(Tenneco Automotive, Inc.**)                              of $ 3.11 or CPI esc.



                                            ----------                                             -----------

                                             300.34/                                               $11,287,655
       SUBTOTAL: INDUSTRIAL                  3,272,129
                                            ----------                                             -----------

                                            LAND AREA                                                   NET
                                            (ACRES)/      BASE LEASE TERM AND      (RENEWAL       EFFECTIVE RENT
 TENANT AND PROPERTY LOCATION     YEAR    NET RENTABLE    ANNUAL RENTS PER NET    OPTIONS) TERM     AT MAY 1,
    (OBLIGOR*/GUARANTOR**)        BUILT   SQUARE FEET     RENTABLE SQUARE FOOT     PER OPTION        1997(1)
-------------------------------   -----   ------------    --------------------    -------------   --------------

Retail

Fred Meyer, Inc.(7)............    1986      13.90/       03/88-03/08              (3) 10 year     $1,009,375
2655 Shasta Way                              178,204      03/88-03/08:  $5.66
Klamath Falls, OR

Liberty House, Inc.(2).........    1980       1.22/       10/80-09/09              (1) 115 mos.    $  962,981
Fort Street Mall (King St.)                  85,610       10/95-09/05: $11.25      (1) 2 year
Honolulu, HI                                              10/05-09/09: $11.56      (3) 5 year

Fred Meyer, Inc.(7)............    1986       8.81/       06/86-05/11              (3) 5 year      $  826,086
Highway 101                                  118,179      06/86-05/11:  $6.99
Newport, OR                                               plus 0.5% of gross
                                                          sales in excess of
                                                          $20,000,000 ($60,977
                                                          paid in 1997)

Hechinger Property Co.(2)......    1980       7.61/       05/81-04/06              (1) 10 year     $  772,383
7111 Westlake Terrace                        95,000       05/96-04/06:  $8.13      (3) 5 year
Bethesda, MD
(Hechinger Stores Company*)

Federated Department
Stores, Inc.(2)................    1974      11.00/       02/76-01/06              (1) 8 year      $  676,601
24100 Laguna Hills Mall                      160,000      02/80-01/06:  $4.23      (2) 15 year
Laguna Hills, CA                                                                   (1) 6 year

Physical Fitness Centers of
Philadelphia, Inc.(7)..........    1987       2.87/       07/87-07/07              (2) 5 year      $  619,850
1160 White Horse Road                        31,750       07/92-07/97: $19.52
Voorhees, NJ                                              07/97-07/02: $22.45
(Bally Total Fitness Corp.**)                             07/02-07/07: $25.82


Scandinavian Health
Spa, Inc.......................    1987       3.32/       01/89-12/08              (2) 5 year      $  612,692
4733 Hills and Dales Road                    37,214       01/97-12/97: $16.46
Canton, OH                                                01/98-12/08:
(Bally Total Fitness Holding                              2.2% annual
Corp.**)                                                  escalations


Bally Total Fitness Corp.(7)...    1987       2.73/       07/87-07/07              (2) 5 year      $  499,100
5917 South La Grange Road                    25,250       07/92-07/97: $19.77
Countryside, IL                                           07/97-07/02: $22.73
                                                          07/02-07/07: $26.14

GFS Realty, Inc................    1976      10.60/       01/77-02/04              (6) 5 year      $  408,360
9580 Livingston Road                         107,337      03/77-02/04:  $3.80
Oxon Hill, MD
(Giant Food, Inc.**)


Mervyn's.......................    1976      11.00/       02/77-12/02              (5) 5 year      $  406,948
4450 California Street                       122,000      01/78-12/02:  $3.34
Bakersfield, CA
(Dayton Hudson Corporation**)


Champions Fitness IV, Inc.(7)..    1977       3.66/       08/87-08/07              (2) 5 year      $  386,400
5801 Bridge Street                  &        24,990       08/92-08/97: $15.46
DeWitt, NY                         1987                   08/97-08/02: $17.78
(Bally Total Fitness Corp.*)                              08/02-08/07: $20.45

Toys "R" Us, Inc.(2)...........    1981       5.85/       06/81-05/06              (5) 5 year      $  382,783
12535 SE 82nd Avenue                         42,842       07/94-01/98   $8.93
Clackamas, OR                                             02/98-05/01   $9.74
                                                          06/01-05/06   $9.91

Toys "R" Us, Inc.(2)...........    1981       3.64/       06/81-05/06              (5) 5 year      $  357,331
18601 Alderwood Mall Blvd.                   43,105       06/86-01/98   $8.29
Lynwood, WA                                               02/98-05/01   $9.03
                                                          06/01-05/06   $9.18

                                              LAND AREA                                                         NET
                                              (ACRES)/            BASE LEASE TERM AND      (RENEWAL       EFFECTIVE RENT
 TENANT AND PROPERTY LOCATION     YEAR      NET RENTABLE          ANNUAL RENTS PER NET    OPTIONS) TERM     AT MAY 1,
    (OBLIGOR*/GUARANTOR**)        BUILT     SQUARE FEET           RENTABLE SQUARE FOOT     PER OPTION        1997(1)
-------------------------------   -----     ------------          --------------------    -------------   --------------

Circuit City Stores
West Coast, Inc.(7)............    1988         3.93/             10/88-10/08              (3) 10 year     $  352,580
7272 55th Street                               45,308             10/93-10/98:  $7.78
Sacramento, CA                                                    10/98-10/03:  $8.54
(Circuit City Stores, Inc.*)                                      10/03-10/08:  $9.30

Toys "R" Us, Inc.(2)...........    1981         4.44/             06/81-05/06              (5) 5 year      $  326,925
6910 S. Memorial Highway                       43,123             06/86-01/98   $7.58
Tulsa, OK                                                         02/98-05/01   $8.26
                                                                  06/01-05/06   $8.40

Circuit City Stores
West Coast, Inc.(7)............    1988         2.72/             12/88-12/08              (3) 10 year     $  304,794
6405 South Virginia Street                     31,400             12/93-12/98: $ 9.71
Reno, NV                                                          12/98-12/03: $10.65
(Circuit City Stores, Inc.*)                                      12/03-12/08: $11.60

Wal-Mart Stores
East, Inc.(7)..................    1985         8.61/             12/85-01/11              (5) 5 year      $  269,770
7055 Highway 85 South                          81,911             12/85-01/11:  $3.29
Riverdale, GA

Circuit City Stores
West Coast, Inc.(7)............    1988         2.57/             12/88-12/08              (3) 10 year     $  260,560
5055 West Sahara Avenue                        36,053             12/93-12/98:  $7.23
Las Vegas, NV                                                     12/98-12/03:  $7.93
(Circuit City Stores, Inc.*)                                      12/03-12/08:  $8.64

GFS Realty, Inc.(2)............    1977         7.32/             01/78-02/05              (1) 12 year     $  224,016
Rockshire Village Center                       51,682             01/78-02/05:  $4.33      (2) 10 year
West Ritchie Parkway
Rockville, MD
(Giant Food, Inc.**)

Montgomery Ward Co., Inc.(2)...    1973         7.61/             11/74-10/04              (3) 5 year      $  152,760
Amigoland Shopping Center                      115,000            11/74-10/04:  $1.33
Mexico Street and Palm
Boulevard
Brownsville, TX

Wal-Mart Stores, Inc.(5).......    1982         5.21/             08/83-01/09              (5) 5 year      $  146,040
Highway 21 South                               56,132             09/87-01/09:  $2.60
Jacksonville, AL                                                  plus 1% of gross sales
                                                                  in excess of
                                                                  $10,290,204 ($40,518
                                                                  paid in 1996)
                                            ----------------                                               -----------
       SUBTOTAL:  RETAIL                       128.62/
                                               1,532,090                                                   $ 9,958,335
                                            ----------------                                               -----------
TOTAL..........................             590.41/6,510,606 (9)                                           $42,978,814
                                            ================                                               ===========

---------------------------
(1) Net Effective Rent means the annual rent in effect as of September 1, 1997 and is calculated by multiplying monthly rent in effect as of May 1, 1997 by 12.
(2) The Company holds leasehold interests in the land on which these buildings are situated. The Company owns in fee simple the land on which all other buildings are situated.
(3) Represents a Pending Acquisition.
(4) The tenant of this Property has indicated its interest in acquiring the Property from the Company.
(5) The Credit Facility is secured by first mortgage liens on these Properties. As of September 15, 1997, approximately $28.5 million was outstanding under the Credit Facility.
(6) Assumes the tenant pays its rent annually in advance, resulting in a prompt payment discount of 3.5% per year.
(7) The REMIC Financing is secured by first mortgage liens on these Properties and the Ross Stores Newark Property.
(8) Effective March 1, 1999 tenant may cancel lease upon 12 months notice and payment of a cancellation fee equal to $197,812.
(9) Includes Pending Acquisitions but excludes the Ross Stores Newark Property. If the Pending Acquisitions were excluded and the Ross Stores Newark Property were included, total Net Rentable Square Feet would be 6,338,118 and the Annualized Base Rent at May 1, 1997 would be $41,986,186.
(t) The Company holds 33.85% and 19% of the limited partnership interest in the limited partnerships that, respectively, own the properties in Bethesda, Maryland and Bakersfield, California.

    The following table sets forth certain information as of May 1, 1997, regarding the timing of lease expirations of the Company's Properties (excluding the Ross Stores Newark Property), the two properties owned by limited partnerships in which the Company holds a minority interest and the Pending Acquisitions.

                                       NUMBER                         PERCENTAGE OF
                                         OF        NET EFFECTIVE          TOTAL
                                       LEASES      BASE RENT AT       NET EFFECTIVE
YEAR (1)                              EXPIRING    MAY 1, 1997 (2)         RENT
----------------------                --------    ---------------     -------------

1997.............................         0         $          0              0
1998.............................         2            3,252,012           7.57%
1999.............................         0                    0              0
2000.............................         3            2,852,595           6.64%
2001.............................         4            3,251,646           7.57%
2002.............................         4            2,769,228           6.44%
2003.............................         0                    0              0
2004.............................         2              561,120           1.31%
2005.............................         3            3,361,634           7.82%
2006.............................        11            6,593,008          15.34%
2007.............................         5            2,119,325           4.93%
2008 and thereafter..............        14           18,218,246          42.38%
                                        ---         ------------        --------

Total............................        48         $ 42,978,814         100.00%
                                        ===         ============        ========

-----------------------------

(1) The Company's leases, including the Pending Acquisitions and properties in which the Company owns a minority interest, currently have an average weighted remaining term (excluding renewal options) of approximately 8.6 years.

(2) Net Effective Rent is calculated by multiplying monthly base rent in effect at May 1, 1997 by 12. The amounts do not include percentage rents (i.e., additional rent calculated as a percentage of the tenant's gross sales above a specified level), if any, that may be payable under leases covering certain of the Properties or CPI adjustments.

    The following table sets forth certain state-by-state information regarding the Properties (excluding the Ross Stores Newark Property), the two properties owned by limited partnerships in which the Company holds a minority interest and the Pending Acquisitions as of May 1, 1997.

                                                                                   Percentage of
                                Number                         Net Effective         Total Net
                                  of          Net Rentable       Base Rent at         Effective
         STATE                Properties      Square Feet      May 1, 1997 (1)          Rent
-----------------------       ----------      ------------     ---------------     -------------

Alabama ...............           3              238,856         $    907,148           2.11%
Arizona ...............           3              568,638            4,831,427          11.24
California ............           5              539,063            2,466,461           5.73
Connecticut ...........           1              153,364            2,165,500           5.04
Florida ...............           3              531,386            2,362,280           5.50
Georgia ...............           1               81,911              269,770           0.63
Hawaii ................           1               85,610              962,981           2.24
Illinois ..............           1               25,250              499,100           1.16
Maryland ..............           3              254,019            1,404,759           3.27
Massachusetts .........           1              202,087            2,253,776           5.24
Michigan ..............           3              383,400            1,247,623           2.90
Nevada ................           2               67,453              565,354           1.32
New Jersey ............           1               31,750              619,850           1.44
New York ..............           1               24,990              386,400           0.90
North Carolina ........           1               72,868              322,397           0.75
Ohio ..................           3              445,094            1,697,168           3.95
Oklahoma ..............           1               43,123              326,925           0.76
Oregon ................           3              339,225            2,218,244           5.16
Pennsylvania ..........           4            1,268,200            4,308,203          10.02
Tennessee .............           2              289,359            1,610,320           3.75
Texas .................           2              238,293              552,960           1.29
Utah ..................           1              295,000            8,164,712          19.00
Virginia.............             1              288,562            2,478,125           5.77
Washington ............           1               43,105              357,331           0.83
Ryder First Plus
Lockheed...............
                                ---         ------------         ------------        -------
Total .................          48            6,510,606         $ 42,978,814         100.00%
                                ===         ============         ============        =======

------------------------------

(1) Net Effective Rent is calculated by multiplying monthly base rent in effect at May 1, 1997 by 12. The amounts do not include percentage rents (i.e., additional rent calculated as a percentage of the tenant's gross sales above a specified level), if any, that may be payable under leases covering certain of the properties.


    Substantially all of the Company's leases are net leases, under which the tenant is responsible for all costs of real estate taxes, insurance and ordinary maintenance. The remainder of the Company's leases are on terms which management believes are substantially similar to those of its net leases. However, the Company has retained responsibility for certain structural repairs with respect to four Properties. Management estimates that the Company's expenditures and reserves for these items will be approximately $150,000 for the year ended December 31, 1997 and $175,000 for the year ended December 31, 1998.

    The Company carries comprehensive liability, fire, extended coverage and casualty insurance for all of its Properties, and carries rent loss insurance on certain of its Properties. However, with respect to certain of the Properties where the leases do not provide for abatement of rent under any circumstances, the Company generally does not maintain rent loss insurance. See "Risk Factors -- Uninsured Loss" in the accompanying Proxy Statement/Prospectus.

INDEBTEDNESS OF THE COMPANY

    The Company's aggregate consolidated outstanding indebtedness as of June 30, 1997, was approximately $183 million, which consisted of approximately (i) $68.4 million of indebtedness outstanding under the REMIC Financing, (ii) $25.0 million of outstanding indebtedness in respect of the Exchangeable Notes described below, (iii) $82.2 million of outstanding mortgage indebtedness related to 12 Properties and (iv) other debt of approximately $7.4 million. All of the mortgages outstanding on the Properties have a fixed rate of interest. As of June 30, 1997, the Company's ratio of debt-to-total market capitalization (defined as debt divided by the sum of debt plus the market value of equity, including Lexington Common Stock, Convertible Preferred Stock and OP Units) was approximately 44.1%. On a pro forma basis, after giving effect to the Pro Forma Adjustments, the Company's ratio of debt-to-total market capitalization, as of June 30, 1997, would have been 44.0%.

    Salt Lake City Refinancing. In May 1997, the Company completed the refinancing of a $22.1 million mortgage in the Salt Lake City Refinancing. The Company borrowed approximately $24.25 million to effect the Salt Lake City Refinancing, with excess proceeds used to pay debt restructuring and transaction costs and for general corporate purposes. The Salt Lake City Refinancing reduced the stated interest rate on the Refinanced Amount from 12.9% to 7.61% per annum and, commencing January 1, 1998, will reduce the Company's annual debt service payments by $1.35 million.

    Sale of Exchangeable Notes. In March 1997, in connection with the acquisition of the Exel Pennsylvania Properties, LCIF issued and sold $25 million aggregate principal amount of its Exchangeable Notes to an institutional investor in a private placement. The Notes bear interest at a rate of 8.0% per annum and mature in March 2004. The Exchangeable Notes are secured by first mortgage liens on the Exel Pennsylvania Properties, are fully guaranteed by the Company and can be exchanged by the holders thereof for shares of Lexington Common Stock at $13 per share beginning in the year 2000, subject to adjustment. The Exchangeable Notes require interest only payments semi-annually and may be redeemed at the Company's option after three years at a price of 103.2% of the principal amount thereof, declining to par after five years. In connection with the sale of the Exchangeable Notes, the Company entered into certain related agreements providing for, among other things, certain demand and piggyback registration rights to the initial purchaser of the Exchangeable Notes. The Exchangeable Notes are subordinated in right of payment to the Company's obligations under the Credit Facility.

    Credit Facility. In February 1997, the Company's secured revolving Credit Facility was amended to extend the maturity to June 1999 and to increase the maximum borrowing availability to $60 million. The Credit Facility is currently secured by first mortgage liens on seven Properties and bears interest at 150 basis points over LIBOR. As of September 15, 1997, the aggregate amount outstanding under the Credit Facility was approximately $28.5 million, with a weighted average interest rate thereon of approximately 7.1%. The Credit Facility limits the amount of indebtedness the Company may incur to 60% of the Company's total market capitalization. The Credit Facility is secured by first mortgage liens on the following seven Properties: Glendale, Arizona; Southington, Connecticut; Riverdale, Georgia; Jacksonville, Alabama; Plymouth, Michigan; Oberlin, Ohio; and Cottondale, Alabama.

    REMIC Financing. In May 1995, the Company completed the $70 million REMIC Financing by issuing commercial mortgage pass-through certificates secured by 15 Properties, and used a portion of the proceeds to repay approximately $51 million of mortgage indebtedness on eight of these Properties. The remaining net proceeds of the REMIC Financing were used to repay other existing indebtedness and for general corporate purposes. The REMIC Financing has a fixed interest rate of 8.10% and matures in May 2005. The REMIC Financing is secured by Mortgages on the following fifteen Properties: Modesto, California; Mansfield, Ohio; Marshall, Michigan (904 Industrial Road); Marshall, Michigan (1601 Pratt Avenue); Memphis, Tennessee;

Mechanicsburg (6345 Brackbill Blvd.), Pennsylvania; Newark, California; Countryside, Illinois; Voorhees, New Jersey; Dewitt, New York; Newport, Oregon; Sacramento, California; Reno, Nevada; Las Vegas, Nevada; and Klamath Falls, Oregon.

    Subordinated Notes. As of June 30, 1997, the Company had approximately $1.9 million of subordinated notes outstanding (the "Subordinated Notes"). The Subordinated Notes mature on October 12, 2000 and bear interest at a fixed rate of 7.75% per annum, payable semiannually on January 1 and July 1 of each year to the holders of record at the close of business on the December 15 or June 15 immediately preceding such interest payment date. The Subordinated Notes are redeemable, at the Company's option, in whole or in part, upon not less than 15 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount plus all accrued and unpaid interest on the Subordinated Notes through the date of redemption.

    Mortgage Indebtedness. As of May 1997, a total of 12 Properties (in addition to the Properties securing the Credit Facility and the REMIC Financing) were subject to outstanding mortgages. The aggregate outstanding principal amount of such mortgages, including accrued interest thereon, was approximately $81.4 million as of such date. These mortgages are subject to certain balloon payments, which, in general, are due over the next five years as follows: $0 in 1997; approximately $10 million in 1998; approximately $5.5 million in 1999 (in addition to $26.4 under the Credit Facility); approximately $8.0 million in 2000, and $0 in 2001. The ability of the Company to make such mortgage payments will depend upon the Company's ability to refinance the relevant mortgages, sell the mortgaged Properties or draw from the Credit Facility sufficient amounts to satisfy such balloon payments. The ability of the Company to accomplish these goals may be affected by economic factors affecting the real estate industry generally, including the available mortgage rates at the time, the Company's equity in the mortgaged Properties, the financial condition of the Company, the operating history of the mortgaged Properties, the then current tax laws and the national, regional and local economic conditions at the time.

    The following table sets forth certain information regarding outstanding mortgage indebtedness on the Company's Properties as of June 30, 1997:

BULL INFORMATION

                                                   APPROXIMATE                  SCHEDULED
                                  MORTGAGE        INTEREST RATE                    DEBT
                                BALANCE AS OF         AS OF                     SERVICE IN
   PROPERTY LOCATION            JUNE 30, 1997     JUNE 30, 1997   MATURITY         1997
------------------------------------------------------------------------------------------
Salt Lake City, UT(1) . .......  $22,329,712           7.610%      10/1/05     $ 4,316,798
                                  12,649,565           7.870%      10/1/05       2,098,896

Marlborough, MA ....... .......   10,069,367          10.180%      9/15/00       1,590,857

Tampa, FL
(104 North 30th Street) .......    5,997,086           8.600%       6/1/98         784,539

Honolulu, HI .......... .......    6,362,613          10.250%       1/1/10         841,170

Phoenix, AZ ........... .......    5,672,327          10.750%       5/1/99         692,707

Laguna Hills, CA ...... .......    4,564,041           8.375%       2/1/06         665,711

Tampa, FL
(3102 Queen Palm Drive) .......    4,289,775           9.125%       5/1/98         391,442

Canton, OH ............ .......    2,729,410           9.490%      2/28/09         387,719

Franklin, NC (2) ...... .......    2,293,265           8.500%       4/1/15         222,252

Oxon Hill, MD ......... .......    2,093,999           6.250%       3/1/04         381,042

Rockville, MD ......... .......    1,239,735           8.820%       3/1/05         221,491

Brownsville, TX ....... .......      962,860           8.375%      11/1/04         150,380
                                 -----------                                   -----------
Total ................. .......  $82,253,755(3)                                $12,745,004
                                 ===========                                   ===========


---------------------------

(1) Before the Salt Lake City Refinancing. See "Recent Activities -- Financing Activities."

(2) Represents the annualized debt service assuming debt was incurred January 1, 1997.

(3) Does not include mortgage balances of $4,054,775 and $2,370,854 as of June 30, 1997 from the Bethesda, Maryland and Bakersfield, California properties, respectively, the minority owned properties.

LEGAL PROCEEDINGS

          Ross Stores, the tenant of the Company's Ross Stores Newark Property, has exercised an option to purchase the Ross Stores Newark Property for its fair market value, which was determined by arbitration based on estimates of fair market value submitted by Ross Stores and the Company. Under the terms of the arbitration, the arbitrator was required to select the submission of either the Company or Ross Stores and was not permitted any discretion to select another valuation. The estimate of the fair market value of the Ross Stores Newark Property submitted by Ross Stores more closely approximated the arbitrator's opinion of value and, accordingly was selected by the arbitrator and confirmed by the Superior Court of the State of California for San Francisco County. The arbitrator's opinion of value was based on numerous factors, including current and future market rental rates, the length of the Ross Stores Newark Property lease, the creditworthiness of Ross Stores and rates of return required by investors who acquire similar properties. The arbitration decision would have allowed Ross Stores to purchase the Ross Stores Newark Property for $24.8 million on or about September 1, 1997. On March 18, 1997 the Superior Court of the State of California for San Francisco County ruled in favor of a motion made by Ross Stores to require the Company to post a bond securing rental payments made following September 1, 1997, which the Company has posted. The Company is appealing the decision, the outcome of which cannot be determined at this time.

                                 CAPITALIZATION

         The following table sets forth the historical capitalization of the Company as of June 30, 1997 and the pro forma capitalization of the Company as of June 30, 1997, which gives effect to the Pro Forma Adjustments. See "--Summary Historical and Unaudited Pro Forma Consolidated Financial Data." This table should be read in conjunction with the financial information presented elsewhere in this Proxy Statement/Prospectus and the Consolidated Financial Statements of the Company and Notes thereto incorporated by reference.

                                                                              UNAUDITED
                                                                     ---------------------------
                                                                           AT JUNE 30, 1997
                                                                     ---------------------------
                                                                     HISTORICAL        PRO FORMA
                                                                     ---------------------------
                                                                            (IN THOUSANDS)
Debt:
 Credit Facility (1) .......................................          $     --          $ 32,250
 REMIC (2) .................................................            68,587            49,039
 8% Exchangeable Redeemable Secured Notes ..................            25,559            25,559
 Other Mortgage Notes ......................................            82,422            94,264
 Other debt ................................................             8,065             9,072
                                                                      --------          --------
   Total debt ..............................................           184,633           210,184
 Minority interest .........................................            27,928            27,928
 Shareholders' equity:
 Preferred Stock, $.0001 par value, 10,000,000 shares
   authorized, 700,000 shares of Class A Senior Cumulative
   Convertible Preferred liquidation preference $12.50 per
   share, issued and outstanding at June 30, 1997; 1,325,000
   pro forma shares issued and outstanding .................                 0                 0
 Excess stock, $.0001 par value, 40,000,000 shares
   authorized, no shares issued or outstanding .............                 0                 0
 Common Stock, $.0001 par value, 40,000,000 shares
   authorized, 12,254,037 shares issued and outstanding at
 June 30, 1997, and 13,958,993 pro forma shares issued and
outstanding (3) ............................................                 1                 1
 Paid-in capital ...........................................           140,827           164,457
                                                                      --------          --------
   Total shareholders' equity ..............................           140,828           164,458
                                                                      --------          --------
   Total capitalization ....................................          $353,389          $402,570
                                                                      ========          ========


------------------------------------

(1) THE PRO FORMA BALANCE REFLECTS A NET $28.5 IN BORROWINGS UNDER THE CREDIT FACILITY DUE TO (i) PURCHASE OF FIRST PLUS AND (ii) THE NET PROCEEDS FROM THE POSSIBLE SALE OF ROSS STORES NEWARK PROPERTY ASSUMING THE REPAYMENT OF REMIC FINANCING OF APPROXIMATELY $19.6 MILLION AND THE ASSOCIATED PREPAYMENT PENALTY OF APPROXIMATELY $750,000. AS OF SEPTEMBER 15, 1997, $28.5 MILLION WAS OUTSTANDING UNDER THE CREDIT FACILITY.

(2) THE PRO FORMA BALANCE REFLECTS A NET DECREASE IN THE REMIC FINANCING DUE TO THE REPAYMENT OF SUCH INDEBTEDNESS OF APPROXIMATELY $19.6 MILLION WITH A PORTION OF THE PROCEEDS FROM THE POSSIBLE SALE OF THE ROSS STORES NEWARK PROPERTY.

(3) ASSUMES EXCHANGE OF SHARES IN CONNECTION WITH THE MERGER AT $14.125 PER SHARE. IF THE EXCHANGE TOOK PLACE AT THE MINIMUM PRICE ($12.125), THE TOTAL PRO FORMA ISSUED AND OUTSTANDING WOULD BE 13,736,623.

     SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

         The Selected Historical and Unaudited Pro Forma Consolidated Financial Data set forth below should be read in conjunction with the Consolidated Financial Statements and Notes thereto incorporated by reference. The unaudited pro forma financial data gives effect to the Pro Forma Adjustments as if such Pro Forma Adjustments had occurred on January 1, 1996 and were carried forward through June 30, 1997 for the operating data and on June 30 for the balance sheet data. See "--Summary Historical and Unaudited Pro Forma Consolidated Financial Data." The pro forma financial information does not purport to be indicative of what the results of operations or financial position of the Company would have been had the transactions been completed on the dates assumed, nor is such pro forma financial data necessarily indicative of the results of operations of the Company that may exist in the future. The financial data for the six months ended June 30, 1997 includes all adjustments, consisting of normal recurring accruals, which management considers necessary for the fair presentation of the financial position and the results of operations of the Company for such period. The results for the six-month periods may not be indicative of the results to be expected for the full year.

                                          SIX MONTHS ENDED
                                             JUNE 30,
                                            (UNAUDITED)
                                    ----------------------------
                                     PRO                           PRO FORMA
                                    FORMA                         (UNAUDITED)               YEAR ENDED DECEMBER 31,
                                   -------    -------    -------    -------    ---------------------------------------------------
                                    1997       1997       1996       1996       1996       1995       1994        1993      1992
                                   -------    -------    -------    -------    -------    -------    -------    -------    -------
                                                                               (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
INCOME STATEMENT:
Revenue:
    Rental ....................    $23,819    $20,178    $14,254    $47,968    $31,244    $24,523    $25,894    $25,702    $25,620
    Interest and other income .        299        284        228        470        431        479        144        169        177
                                   -------    -------    -------    -------    -------    -------    -------    -------    -------
        Total Revenue .........     24,118     20,462     14,482     48,438     31,675     25,002     26,038     25,871     25,797
Expenses:
    Interest expense ..........      8,826      8,583      5,601     17,465     12,818     10,295     10,982     11,066     11,220
    Depreciation ..............      5,938      5,075      3,393     11,733      7,627      5,817      5,909      5,909      5,892
    Amortization of deferred
    expenses ..................        172        415        297        650        619        464        346        268        262
    Property operating expenses        403        403        301        686        686        620        808        558        964
    General and administrative
    expenses ..................      1,844      1,844      1,387      3,769      3,125      2,694      2,416      1,020      2,172
    Other expenses ............        167        167         --         --         --         --         --         --         --
    Expenses of the mergers ...         --         --         --         --         --         --         --      2,441         --
    Transactional expenses ....         --         --         --         --        644         --         --         --         --
                                   -------    -------    -------    -------    -------    -------    -------    -------    -------
        Total Expenses ........     17,350     16,487     10,979     34,303     25,519     19,890     20,461     21,262     20,510
Income before minority
    interests, gain on sale of
    properties, lease
    termination, proceeds and
    extraordinary item ........      6,768      3,975      3,503     14,135      6,156      5,112      5,577      4,609      5,287
Minority interests ............        912        305        201      1,824        690         93         98         81         93
                                   -------    -------    -------    -------    -------    -------    -------    -------    -------
Income before gain on sale
    of properties, lease
    termination proceeds and
    extraordinary item ........      5,856      1,814      3,302     12,311      5,466      5,019      5,479      4,528      5,194
Gain on sale of properties ....         --         --         --         --         --      1,514         --         --         --
Proceeds from lease
termination ...................         --         --         --         --         --      1,600         --         --         --
                                   -------    -------    -------    -------    -------    -------    -------    -------    -------
Income before extraordinary
    items .....................      5,856      3,670      3,302     12,311      5,466      8,133      5,479      4,528      5,194
Extraordinary item -- loss
    on extinguishment of debt .         --      1,856         --         --         --      4,849         --         --         --
                                   -------    -------    -------    -------    -------    -------    -------    -------    -------
    Net income ................    $ 5,856    $ 1,814    $ 3,302    $12,311    $ 5,466    $ 3,284    $ 5,479    $ 4,528    $ 5,194
                                   =======    =======    =======    =======    =======    =======    =======    =======    =======

                                           SIX MONTHS ENDED
                                               JUNE 30,
                                              (UNAUDITED)
                                -------------------------------------
                                    PRO                                  PRO FORMA
                                   FORMA                                (UNAUDITED)                        YEAR ENDED DECEMBER 31,
                                -----------   ----------   ----------   -----------   --------------------------------------------
                                    1997         1997         1996         1996          1996           1995           1994
                                -----------   ----------   ----------   -----------   -----------   ------------   ------------
                                                                               (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
Per Share of Common Stock: (1)
    Income before
        extraordinary item
        Primary ..............  $      0.36   $     0.31   $     0.35   $      0.68   $      0.58   $       0.88   $       0.59
        Fully diluted ........         0.36         0.27         0.34          0.68          0.58           0.88           0.59
    Extraordinary item -- loss
    on extinguishment of debt
        Primary ..............  $        --   $     0.18   $       --   $        --   $        --   $      (0.53)  $         --
        Fully diluted ........           --         0.15           --            --            --          (0.53)            --
    Net income
        Primary ..............  $      0.36   $     0.13   $     0.35   $      0.68   $      0.58   $       0.35   $       0.59
        Fully diluted ........         0.36         0.12         0.34          0.68   $      0.58   $       0.35   $       0.59
Weighted average Common
Stock shares outstanding
    Primary ..................       14,852       10,056        9,559            --         9,393          9,263          9,306
    Fully diluted ............       17,403       12,507        9,581            --         9,393          9,263          9,306
Cash distributions paid ......           --   $      .58   $      .54   $        --   $      1.10   $       1.08   $       1.08

BALANCE SHEET DATA (AT END
    OF PERIOD):
Real estate, before
    accumulated depreciation .  $   426,812   $  377,793   $  302,641            --   $   339,411   $    244,223   $    243,280
    Total assets .............      402,570      353,389      277,518            --       309,126        221,216        216,020
Mortgage loans payable
    (including accrued
    interest) ................      201,112      176,568      158,909            --       186,188        121,690        110,065
Total liabilities ............      238,112      212,561      163,627            --       216,467        124,698        114,800
    Shareholders' equity .....      164,458      140,828      113,891            --        92,659         96,518        101,220

OTHER DATA:
Cash flows from operating
    activities ...............        6,016        9,504        7,006         8,551        14,972          7,216         12,423
Cash flows from investing
    activities ...............         (901)     (32,383)      (2,287)          482       (16,951)         7,887             --
Cash flows from financing
    activities ...............       28,133       32,277       (4,931)       (8,200)        1,859        (15,611)       (12,304)
Funds from operations(2) .....       11,155        8,107        6,824        24,584        15,015         12,048         11,486
Total net rentable sq. ft.
   (at end of period) ........        6,742        6,121        4,563         6,742         5,235          4,212          3,767

NET INCOME BEFORE MINORITY
   INTEREST ..................    4,000,173    1,813,996    3,301,943    12,310,745     5,465,824      3,284,000      5,478,796
Add back:
  Depreciation and
   amortization of real estate    5,936,771    5,075,395    3,392,800    11,732,911     7,627,232      5,817,238      5,908,922
  Minority interest's share
   of net income .............      911,932      304,558      200,830     1,823,905       690,062         92,751         97,587
  Loss from debt restructuring    1,856,271    1,856,271                                               4,849,226
  Property arbitration
   litigation expense ........      167,351      167,351
  Non-recurring stock
   compensation ..............                                294,132       588,265       588,265        441,562
  Transactional expense ......                                              644,047       644,047                     2,441,008
  Write-off of deferred rent
   receivable ................                                                                           678,078
                                -----------   ----------   ----------   -----------   -----------   ------------   ------------
  Subtotal ...................    8,872,325    7,403,575    3,887,762    14,789,128     9,549,606     11,878,855      6,006,509
                                -----------   ----------   ----------   -----------   -----------   ------------   ------------
Less:
  Gain on sale of properties .                                                                        (1,514,400)


                                   -------------------------
                                       1993           1992
                                   -----------   -----------
Per Share of Common Stock: (1)
    Income before
        extraordinary item
        Primary ..............     $      0.48   $      0.56
        Fully diluted ........            0.48          0.56
    Extraordinary item -- loss
    on extinguishment of debt
        Primary ..............     $        --   $        --
        Fully diluted ........              --            --
    Net income
        Primary ..............     $      0.48   $      0.56
        Fully diluted ........     $      0.48   $      0.56
Weighted average Common
Stock shares outstanding
    Primary ..................           9,303         9,303
    Fully diluted ............           9,303         9,303
Cash distributions paid ......     $      0.24            --

BALANCE SHEET DATA (AT END
    OF PERIOD):
Real estate, before
    accumulated depreciation .     $   243,280   $   243,280
    Total assets .............         222,467       230,387
Mortgage loans payable
    (including accrued
    interest) ................         112,501       115,222
Total liabilities ............         116,815       119,794
    Shareholders' equity .....         105,652       110,593

OTHER DATA:
Cash flows from operating
    activities ...............          11,151        12,002
Cash flows from investing
    activities ...............              --        (2,870)
Cash flows from financing
    activities ...............         (12,780)       (8,254)
Funds from operations(2) .....          12,959        12,673
Total net rentable sq. ft.
   (at end of period) ........           3,767         3,767

NET INCOME BEFORE MINORITY
   INTEREST ..................       4,527,773     5,193,366
Add back:
  Depreciation and
   amortization of real estate       5,908,922     5,892,425
  Minority interest's share
   of net income .............          80,647        92,503
  Loss from debt restructuring
  Property arbitration
   litigation expense ........
  Non-recurring stock
   compensation ..............
  Transactional expense ......       2,441,008     1,494,515
  Write-off of deferred rent
   receivable ................
                                   -----------   -----------
  Subtotal ...................       8,430,577     7,479,443
                                   -----------   -----------
Less:
  Gain on sale of properties .

                                          SIX MONTHS ENDED
                                             JUNE 30,
                                            (UNAUDITED)
                                ------------------------------------
                                     PRO                                PRO FORMA
                                    FORMA                              (UNAUDITED)                       YEAR ENDED DECEMBER 31,
                                -----------   ----------  ----------   -----------  --------------------------------------------
                                    1997         1997        1996         1996         1996          1995           1994
                                -----------   ----------  ----------   -----------  -----------  ------------   ------------
  Proceeds from lease
   termination ...............                                                                     (1,600,000)
                                -----------   ----------  ----------   -----------  -----------  ------------   ------------
  Subtotal ...................            0            0           0             0            0    (3,114,400)             0
                                -----------   ----------  ----------   -----------  -----------  ------------   ------------

Funds from Operations ........   12,872,498    9,217,571   7,189,705    27,099,873   15,015,430    12,048,455     11,485,305
                                ===========   ==========  ==========   ===========  ===========  ============    ===========

                               ------------------------
                                   1993        1992
                               -----------  -----------
  Proceeds from lease
   termination ...............
                               -----------  -----------
  Subtotal ...................           0            0
                               -----------  -----------

Funds from Operations ........  12,958,350   12,672,809
                               ===========  ===========

---------------------------



(1) Primary net income per share is computed by dividing net income reduced by preferred dividends by the weighted average number of common and dilutive common equivalent shares outstanding during the periods. Fully diluted net income per share amounts are similarly computed but include the effect, when dilutive, of the Company's other potentially dilutive securities. Fully diluted net income is decreased by preferred dividends and is increased by minority interests resulting from the assumed conversion of the limited operating partnership units. The Company's Preferred Stock and 8% Exchangeable Redeemable Secured Notes are excluded from the 1997 and 1996 historical and pro forma computations due to their anti-dilutive effect during those periods.

(2) The Company believes that Funds from Operations enhances understanding of the Company's financial condition, results of operations and cash flows. The Company believes it is an appropriate measure of the performance of an equity REIT, and can be one measure of a REIT's ability to make cash distributions. Funds From Operations is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as net income (or loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company's method of calculating Funds From Operations excludes other non-recurring revenue and expense items and may be different from methods used by other REITs and, accordingly, is not comparable to such other REITs. Funds From Operations should not be considered an alternative to net income as an indicator of the Company's operating performance or to cash flows from operating activities as determined in accordance with GAAP, or as a measure of liquidity and other consolidated income or cash flow statement data as determined in accordance with GAAP.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

REAL ESTATE ASSETS. The Company's principal sources of liquidity are revenues generated from the Properties, interest on cash balances, amounts available under its Credit Facility and amounts that may be raised through the sale of preferred shares described below or other private or public offerings. For the quarter ended June 30, 1997, leases on the Properties generated approximately $20,178,000 in revenue compared to $14,254,000 for the same period in 1996. For the year ended December 31, 1996, leases on the properties generated approximately $31,244,000 in revenue compared to $24,523,000 in 1995.

DIVIDENDS. The Company paid a dividend of $.27 per share to stockholders in respect of each of the calendar quarters of 1995 and the first quarter of 1996, $.28 per share in respect of the second and third quarters of 1996, and [$.29] per share in respect of the fourth quarter of 1996, the first, second and third quarters of 1997. The Company's annualized dividend rate is currently $1.16 per share.

OPERATING PARTNERSHIP STRUCTURE. The Company's operating partnership subsidiary structure permits the Company to effect acquisitions by issuing to a seller, as a form of consideration, interests in partnerships controlled by the Company. See "The Company -- Distributions on OP Units."

RESULTS OF OPERATIONS

Quarter and six months ended June 30, 1997 compared to quarter and six months ended June 30, 1996

Total Revenues. Total revenues for the quarter and six months ended June 30, 1997 were $10,638,123 and $20,462,330, representing increases of $2,955,682 and
$5,980,533 from the same periods in 1996. The increases in revenues were primarily attributable to increases in rental revenue of $2,882,931 and $5,924,376 for the quarter and six month periods, respectively. Rental revenue increased primarily due to revenues from properties acquired in May and December 1996, and in February, March and May 1997. Interest and other revenues for the quarter and six months ended June 30, 1997 increased $72,751 and $56,157 from the same periods in 1996 primarily due to higher interest-bearing cash balances during the six months ended June 30, 1997.

Total Expenses. Total expenses for the quarter and six months ended June 30, 1997 were $8,504,476 and $16,487,505, representing increases of $2,597,684 and
$5,508,481 from the same periods in 1996. The increases were primarily attributable to increases in interest expense, depreciation and amortization of real estate, and amortization of real estate general and administrative expenses and amortization of deferred expenses, all of which increased principally as a result of property acquisitions and increased property portfolio activity.

Interest expense for the quarter and six months ended June 30, 1997 increased $1,321,988 and $2,982,554 from the same periods in 1996 primarily due to interest expense incurred on the additional debt obtained or assumed in connection with acquisitions in May and December 1996 and February and March 1997. Depreciation and amortization of real estate for the quarter and six months ended June 30, 1997 increased $787,117 and $1,682,595 from the same periods in 1996 primarily due to properties acquired in May and December 1996, and February, March and May 1997. General and administrative expenses for the quarter and six months ended June 30, 1997 increased $398,039 and $623,559 from the same periods in 1996 as a result of increases in certain operating costs due to incremental growth of the Company. Additionally, property arbitration litigation expenses relating to the Newark, California Property of $167,351 were incurred during the quarter ended June 30, 1997. Amortization of deferred expenses for the quarter and six months ended June 30, 1997 increased $70,411 and $118,036 from the same periods in 1996 due to an increase in amortizable deferred loan expenses incurred in connection with the debt obtained or assumed in property acquisitions.

Excluding the property arbitration litigation expenses, general and administrative expenses for the quarter and six months ended June 30, 1997 were approximately 9% of rental revenues, compared to approximately 10% for the same respective periods in 1996.

Net Income. Net income for the quarter and six months ended June 30, 1997 was $303,546 and $1,813,996, representing decreases of $1,324,952 and $1,487,947 from the same periods in 1996. The decreases were primarily attributable to an extraordinary loss on extinguishment of debt incurred in connection with the Salt Lake City debt refinancing, in the amount of $1,787,428. Income before extraordinary item for the quarter and six months ended June 30, 1997 increased $462,476 and $368,324 from the same periods in 1996.

Year ended December 31, 1996 compared to year ended December 31, 1995

Total Revenues. Total revenues for the year ended December 31, 1996 were $31,675,355, an increase of $6,673,593 from the year ended December 31, 1995. The increase in total revenues was attributable to an increase in rental revenue, primarily due to revenues from properties acquired in August and December 1995, and May 1996.

Total Expenses. Total expenses for the year ended December 31, 1996 were $25,519,469 an increase of $5,629,284 from the year ended December 31, 1995. The increase was primarily attributable to increases in interest expense, depreciation and general and administrative expenses, and transactional expenses incurred in 1996.

Interest expense for the year ended December 31, 1996 was $12,817,528, an increase of $2,522,352 from the year ended December 31, 1995, which was primarily due to interest expense incurred on the mortgage notes assumed in the exchange transaction of May 22, 1996 to acquire the Salt Lake City, Utah Property.

Depreciation expense for the year ended December 31, 1996 was $7,627,232, an increase of $1,809,994 from the year ended December 31, 1995, which was primarily due to properties acquired in August and December 1995 and May 1996.

General and administrative expenses for the year ended December 31, 1996 were $3,125,100, a $431,340 increase from the year ended December 31, 1995. This increase is due to an increase in performance-based compensation of $146,702 and an increase in professional fees.

The transactional expenses totaled $644,047 and were comprised of costs of $169,530 associated with a proposed equity offering which was abandoned in favor of the completed private equity placement, and $474,517 of expenses incurred in connection with transactions in progress for which expenses are required to be charged to current operations.

The Company has added two senior corporate officers and one additional employee as employees as of October 1, 1996, in connection with the Company entering into management agreements with two partnerships which own 59 single tenant net-leased office, industrial and retail properties. The cost of the additional overhead is expected to be offset by expenses reimbursed pursuant to the management agreements.

Net income. Net income for the year ended December 31, 1996 was $5,465,824 an increase of $2,181,824 from the year ended December 31, 1995. The increase was primarily attributable to a non-recurring loss on extinguishment of debt incurred in 1995 in the amount of $4,849,226, offset by non-recurring items in 1995 relating to the sale of the Eagan Property on March 31, 1995; a gain on the sale of approximately $1.5 million and proceeds from lease termination of $1.6 million, offset by the related write-off of deferred rent receivable of approximately $678,000. Additionally, the increase in rental revenue discussed above also contributed to the increase in net income.

Year ended December 31, 1995 compared to year ended December 31, 1994

Total Revenues. Total revenues for the year ended December 31, 1995 were $25,001,762, a decrease of $1,036,144 from the year ended December 31, 1994. The decrease in total revenues resulted from a property sale that occurred in March, 1995. The loss of revenue resulting from the property sale was partially offset by an increase in interest income of $334,648 and revenues from new acquisitions.

Total Expenses. Total expenses for the year ended December 31, 1995 were $19,890,185, a decrease of $571,338 from the year ended December 31, 1994. Interest expense for the year ended December 31, 1995 was $10,295,176, a decrease of $687,133 from 1994 as a result of debt refinancing. General and administrative expenses for the year ended December 31, 1995 were $2,693,760, an increase of $277,574 from the year ended December 31, 1994. The increase in general and administrative expense is attributable to an expense of $441,562 relating to performance-based stock compensation. Property operating expenses for the year ended December 31, 1995 were $620,058 a decrease of $188,360, resulting from appraisal and environmental audit work undertaken in 1994.

Net Income. Net income for the year ended December 31, 1995 was $3,284,000, a decrease of $2,194,796 from the year ended December 31, 1994. The decrease in net income in 1995 was primarily attributable to a $4,849,226 loss on extinguishment of debt, of which approximately $4.6 million was incurred by the Company in connection with the REMIC Financing, which was partially offset when the Company recognized a $1,514,400 gain and $1,600,000 of lease termination proceeds resulting from the sale of the Company's property in Eagan, Minnesota.

FUNDS FROM OPERATIONS

Management believes that Funds From Operations enhances an investor's understanding of the Company's financial condition, results of operations and cash flows and believes it is an appropriate performance measure for an equity REIT which provided an indication of a REIT's ability to make cash distributions. Funds From Operations is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as "net income (or loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures." The Company's method of calculating Funds From Operations excludes other non-recurring revenue and expense items and may be different from methods used by other REITs and, accordingly, is not comparable to such other REITs. Funds From Operations should not be considered an alternative to net income as an indicator of operating performance.

The following table reflects the Company's FFO for the years ended December 31, 1996 and 1995 and the quarters ended June 30, 1997 and 1996.

                                           Six months ended June 30,
                                           -------------------------
                                                   Unaudited             Years Ended December 31,
                                                   ---------             ------------------------

                                              1997           1996           1996           1995
                                           -----------     ---------    -----------    -----------
Net income ............................    $ 1,813,996     3,301,943      5,465,824      3,284,000

Add back:
Depreciation and amortization of real .      5,075,395     3,392,800      7,627,232      5,817,238
estate
Minority interest's share of net income        304,558       200,830        690,062         92,751
Loss from debt restructuring ..........      1,856,271            --             --      4,849,226
Property arbitration litigation expense        167,351            --             --
Non-recurring stock compensation ......             --       294,132        588,265        441,562

                                           Six months ended June 30,
                                           -------------------------
                                                   Unaudited             Years Ended December 31,
                                                   ---------             ------------------------

                                              1997           1996           1996           1995
                                           -----------     ---------    -----------    -----------
Transaction expenses ..................             --            --        644,047             --
Write-off of deferred rent receivable .             --            --             --        678,078
                                           -----------     ---------    -----------    -----------
Subtotal ..............................      7,403,575     3,887,762    $ 9,549,606     11,878,855
                                           -----------     ---------    -----------    -----------
Less:
Gain on sale of properties ............                                                 (1,514,400)
Proceeds from lease termination .......                                                 (1,600,000)
                                           -----------     ---------    -----------    -----------
Subtotal ..............................              0             0              0     (3,114,400)
                                           -----------     ---------    -----------    -----------

Funds from Operations .................    $ 9,217,571     7,189,705     15,015,430     12,048,455
                                           ===========     =========    ===========    ===========


Accounting Standard Not Yet Adopted

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS No. 128"). SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, Earnings Per Share ("APB 15") and specifies the computation, presentation, and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. This statement will be adopted for both interim and annual period ending after December 15, 1997.

The following table reflects what would have been the Company's basic and diluted EPS under SFAS 128 for the quarters and six months ended June 30, 1997 and 1996:

                                              Quarters ended                         Six months ended
                                        June 30, 1997 June 30, 1996            June 30, 1997 June 30, 1997
                                       -----------------------------         -------------------------------
Basic:

Income before
   extraordinary item ...........      $   0.18            $   0.17           $   0.33            $   0.35
   Extraordinary item -
   loss on extinguishment of debt         (0.18)                 --              (0.19)                 --
                                       --------            --------           --------            --------

   Net income ...................      $   0.00            $   0.17           $   0.14            $   0.35
                                       ========            ========           ========            ========
Diluted:
Income before
   extraordinary item ...........      $   0.14            $   0.17           $   0.27            $   0.34
   Extraordinary item -
   loss on extinguishment of debt         (0.14)                 --              (0.15)                 --
                                       --------            --------           --------            --------

   Net income ...................      $   0.00            $   0.17           $   0.12            $   0.34
                                       ========            ========           ========            ========


The Company's dividends declared to be paid to stockholders (including preferred stockholders) amounted to approximately 71% of the Company's FFO for the quarter ended June 30, 1997.

                   UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   The following tables of unaudited pro forma consolidated financial data of the Company have been prepared from the historical consolidated financial statements of the Company, as adjusted to give effect to (i) the Merger; (ii) acquisitions consummated since January 1, 1996, (iii) the Bull Information Systems Acquisition (as defined herein); (iv) the Salt Lake City Refinancing (as defined herein); (v) the issuance and sale of 1,325,000 shares of Convertible Preferred Stock (as defined herein) and the application of the net proceeds therefrom; (vi) the possible sale of the Ross Store's Newark Property (as defined herein); and (vii) the June 1997 public offering of 2,800,000 shares of Lexington Common Stock and the application of the proceeds therefrom (collectively, the "Pro Forma Adjustments"). The accompanying pro forma statements of income and other financial data for the year ended December 31, 1996 and the six months ended June 30, 1997 have been prepared as if the events had been consummated as of January 1, 1996 and January 1, 1997, respectively. The accompanying pro forma balance sheet of the Company has been prepared as if these events had been consummated on June 30, 1997. There can be no assurance that the Pending Acquisitions or sale of Ross Stores Newark Property will be consummated, or, if consummated, as to the terms or timing thereof. The unaudited pro forma financial data does not purport to be indicative of what the results of the Company would have been had the transactions been completed on the dates assumed, nor is such financial data necessarily indicative of the results of operations of the Company that may exist in the future. The unaudited pro forma financial data must be read in conjunction with the Notes thereto and with the historical Consolidated Financial Statements and the related Notes incorporated by reference.

                UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                       (FOR THE YEAR ENDED DECEMBER 31, 1996)

                                               Company        CRIT                        Other
                                            Historical   Historical     Merger (1)  Adjustments(2)  Pro Forma
                                            ----------   ----------     ----------  --------------  ---------
Income Statement:
Revenues:
 Rental                                        $31,244      $ 3,423       $   134       $13,167       $47,968
 Interest and other                                431           37                           2           470
                                               -------      -------       -------       -------       -------
   Total Revenues                               31,675        3,460           134        13,169        48,438
Expenses:
 Interest expense                               12,818        1,408            --         3,239        17,465
 Depreciation                                    7,627          797           125         3,184        11,733
 Amortization of deferred expenses                 619           --            --            31           650
 Property operating expenses                       686           --            --            --           686
 General and administrative expenses             3,125          346          (346)           --         3,125
 Other expenses                                    644           --            --            --          6444
                                               -------      -------       -------       -------       -------
   Total Expenses                               25,519        2,551          (221)        6,454       34,3033
                                               -------      -------       -------       -------       -------
Income before minority interests                 6,156          909           355         6,715        14,135
Minority interests                                 690           --            --         1,134(3)      1,824
                                               -------      -------       -------       -------       -------
Income before non-recurring items(5)            $5,466      $   909       $   355       $ 5,581       $12,311
                                               =======      =======       =======       =======       =======

Per share data: (4)
Net income
 Primary                                       $  0.39      $  0.90       $    --       $    --       $  0.68
 Fully diluted                                    0.31         0.90            --            --          0.68
Weighted average common
 shares outstanding
 Primary                                         9,825        1.011           274         4,545        15,655
 Fully diluted                                  12,450        1.011           274         4,545        18,280
                                               -------      -------       -------       -------       -------

       NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                     (FOR THE YEAR ENDED DECEMBER 31, 1996)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) This column reflects the adjustments to the historical financial statements as a result of the Merger as follows:

     Purchase price: Issuance of common stock:
     1,284,956 shares at $14.125 per share..................... $18,150,000
     Assumption of debt........................................  15,850,295
     (fair value approximates carrying value)
     write-off of deferred rent receivable..................... $ 2,020,078 historical carrying value of property..................... (30,585,114)
                                                                -----------
     Excess of Purchase Price over historical
     allocated up to fair value of property ....................$ 5,435,259
                                                                ===========

(2) This column reflects (i) the addition of historical results of operations for the period from January 1 to the respective acquisition dates for the Properties acquired by the Company during 1996 and for a 12-month period for Properties acquired since January 1, 1997 and for the Pending Acquisitions; (ii) the elimination of the results of operations of the Ross Stores Newark Property as if the sale had taken place on January 1, 1996, and (iii) the Salt Lake City Refinancing and (iv) the June 1997 public offering of 2,800,000 shares of Lexington Common Stock and the application of the proceeds therefrom. The results of operations for properties acquired during 1996, from their respective acquisition dates through December 31, 1996 are included in the Company's historical 1996 consolidated statement of income. The results of operations consist principally of rental revenue, interest expense and depreciation expense.

     Rental revenue in these pro forma financial statements (both historical and pro forma) is generated from leases that are "net leases," under which the tenant is responsible for substantially all costs of real estate taxes, insurance and ordinary maintenance. Pro forma rental income represents straight-line rent as provided by GAAP, calculated as the difference between the cash rent paid under the lease and the average rent due over the noncancelable term of the lease.

     The depreciable life for all depreciation adjustments is 40 years. Applicable pro forma interest expense is calculated based on annual interest rates on the respective debt as of the acquisition dates.

                                                             Rental       Annualized       Interest       Depreciation
                                                            Revenue      Interest Rate     Expense         Expense
----------------------------------------------------------------------------------------------------------------------
Acquisition of LP Properties(*)                            $ 2,595              (*)      $   962          $   840
Acquisition of Salt Lake City Property                       3,264           11.04%          424              824
Acquisition of Exel Pennsylvania Properties                  2,949               8%        2,000              601
Acquisition of Bull Property                                 1,023            7.96%          521              226
Acquisition of Lockheed Property                             1,671            7.1875%        395              344
Acquisition of Ryder Property                                1,009            7.1875%        665              206
Acquisition of First Plus Property                           3,544            7.1875%      1,653              779
Sale of Ross Stores Newark Property                         (3,242)           8.10%       (2,015)            (726)
Sale of Stratus Marlboro Property                           (2,254)          10.18%       (1,082)            (473)
Common stock offering                                           --            6.875%      (1,511)              --
Other acquisitions                                           2,608              (**)       1,227              563
                                                           $13,167                       $ 3,239          $ 3,184
                                                           =======                       =======          =======



* The LP Properties consist of four properties leased to Toys "R" Us and the property leased to Liberty House, Inc. The annualized interest rates on the debt was 12.625% and 10.25% on the Toys "R" Us and Liberty House properties respectively.

** The interest rates on the debt on the other acquisitions range from 6.875% to 8.5%.

(3) This amount represents the minority interest in the net income of LCIF due to the issuance of OP units in the acquisition of the Salt Lake City Property, the acquisition of the LP Properties and the acquisition of the Exel Pennsylvania Properties.

(4) Primary net income per share is computed by dividing net income (reduced by preferred dividends) by the weighted average number of common and diluted common equivalent shares outstanding during the period. Fully diluted net income per share amounts are similarly computed but include the effect when dilutive of the Company's other potentially dilutive securities. Fully dilutive net income is reduced by preferred dividends and is increased by minority interest resulting from the assumed conversion of the limited operating partnership units. The Convertible Preferred Stock and Exchangeable Notes are excluded from the pro forma computations due to their anti-dilutive effect during the period.

(5) The following nonrecurring items were not included in the pro forma statement of income for the year ended December 31, 1996:

       Prepayment Premium-Northwest Pipeline Property refinancing         $1,674
       Prepayment Premium-Ross Stores Newark Property debt repayment         773
       Prepayment Premium-Stratus Property debt repayment                  1,862
       Potential Gain on sale of Stratus Property                          3,229
       Potential Loss on possible sale of Ross Stores Newark Property       (514)

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
               (FOR THE SIX MONTHS ENDED AND AS OF JUNE 30, 1997)
                (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           COMPANY          CRIT I                        OTHER
                                        HISTORICAL      HISTORICAL(1)   MERGER(1)        ADJUSTMENTS       PRO FORMA (6)
                                        ------------------------------------------------------------------------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT:
Revenues:
 Rental                                   $  20,178       $ 1,712      $    78          $  1,851 (2)      $  23,819
 Interest and other                             284            15           --                --                299
                                          -------------------------------------------------------------------------
   Total Revenues                            20,462         1,727           78             1,851             24,118
Expenses:
 Interest expense                             8,583           701           --              (458)(2)          8,826
 Depreciation                                 5,075           399           89               375 (3)          5,938
 Amortization of deferred expenses              415            --           --              (243)               172
 Property operating expenses                    403            --           --                --                403
 General and administrative expenses          1,844           150         (150)               --              1,844
 Other expenses                                 167           238         (238)               --                167
                                          -------------------------------------------------------------------------
   Total Expenses                            16,487         1,488         (299)             (326)            17,350
                                          -------------------------------------------------------------------------
Income before minority interest               3,975           239          377             2,177              6,768
Minority interests                              305            --           --               607(3)             912
                                          -------------------------------------------------------------------------
 Net income                               $   3,670       $   239      $   377          $  1,570          $   5,856
                                          =========================================================================

Per share data:(4)
Net income
 Primary                                  $    0.31          0.24           --          $     --          $    0.36
 Fully diluted                                 0.28          0.24           --                --               0.36
Weighted average common shares
outstanding
 Primary                                     10,056         1,011          274             3,611             14,952
 Fully diluted                               12,507         1,011          274             3,611             17,403

BALANCE SHEET (AT END OF PERIOD):
 Real estate at cost                      $ 377,793       $32,600      $   524 (5)      $ 15,895          $ 426,812
 Less: accumulated depreciation              56,418         5,453       (5,453)(5)        10,596            451,822
                                          -------------------------------------------------------------------------
 Real estate, net                           321,375        27,147        5,977            26,491            380,990
 Other assets                                32,014         3,250       (2,855)(5)       (10,829)            21,580
                                          -------------------------------------------------------------------------
      Total assets                        $ 353,389       $30,397      $ 3,122          $ 15,662          $ 402,570
                                          =========================================================================
 Mortgage loans payable                   $ 176,568       $15,369      $     - (5)      $  9,175          $ 201,112
   (including accrued interest)
 Other liabilities                            8,065           762         (762)(5)         1,007              9,072
 Minority interest                           27,927            --           --                --             27,927
 Total liabilities                          212,560        16,131         (762)           10,182            238,111
                                          -------------------------------------------------------------------------
 Shareholders' equity:
 Convertible preferred                           --            --           --                --                 --
 Common stock                                   - 1           101         (101)               --                  1
 Additional paid in capital                 188,950        14,165        3,985             5,400            212,500
 Accumulated distributions in excess
 of net income                              (48,122)           --           --                80            (48,042)
                                          -------------------------------------------------------------------------
 Total shareholders' equity                 140,829        14,266        3,884(5)          5,480            164,459
                                          -------------------------------------------------------------------------
      Total liabilities and
      shareholders' equity                $ 353,389       $30,397      $ 3,122          $ 15,662          $ 402,570
                                          =========================================================================

                  NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED
                         CONDENSED FINANCIAL STATEMENTS
               (FOR THE SIX MONTHS ENDED AND AS OF JUNE 30, 1997)
                (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) This column reflects the adjustments to the historical financial statements as a result of the Merger as follows:

     Purchase price:  Issuance of common stock:
     1,284,956 shares at $14.125 per share                          $ 18,150,000
     Assumption of debt                                               16,130,354
     (fair value approximates carrying value)
     write-off of deferred rent receivable                           $ 2,093,715
     historical carrying value of property                           (30,396,681)
                                                                     -----------
     (total assets)
     Excess of purchase price over historical
     allocated up to fair value of property                          $ 5,977,388
                                                                     -----------

(2) These amounts reflect (i) the addition of historical results of operations for the period from January 1 to the respective acquisition dates for the Properties acquired by the Company during 1997 and for a 6-month period for the Pending Acquisitions, (ii) the elimination of the results of operations of the Ross Stores Newark Property as if the sale had taken place on January 1, 1996, (iii) the Salt Lake City Refinancing and (iv) the June 1997 public offering of 2,800,000 shares of Lexington Common Stock and the application of the proceeds therefrom. The results of operations for Properties acquired during 1997, from their respective acquisition dates through June 30, 1997, are included in the Company's historical June 30, 1997 consolidated statement of income.

     Rental revenue in these financial statements (both historical and pro forma) is generated from leases that are "net leases," under which the tenant is responsible for substantially all costs of real estate taxes, insurance and ordinary maintenance. Pro forma rental income represents straight-line rent as provided by GAAP, calculated as the difference between the cash rent paid under the lease and the average rent due over the non-cancelable term of the lease.

     The depreciable life for all depreciation adjustment is 40 years. Applicable pro forma interest expense is calculated based on annual interest rates on the respective debt as of the acquisition dates.

                      LEXINGTON CORPORATE PROPERTIES, INC.
                    JUNE 30, 1997 PRO FORMA INCOME STATEMENT

                                        RENTAL
                                        REVENUE
Acquisition of Exel Pennsylvania .....    $ 648                    8%  $   433       $ 130
Properties
Acquisition of Bull Property .........      514                 7.96%      260         113
Acquisition of Lockheed Property .....      836                7.125%      196         172
Acquisition of Ryder Property ........      501                7.125%      330         103
Acquisition of First Plus Property ...    1,782                7.125%      819         390
Sale of Ross Stores Newark Property ..   (1,628)                8.10%   (1,002)       (363)
Sale of Stratus Marlboro Property ....   (1,127)               10.18%     (521)       (237)
Repayment of Toys "R" Us Property ....       --               12.625%      (61)         --
debt
Refinancing of Salt Lake City ........       --                 12.9%     (940)         --
Property debt
Other acquisitions ...................      325                6.875%       28          67
                                            ---                -----        --          --

                                        $ 1,851                        $  (458)      $ 375
                                        =======                        =======       =====


        The pro forma interest expense adjustment includes (i) the impact of the Salt Lake City Refinancing (ii) repayment of the Credit Facility with proceeds from the sale of the Ross Stores Newark Property and with proceeds from the Lexington Common Stock offering, and (iii) the impact of interest on acquisitions described above as if they had occurred on January 1, 1997.

(3) This amount represents the minority interest in the net income of LCIF due to the issuance of OP Units in connection with the acquisition of the Company's Salt Lake City Property and the Exel Pennsylvania Properties Acquisition.

(4) Primary net income per share is computed by dividing net income reduced by preferred dividends by the weighted average number of common and diluted common equivalent shares outstanding during the period. Fully diluted net income per share amounts are similarly computed but include the effect when dilutive of the Company's other potentially dilutive securities. Fully dilutive net income excludes preferred dividends and is increased by minority interest resulting from the assumed conversion of the limited operating partnership units. The Company's Convertible Preferred Stock and Exchangeable Notes are excluded from the pro forma computations due to their anti-dilutive effect during the period.

(5) June 1997 Pro Forma Balance Sheet adjustments:


                                         Real                       Deferred              Mortgage
                                        estate     Accumulated        Rent        Other    Loans        Other
                                        at cost    Depreciation    Receivable     Assets  Payable    Liabilities
                                        -------    ------------    ----------     ------  -------    -----------
Acquisition of Bull Property           $ 10,905       $    --       $    -     $  (3,354)   $ 6,544      $ 1,007
Acquisition of Lockheed Property         15,500            --            -       (10,000)     5,500           --
Acquisition of Ryder Property             9,250            --           --            --      9,250           --
Acquisition of First Plus Property       32,560            --            -        (9,560)    23,000
Sale of Ross Stores Newark Property     (30,844)       (7,064)      (1,009)       (1,547)   (25,049)          --
Sale of Stratus Marlboro Property       (21,476)       (3,532)          --         9,241    (10,070)          --
Common stock offering                        --            --           --         5,400         --           --
                                      ---------      ---------     --------     --------   --------     --------

                                        $15,895      $ (10,596)    $ (1,009)    $ (9,820)   $ 9,175      $ 1,007

                                                    Accumulated
                                       Additional  Distributions in
                                        Paid in     Excess of
                                        Capital     Net Income
                                        -------     ----------
Acquisition of Bull Property             $    --      $   --
Acquisition of Lockheed Property              --          --
Acquisition of Ryder Property                 --          --
Acquisition of First Plus Property            --          --
Sale of Ross Stores Newark Property           --      (1,287)
Sale of Stratus Marlboro Property             --       1,367
Common stock offering                      5,400          --
                                          ------     -------

                                         $ 5,400        $ 80

(6) The following nonrecurring items were not included in the pro forma statement of income for the six months ended June 30, 1997:

 Prepayment Premium-Northwest Pipeline Property refinancing              $ 1,674
 Prepayment Premium-Ross Stores Newark Property debt equipment               773
 Prepayment Premium-Stratus Property debt repayment                        1,862
 Potential Gain on sale of Stratus Property                                3,229
 Potential Loss on sale of Ross Stores Newark Property                     (514)
                                                                           ====

                           INFORMATION REGARDING CRIT


BUSINESS

     CRIT was formed as a Massachusetts business trust under the laws of the Commonwealth of Massachusetts on June 27, 1989. CRIT qualified in 1990 as a REIT. Corporate Realty Advisors, Inc. acts as advisor to CRIT pursuant to the Amended and Restated Advisory Services Agreement between CRIT and the Advisor.

     CRIT was formed to invest in triple net leased income-producing commercial and industrial real estate properties throughout the United States. Through the ownership of equity interests in income-producing real property, CRIT has sought rental income from the leasing of its real properties and long term capital gains from appreciation in the value of its real properties. CRIT was intended to have a life cycle consisting of three phases: (1) capital formation and property acquisition; (2) real estate portfolio management; and (3) property disposition. CRIT has completed the first phase, capital formation and property acquisition, and is currently in the second phase of its life cycle, real estate portfolio management. CRIT was designed to be a self-liquidating/finite life trust. It has been anticipated that CRIT would liquidate its portfolio of properties approximately six to ten years after the acquisition of the last acquired property, and would distribute the net proceeds to its shareholders. The last property acquired by CRIT was purchased on September 28, 1992. In the event the proposed Merger is not consummated, CRIT will continue to manage the properties and eventually dispose of them individually or in the aggregate in accordance with the investment policy described below.

INVESTMENT POLICY

     CRIT's investment policy has been to acquire properties, located throughout the United States, that are devoted to commercial and industrial uses. CRIT owns no residential properties. CRIT does not have a policy, and there have been no limitations, as to the amount or percentage of CRIT's assets that may be invested in any one property or group of properties or with any one person or group of persons. However, CRIT has attempted to acquire properties in various locations throughout the United States to minimize the effect of changes in local economic conditions and certain other risks.

     Subject to the overall portfolio borrowing limitation described below, any single property may be encumbered by indebtedness in an amount up to 75% of the appraised value of such property. CRIT may also selectively leverage or refinance, as the case may be, certain, but not necessarily all, of the properties. CRIT will distribute the proceeds received from any such leveragings or refinancings to the shareholders. The amount of any leverage for any property and in the aggregate for all of the properties shall be subject to the limitations described below.

     The aggregate indebtedness (without regard to any temporary or bridge financing) of CRIT's real estate portfolio will not exceed 50% of the aggregate appraised values of all of the properties, and any single property may not bear indebtedness in an amount greater than 75% of the appraised value of any property. For purposes of determining maximum allowable indebtedness, "appraised value" shall be the value reflected in the appraisal obtained by CRIT at the time of acquisition of each property, unless one or more higher appraisals are subsequently obtained, in which event the appraised value shall refer to the value reflected in the highest appraisal.

     If CRIT does not merge with the Company, CRIT expects to hold each property it has acquired for an extended period until eventual liquidation. Prior to its termination and dissolution, CRIT will sell some or all of the properties. The decision to sell any property will depend, in part, on the anticipated remaining economic benefits of continued ownership.

     While CRIT will not conduct a mortgage lending business, it is not precluded, subject to certain restrictions, from making investments in mortgages or holding mortgages received in the process of liquidating CRIT, although CRIT does not currently intend to provide seller financing in the disposition of its properties.

     The Declaration of Trust, among other things, prohibits CRIT from (i) investing in commodities or commodity future contracts, (ii) engaging in any short sales or engaging in trading or underwriting of securities issued by other persons, (iii) issuing equity securities of more than one class; (iv) issuing options or warrants to purchase CRIT Shares unless the exercise price equals or exceeds the then fair market value of CRIT Shares, or issuing options or warrants to purchase CRIT Shares to the Advisor, a Trustee or any affiliate thereof unless such options or warrants are issued under the same terms as sold to the general public and do not exceed 10% of the outstanding shares of CRIT on the date of grant, (v) issuing debt securities unless cash flow is sufficient to cover debt service on all debt securities to be outstanding, (vi) incurring indebtedness in an aggregate amount in excess of 300% of net asset value (defined as the total assets of CRIT (other than intangibles) at cost before deducting depreciation or other non-cash reserves less total liabilities of
CRIT), and (vii) causing CRIT Shares to be listed for trading on a national or regional stock exchange or included on the NASD automated quotation system without the prior approval of the holders of a majority of the outstanding CRIT Shares.

     The Declaration of Trust requires that certain of the trustees review and approve CRIT's investment policy at least annually. The investment objectives and policies of CRIT, except as otherwise provided in the Declaration of Trust, may be altered by CRIT Board without the approval of the shareholders. The methods implementing CRIT's investment policies may also vary as new investment techniques are developed.

PROPERTIES

     To date, CRIT has acquired three properties which are triple net leased. CRIT has contracted with the Advisor to provide management and other related services with respect to such properties and with respect to the investment of monies held in reserve for working capital purposes. CRIT currently has no employees, as the Advisor and affiliates provide all services. All of CRIT's operations are located in the United States. The business conducted by CRIT during 1996, and the business of CRIT as currently conducted, related primarily to managing the three properties previously acquired by CRIT. Further information with respect to the three investment properties follows below:

     The Circuit City Property. On March 27, 1990, CRIT acquired its first rental property: the Circuit City Stores, Inc. ("Circuit City") corporate headquarters building located outside of Richmond, Virginia. CRIT purchased the headquarters building, and assumed the rights and obligations under a ground lease for the underlying land, from CRA Acquisition Corp. ("CRAAC") for $25,000,000 (less certain pro-rated closing amounts). The office building and underlying land (the "Circuit City Property") has been leased to Circuit City under a triple net lease for use by Circuit City as its corporate headquarters.

     Funding sources for the purchase price of the Circuit City Property were as follows: offering proceeds and cash in the amount of $9,313,609; a first mortgage loan in the amount of $12,500,000 from Principal Mutual Life Insurance Company plus accrued interest of $6,552 thereon; and an unsecured loan from CRAAC in the amount of $3,156,990, which unsecured loan was net of $22,849 of prorated rental income and interest. The unsecured loan from CRAAC was subsequently paid in installments as additional offering proceeds were received and was fully repaid on April 30, 1991.

     The Circuit City Property is encumbered by a Deed of Trust and Security Agreement (the "Deed of Trust") which secures a non-recourse note from CRAAC to Principal Mutual Life Insurance Company (the "Lender") for $12,500,000 (the "Note"). CRIT has assumed responsibility for payment on the Note and CRIT has agreed to comply with the terms of the Deed of Trust. During the first five years that the Note was outstanding, interest accrued at the rate of 9.25% per annum, but was payable monthly in advance at the rate of 8.5% per annum. The unpaid interest which accrued at a rate of .75% per annum was added monthly to the principal balance of the Note. The Note matures on March 1, 2000, subject to the right of CRIT to prepay the Note. Prepayment on the Note is subject to a "make-whole" prepayment premium. The amount of the premium, if any, is determined by comparing the then present value of the future yield on the Note with the then present value of the future yield on certain government securities specified in the Note. CRIT must pay a premium, in the amount of the difference, only if the government securities would yield less in the future than the Note.

     The rate of interest on the Note was subject to adjustment at the end of five years to reflect the then current interest rate offered by the Lender for a real estate loan of similar quality, term and amount, with the setting of an amortization arrangement as then prevalent in the lending industry. In December 1994, CRIT reached an agreement with the Lender with respect to the interest rate for the second five years. Effective March 1, 1995, the interest rate under the Note decreased from 9.25% to 8.875%, and interest on the Note is now payable in full monthly. The principal amount of the Note plus the unpaid interest which accrued during the first five years of the loan, totaling $13,093,133 in the aggregate, is payable on March 1, 2000.

     The Circuit City office building is located on approximately 18.5 acres of land, and has approximately 288,000 gross leasable square feet. The building also houses a gymnasium/basketball court, exercise facility, full service cafeteria with 200 seats, a 9,000 square foot computer facility with satellite linkage to Circuit City's other business locations, and a 6,000 square foot warehouse and staging facility. The Circuit City building has parking available for approximately 1,100 cars.

     The lease for the Circuit City office building (the "Circuit City Lease") is a triple net lease under which Circuit City is responsible for real estate taxes, maintenance, utility fees and insurance. As sole tenant, Circuit City occupies 100% of the leasable square footage. The Circuit City Lease commenced on February 28, 1990 and will expire on February 28, 2010. Circuit City has five options to renew and extend the Circuit City Lease consisting of four ten-year periods followed by one five-year period. The monthly rental for years one through five was $189,583 payable monthly in advance. The monthly rental for years six through ten is $206,510 and monthly rental for years eleven through twenty will be $238,281. The rent for each renewal term may be adjusted by the percent change in the consumer price index, as defined in the Circuit City Lease. Rent attributed to the Circuit City Lease represented 76% of CRIT's total rental income in 1996, which percentage was unchanged from 1995.

     Circuit City is a retailer of brand name consumer electronics and major appliances and, through its CarMax division, new and used automobiles with 500 stores in 42 states. According to its Annual Report on Form 10-K, it also owns subsidiaries that provide consumer financing, extended warranty programs and repair and maintenance services relating to substantially all products it sells. Circuit City files annual, quarterly and current reports, proxy statements and other information with the SEC. The summarized financial information of Circuit City set forth below was derived from reports filed by Circuit City with the SEC and neither Lexington nor CRIT assumes any responsibility or liability therefore. Such information is being presented for informational purposes only.

====================================================================================
                                      1997                 1996                 1995
------------------------------------------------------------------------------------
                                          (in thousands)
------------------------------------------------------------------------------------
Net sales                       $7,633,811           $7,029,123           $5,582,947
------------------------------------------------------------------------------------
Gross profit                     1,761,000            1,634,830            1,385,000
------------------------------------------------------------------------------------
Net earnings                       136,414              179,375              167,875
------------------------------------------------------------------------------------
Current assets                   2,163,133            1,733,677
------------------------------------------------------------------------------------
Current liabilities                836,651              831,175
------------------------------------------------------------------------------------
Total assets                     3,081,173            2,526,022
------------------------------------------------------------------------------------
Total liabilities                1,466,317            1,462,101
------------------------------------------------------------------------------------
Stockholders' equity             1,614,856            1,063,921
====================================================================================



     The Allegiance Property (formerly the "Baxter Property"). On October 9, 1991, pursuant to a Purchase and Sale Agreement dated as of October 19, 1990 between CRIT and Birmware I Limited Partnership ("Birmware"), a Texas limited partnership affiliated with Trammell Crow Company, CRIT purchased all of Birmware's right, title and interest in the land and a 123,924 square foot distribution center built thereon (together, the "Allegiance Property") in Bessemer, Alabama. CRIT purchased the rights to the Allegiance Property for $4,500,000, including a 7.5% development fee payable to Birmware. The Allegiance Property is located on 10.16 acres in the Greenwood Exchange development, an industrial park developed by Trammell Crow Company in Bessemer, and is serving as a regional distribution center for Allegiance Healthcare Corporation ("Allegiance").

     Allegiance was formed as a result of the spin-off by Baxter International, Inc. ("Baxter International") of the distribution and surgical manufacturing businesses of Baxter Healthcare Corporation ("Baxter"), a subsidiary of Baxter International, which spin-off was completed on September 30, 1996. In connection with the spin-off, assets of Baxter were transferred to Allegiance, including the net lease covering the Allegiance Property described below.

     CRIT effected the acquisition of the Allegiance Property by means of a financing arrangement with the Industrial Development Board of the City of Bessemer ("IDB") in the form of an Inducement and Loan Agreement (the "Inducement and Loan Agreement"). The Inducement and Loan Agreement was originally entered into between Birmware and the IDB and was subsequently assigned by Birmware to CRIT. In accordance with the terms of the Inducement and Loan Agreement, at the request of Birmware the IDB purchased the land and constructed the building with the proceeds of a non-interest bearing loan made by Birmware to the IDB and evidenced by a bond anticipation note. CRIT acquired beneficial interest to the Allegiance Property upon payment to the IDB of the purchase price of $4,500,000.

     In June, 1992, CRIT financed $1,000,000 of the purchase price pursuant to a lease financing arrangement with the IDB, under which the IDB issued a first mortgage industrial revenue bond in the principal amount of $1,000,000 to a third party lender, Modern Woodmen of America. The payment of such revenue bond is collateralized by, among other things, a first mortgage lien on the property. The loan matures on September 1, 2001 and bears interest at an annual rate of 9.5% with monthly payments of interest only until maturity. CRIT, in turn, entered into a lease with the IDB under which the lease payments equal an amount sufficient to service the revenue bond. CRIT has the option to purchase the Allegiance Property at any time after the revenue bond has been paid in full for a nominal purchase price.

     The Allegiance Property is being leased to Allegiance under a pre-existing ten-year triple net lease which commenced on November 1, 1991 (the "Allegiance Lease", formerly the "Baxter Lease"). As part of the spin-off from Baxter International, Baxter assigned all of its right, title and interest under the Baxter Lease to Allegiance, and Allegiance assumed the obligations of Baxter under the lease accruing after the date of the assignment. Baxter remains liable to CRIT under the Allegiance Lease except with respect to any amendment of the Allegiance Lease subsequently entered into between CRIT and Allegiance. The Allegiance Lease has a base annual rent of $472,500. Allegiance is required to pay all taxes, utility charges, insurance, maintenance and repairs, management fees and all other charges relating to the use and occupancy of the Allegiance Property. Baxter International has unconditionally guaranteed all of the obligations under the Allegiance Lease, except with respect to any amendments entered into between CRIT and Allegiance. Under the terms of the Allegiance Lease, Allegiance has two five-year renewal options at rents which reflect increases in the Consumer Price Index, as published by the Bureau of Labor Statistics of the United States Department of Labor, from the initial commencement date of the lease through the renewal date; provided, however, that pursuant to the assignment and assumption agreement entered into between Baxter and Allegiance, any exercise by Allegiance of an option that would extend the term of the Allegiance Lease beyond December 31, 2006 is subject to the prior consent of Baxter. Any increase in rents may not be less than 3% nor more than 5% on a compounded annual basis. Rent attributed to the Allegiance Lease represented 14% of CRIT's total rental income in 1996, which percentage was unchanged from 1995.

     Allegiance has the right under the Allegiance Lease to require CRIT to pay for the expansion of the distribution center by an additional 88,920 square feet. Allegiance may exercise this right at any time during the initial ten years of the Allegiance Lease. If Allegiance does not exercise this option within the first five years of the Allegiance Lease, Allegiance would be obligated to pay CRIT an additional $100,000 if it later exercises the expansion option.

     Once the distribution center is expanded, the basic term of the Allegiance Lease will be automatically extended by five to ten years, at Allegiance's option, provided that under no circumstances will the term of the Allegiance Lease expire before the end of the ten-year basic term. Commencement of the two five-year optional renewal terms would then be deferred until the end of the extended base term. Rent on the expanded space will depend on the length of the lease extension and prevailing interest rates at the time of expansion, but in no event will be less than 10.5% of the total cost of the expansion.

     If Allegiance exercises the expansion option, CRIT would attempt to finance 100% of the cost of construction of the expansion space and to arrange the term of such financing to be coterminous with the lease extension selected by Allegiance.

     The Allegiance Property is located at the interchange of Morgan Road and Interstate 459, a major artery serving the southern quadrant of the Birmingham metropolitan area. Birmingham is Alabama's largest city with, according to the National Census Bureau, a population in the metropolitan area in 1990 of over 907,000.

Depreciation of that portion of the purchase price allocated to the distribution center is provided by the straight line method over a 40-year recovery period.

     The Dana Property. On September 28, 1992, pursuant to a Purchase and Sale agreement dated as of May 15, 1992 between CRIT and Shannon Properties Inc. ("Shannon"), a Delaware corporation, CRIT purchased all of Shannon's rights, title and interest in the land and a 148,000 square foot regional assembly facility built thereon (together, the "Dana Property"). CRIT purchased the rights to the Property for $3,100,000. The Dana Property is located on 20.95 acres in Gordonsville, Tennessee, and is serving as a regional assembly facility for Dana Corporation ("Dana").

     CRIT financed 50% of the purchase price of the Dana Property by obtaining a first mortgage loan from American Fidelity Assurance Company in the principal amount of $1,550,000. The loan is due on September 1, 2002 and bears interest at an annual rate of 9.5% with a 15-year amortization of monthly payments of principal and interest of $16,185, and a balloon payment in the amount of $770,669 payable upon maturity of the loan. The loan is secured by a deed of trust with respect to the Dana Property and assignment of the lease with Dana. On December 31, 1996, the balance of the loan was $1,311,013.

     The Dana Property is being leased to Dana under a pre-existing triple net lease (the "Dana Lease") whereby Dana is required to pay all taxes, utility charges, insurance, maintenance and repairs, management fees and all other charges relating to the use and occupancy of the Dana Property. The lease is for a term of 15 years, expiring on August 31, 2007. Dana has three options to renew and extend the lease consisting of two five-year periods followed by one term of four years and eleven months. The rent is payable monthly in advance. The monthly rental was $26,324.17 per month through the period ending July 31, 1996; $27,113.92 per month for the three-year period ending July 31, 1999; $27,927.33 per month for the three-year period ending July 31, 2002; $28,765.17 per month for the three-year period ending July 31, 2005 and $29,544.75 per month thereafter through August 31, 2007. The base rent for each renewal term will be fixed and will equal market rates, but, in no event less than 95% or greater than 105% of the rent in the year immediately preceding such option period. Rent attributed to the Dana Lease represented 10% of CRIT's total rental income in 1996, which percentage was unchanged from 1995.

     Dana is a manufacturer of vehicular products, including drivetrain components, engine parts and chassis products, and other industrial products, including fluid power systems and industrial power transmission products. Dana had reported revenues in 1996 of approximately $7.7 billion.

LEGAL PROCEEDINGS

     There are no material legal proceedings pending or threatened against CRIT.

                             SELECTED FINANCIAL DATA

     The following table sets forth certain historical selected financial information for CRIT as of or for the year ended December 31, 1996, 1995, 1994, 1993 and 1992. The financial information of CRIT at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 has been derived from the historical financial statements of CRIT audited by Ernst & Young LLP, independent auditors, whose report with respect to the financial statements of CRIT as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 are incorporated by reference into this Proxy Statement/Prospectus. The financial statements of CRIT as of December 31, 1994, 1993 and 1992 and for each of the two years in the period ended December 31, 1993 were derived from CRIT's audited financial statements. This information should be read in conjunction with the historical financial statements of CRIT, including the related notes thereto, and the other documents incorporated herein by reference.

                                YEAR ENDED DECEMBER 31,
                       1996       1995       1994       1993         1992
                       ----       ----       ----       ----         ----
Total Revenues   $3,459,966  $3,442,823   $3,443,391 $3,440,936  $3,232,331

Net Income          909,193     903,424      876,858    880,836     872,709

Net Income Per         0.90        0.89         0.87       0.87        0.86
 Share (1)

Total Assets     30,585,114  31,155,095   31,802,627 32,241,966  32,715,083

Long Term        15,404,146  15,470,369   15,506,127 15,421,658  15,344,500
 Obligations

Dividends             $1.40       $1.40        $1.40      $1.40       $1.55
 Per Share

------------------------


(1)  Based on 1,010,776 CRIT Shares outstanding during each of such years.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with CRIT's financial statements, and the notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus and other information presented elsewhere herein.

Liquidity and Capital Resources

     CRIT's main sources of current liquidity are: (1) a working capital reserve generated by the cash proceeds from the offering of CRIT Shares; (2) net cash flow generated from rental payments received from the Circuit City, Allegiance and Dana Properties; and (3) borrowings from financial institutions.

     Since its inception in June 1989, CRIT's principal applications of its capital resources have been: (1) the acquisition of income producing real estate; (2) the payment of offering and organization expenses; (3) the payment of interest and administrative expenses; (4) the payment of distributions to shareholders; and (5) payments in respect of mortgages.

     As of June 30, 1997, CRIT had cash of approximately $947,000 which was invested in a money market fund of an affiliate, and prepaid expenses and receivables totalling approximately $138,000. Of these amounts, approximately $323,000 represented a working capital reserve, $353,772 was reserved to pay the quarterly dividend in August 1997 and the balance was reserved for operations. During the quarter ended June 30, 1997, CRIT incurred approximately $238,000 of expenses in connection with the proposed Merger and expects to incur an additional $120,000 of such expenses. CRIT expects to maintain its current dividend rate paid to shareholders since the working capital reserve would be sufficient to cover the expected additional proposed Merger expenses.

     CRIT expects sufficient cash flow to be generated from operations to meet its current operating and debt service requirements on a short-term and long-term basis. CRIT's only significant liabilities are mortgages aggregating $15,386,610 at June 30, 1997, maturing at various dates in approximately three to five years. CRIT anticipates satisfying these mortgages with the proceeds of refinancings or sales of underlying properties.

     CRIT paid dividends aggregating $1,566,702 in 1992, $1,415,086 in each of 1993, 1994, 1995 and 1996 and $353,772 in each of February, May and August 1997. Dividends have been paid by CRIT in excess of net income. Such excess amounts have been charged to additional paid-in capital.

Results of Operations

Six Months Ended June 30, 1997 versus June 30, 1996

      Net income for the three and six months ended June 30, 1997 decreased by approximately $218,000 from each of the corresponding periods in 1996 due to expenses incurred in 1997 in connection with the proposed merger. The Company incurred approximately $238,000 of such merger expenses. These additional expenses were offset by a decrease in the annual advisor fee, which is based on cash flow, by approximately $20,000.

Year Ended December 31, 1996 versus Year Ended December 31, 1995

     Net income in 1996 approximated net income in 1995. Interest income increased by approximately $17,000 due to the increase in cash invested in an interest bearing account. Interest expense decreased $13,319 primarily due to the decrease in the interest rate on the Circuit City loan. An increase in general and administrative expenses was attributable primarily to an increase in the aggregate amount of trustee fees paid by CRIT. Such fees of approximately $22,000 increased as a result of an additional independent trustee (which was due to the change in status of an existing trustee from an affiliated to an independent trustee) and payment for additional trustee meetings to discuss and review proposals received regarding potential sales of assets.

Year Ended December 31, 1995 versus Year Ended December 31, 1994

     Net income in 1995 increased $26,566 from 1994 due primarily to the decrease in interest expense resulting from the interest rate adjustment, from 9.25% to 8.875%, on the Circuit City loan. Although rental income recognized for financial statement purposes was the same for 1995 and 1994, actual rent received increased by approximately $170,000 due to the rental increase on the Circuit City Property, which became effective in March 1995. Interest expense decreased $37,815 due to the reduction in the annual interest rate on the Circuit City loan, which also became effective in March 1995. However, since the pay rate on this loan increased from 8.5% to 8.875%, actual cash paid for interest increased by approximately $83,000. Net cash flow during 1995 increased as the higher rent for the Circuit City Property more than offset the increased cash interest payments on the Circuit City loan. As a result of the increased cash flow, the base annual fee to the advisor increased by approximately $9,000 from 1994.

                      BENEFICIAL OWNERSHIP OF COMMON SHARES


     To the knowledge of management of CRIT, the following entity is the only holder of record or beneficial owner of more than 5% of the outstanding CRIT Shares of CRIT.

                                 Amount and Nature          Percent of
Name and Address              of Beneficial Ownership          Class
----------------              -----------------------          -----
Glenmede Trust Company        274,725 CRIT Shares (1)          27.2%
Trustee for the
Pew Memorial Trust
1 Liberty Place
1650 Market Street, Suite 1200
Philadelphia, PA 19103


(1) Sole voting and investment power.


As of June 30, 1997 no trustee or officer of CRIT beneficially owned any CRIT Shares. As of June 30, 1997, the Advisor owned 10,000 Shares of CRIT.

                            MANAGEMENT OF THE COMPANY

      The directors and senior executive officers of the Company are as follows:

NAME                                  AGE            OFFICE
----                                  ---            ------
E. Robert Roskind...................   52   Chairman of the Board of Directors and Co-Chief
                                              Executive Officer(1)
Richard J. Rouse....................   51   Vice Chairman of the Board of Directors and Co-
                                            Chief Executive Officer
T. Wilson Eglin.....................   33   President, Chief Operating Officer and Director
Antonia G. Trigiani.................   36   Chief Financial Officer and Treasurer
Stephen C. Hagen....................   54   Senior Vice President
Paul R. Wood........................   37   Vice President, Chief Accounting Officer and
                                            Secretary
Janet M. Kaz........................   34   Vice President
Carl D. Glickman....................   71   Director(1)(2)
Kevin W. Lynch......................   44   Director(2)
John McGurk.........................   53   Director(1)(2)
Seth M. Zachary.....................   44   Director(2)



------------------------


(1)  Member, Executive Committee of the Board of Directors.
(2)  Member, Audit and Compensation Committees of the Board of Directors.

      E. ROBERT ROSKIND has served as the Chairman of the Board of Directors and Co-Chief Executive Officer of the Company since October 1993. He founded The LCP Group, L.P. ("LCP") in 1973 and has been its Chairman since 1976. Prior to founding LCP, Mr. Roskind headed the real estate net lease financing area of Lehman Brothers Inc. He is also a general partner for a variety of entities which serve as the general partner of various partnerships that hold net leased real properties and other real estate or interests therein. Mr. Roskind is a director of Berkshire Realty Company, Inc., Krupp Government Income Trust I and Krupp Government Income Trust II.

      RICHARD J. ROUSE became the Vice Chairman of the Board of Directors in April 1996, has served as the Co-Chief Executive Officer and a director of the Company since October 1993, and was the President of the Company from October 1993 until April 1996. Mr. Rouse was also a managing director of LCP. He had been associated with LCP since 1979 and had been engaged there in all aspects of net lease finance, acquisition and syndication and corporate financing transactions.

      T. WILSON EGLIN became the President of the Company in April 1996, has served as Chief Operating Officer of the Company since October 1993, has been a director of the Company since May 1994, and was the Executive Vice President of the Company from October 1993 until April 1996. Prior to his association with the Company, Mr. Eglin had been associated with LCP since 1987 and had been its Vice President--Acquisitions from 1990 to 1993. In connection with his responsibilities with LCP, Mr. Eglin was an officer of affiliated companies that own and manage over 400 net leased real properties and was involved in all aspects of real estate acquisition and finance, principally in net leased transactions.

      ANTONIA G. TRIGIANI has served as the Chief Financial Officer and Treasurer of the Company since October 1993. She had been associated with LCP from 1989 until April 1996, serving as its Vice President--Asset Management from 1990 until April 1996. Prior to joining LCP, Ms. Trigiani was associated with HRE Properties, a REIT listed on the New York Stock Exchange, and Merrill Lynch, Hubbard Inc., a real estate division of Merrill Lynch & Co., Inc.

      STEPHEN C. HAGEN has served as Senior Vice President of the Company since October 1996. From 1992 to 1994, Mr. Hagen was a principal of Pharus Realty Investments, a money manager in real estate stocks, and served as Chief Operating Officer of HRE Properties, a NYSE-listed REIT, from 1989 to 1992.

      PAUL R. WOOD has served as Vice President, Chief Accounting Officer and Secretary of the Company since October 1993. He had been associated with LCP from 1988 to 1993 and from 1990 to 1993 had been responsible for all accounting activities relating to the net leased properties managed by LCP and its affiliates. Prior to joining LCP, Mr. Wood was, from 1987 to 1988, associated with E.F. Hutton & Company Inc. as a senior accountant.

      JANET M. KAZ has served as Vice President of the Company since May 1995, and prior thereto served as Asset Manager of the Company since October 1993. Prior to her association with the Company, Ms. Kaz had been a member of LCP's property acquisition team from 1986 to 1990 and a member of LCP's asset management team from 1991 to 1993. Ms. Kaz was involved in all aspects of real estate acquisition, finance and management, principally in net leased transactions.

      CARL D. GLICKMAN has served as a director and a member of the Audit Committee and Compensation Committee of the Board of Directors of the Company since May 1994. He has been President of the Glickman Organization since 1953. He is on the Board of Directors of Alliance Tire & Rubber Co., Ltd., Andal Corp., Bear, Stearns Companies, Inc. (an affiliate of Bear, Stearns & Co. Inc.), Continental Health Affiliates, Inc., Franklin Corporation, Infu-Tech, Inc., Jerusalem Economic Corporation Ltd. and OfficeMax Inc., as well as numerous private companies.

      KEVIN W. LYNCH is a founder and principal of The Townsend Group, an institutional real estate consulting firm founded in 1983. Prior to forming The Townsend Group, Mr. Lynch was a Vice President for Stonehenge Capital Corporation. Mr. Lynch has been involved in the commercial real estate industry since 1974, and is a director of First Industrial Realty Trust.

      JOHN D. MCGURK became a member of the Board in January 1997 as the designee of Five Arrows to the Board of Directors. He is the founder and President of Rothschild Realty, Inc., the advisor to Five Arrows Realty Securities L.L.C. ("Five Arrows"). Prior to starting Rothschild Realty, Inc. in 1981, Mr. McGurk served as a Regional Vice President for The Prudential Insurance Company of America where he oversaw its New York City real estate loan portfolio, equity holdings, joint ventures and projects under development. Mr. McGurk is a member of the Urban Land Institute, Pension Real Estate Association, Real Estate Board of New York and the National Real Estate Association, and is the President of the Trustee Committee of the Caedmon School.

      SETH M. ZACHARY has served as a director and a member of the Audit Committee and Compensation Committee of the Board of Directors of the Company since November 1993. Since 1987, he has been a partner in the law firm of Paul, Hastings, Janofsky & Walker LLP, counsel to the Company.

COMPENSATION OF EXECUTIVE OFFICERS

      Summary of Cash and Certain Other Compensation. The following table contains certain information regarding aggregate compensation paid or accrued by the Company during the years ended December 31, 1996, 1995 and 1994 to the Chairman of the Board of Directors and Co-Chief Executive Officer, the President and Chief Operating Officer and the two additional executive officers of the Company who received an annual salary and bonus in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                     ------------------------       -------------------------------------
                                                                           AWARDS                PAYOUTS
                                                                    ---------------------      -----------
                                                            OTHER                                                 ALL
                                                           ANNUAL   RESTRICTED  SECURITIES        LONG-TERM      OTHER
                             FISCAL                        COMPEN-   STOCK      UNDERLYING     INCENTIVE PLAN    COMPEN-
          NAME AND            YEAR     SALARY   BONUS      SATION   AWARDS      OPTIONS            PAYOUTS       SATION
     PRINCIPAL POSITION       ENDED      ($)    ($)(1)       ($)     ($)(2)      (#)(3)               ($)        ($)(4)
-----------------------------------------------------------------------------------------------------------------------
E. Robert Roskind           12/31/96   200,000   18,333        --         --      265,400              --        900
  Chairman of the Board     12/31/95   200,000   18,333        --     20,000      236,200              --        900
  of Directors and Co-      12/31/94   200,000   17,333        --     21,060           --              --        792
  Chief Executive Officer

Richard J. Rouse            12/31/96   125,000   11,458        --         --      166,600              --        750
  Vice Chairman and Co-     12/31/95   125,000   11,458        --     12,600      133,800              --        750
  Chief Executive           12/31/94   125,000   10,825        --     13,185           --              --        660
  Officer(5)

T. Wilson Eglin             12/31/96   120,000   11,000        --         --      142,250              --        600
  President and Chief       12/31/95   100,000    9,166        --     10,000       81,000              --        600
  Operating Officer(6 )     12/31/94   100,000    8,666        --     10,530           --              --        582

Antonia G. Trigiani         12/31/96   120,000   11,000        --         --      136,250              --        600
  Chief Financial Officer   12/31/95   100,000    9,166        --     10,000       75,000              --        600
  and Treasurer             12/31/94   100,000    8,666        --     10,530           --              --        528

(1) Bonus amounts include amounts deferred at the election of the named executive officers pursuant to the Company's plan established under Section 401(K) of the Code. In addition the following table reflects the individual amounts of Lexington Common Stock issued to certain members of management of the Company as bonuses (price as of December 31, 1996 was $14.625):

                                       1994   1995
                                       ----   ----
E. Robert Roskind                     2,340    796
Richard J. Rouse                      1,465    537
T. Wilson Eglin                       1,170    403
Antonia G. Trigiani                     585    403

(2) Amount represents the dollar value of awards of restricted stock at $9.00 per share for 1994 and $11.25 per share for 1995, the closing prices of the Lexington Common Stock on December 30, 1994 and December 29, 1995, respectively, the business day immediately prior to the date the restricted stock grant became effective.

(3) Of the 1995 stock options, 56,200, 43,800, 35,000 and 35,000 were granted on
    February 27, 1995 to Messrs. Roskind, Rouse and Eglin and Ms. Trigiani, respectively. The remaining options listed were granted to the named executive officers on July 28, 1995 in connection with an exercise of previously granted options. The exercise price of each stock option was equal to the price at which the previously granted options were purchased, which was $11.125. On February 27, 1995, the Lexington Common Stock had a fair market value of $9.125 and on July 28, 1995 the Lexington Common Stock had a fair market value of $10.875. Of the 1996 stock options, 32,800, 32,800, 46,000 and 40,000 were granted on January 2, 1996 to Messrs. Roskind, Rouse and Eglin and Ms. Trigiani, respectively. The remaining options were granted to the named executive officers on January 24, 1996 in connection with an exercise of previously granted options. The exercise price of each such stock option was equal to the price at which the previously granted options were purchased, which was $11.875. On January 2, 1996, the Lexington Common Stock had a fair market value of $11.25 and on January 24, 1996 the Lexington Common Stock had a fair market value of $11.50. In order to increase management ownership of the Company certain officers of the Company exercised options that were "in the money" and such officers were then re-issued the same number of options which are exercisable at the then current Lexington Common Stock price. The word "purchased" refers to the price at which the prior options were exercised, which was the then current market price of Lexington Common Stock.

(4) Amount represents the dollar value of life insurance premiums paid by the Company during the applicable fiscal year with respect to the life of the named executive officer.

(5) Mr. Rouse was elected Vice Chairman of the Company on April 1, 1996 and prior to such date had served as President of the Company.

(6) Mr. Eglin was elected President and Chief Operating Officer of the Company on April 1, 1996 and prior to such date had served as Executive Vice President and Chief Operating Officer of the Company.

COMPENSATION OF DIRECTORS

      With the exception of the director appointed by Five Arrows, each director who is not employed by the Company receives an annual fee of $20,000 for service as a director. In addition, such directors receive $1,000 for each meeting of the Board of Directors or any committee thereof attended by the director and reimbursement for expenses incurred in attending such meetings. Pursuant to the 1994 Outside Director Stock Plan, as amended, during 1996 each non-employee director was required to receive not less than 50% of such director's fees in Lexington Common Stock at an amount per share equal to 95% of the fair market value of one share of Lexington Common Stock as of the date of purchase. During 1996, Messrs. Glickman, Zachary, and Mr. Harry E. Petersen (who served as director until the Company's 1997 annual meeting of shareholders) elected to receive 100%, 50% (as of August 1, 100%), and 10% (as of October 1, 100%), respectively, of their fees in Lexington Common Stock with respect to the five meetings which the Board of Directors held in 1996. Effective as of February 29, 1996, the 1994 Outside Director Stock Plan was amended to provide that at least 50% of all non-employee directors' fees must be converted into Lexington Common Stock as set forth above. Non-employee directors will continue to have the option of converting all or a portion of their remaining fees into Lexington Common Stock. Pursuant to the Company's 1993 Stock Option Plan, non-employee directors automatically are granted each year, on January 1, non-qualified stock options to purchase, after a one-year holding period, 2,500 shares of Lexington Common Stock at an exercise price equal to the fair market value of the Lexington Common Stock on the date of the grant.

MANAGEMENT AFTER THE MERGER

      After the Effective Time, CRIT will merge with and into the Company and the current management of the Company will continue as members of management of the Company.

PRINCIPAL SECURITY HOLDERS

      Except as described herein, no person is known by the Company to own beneficially in excess of five percent (5.0%) of the outstanding shares of Lexington Common Stock or Preferred Stock as of June 25, 1997. On December 31, 1996, the Company entered into an agreement with Five Arrows, a real estate investment fund of which Rothschild Realty Investors II L.L.C. ("Rothschild Investors") is the managing member, under the terms of which Five Arrows agreed to purchase an aggregate of up to 2,000,000 share of Preferred Stock, which would be convertible into 2,000,000 shares of Lexington Common Stock, subject to adjustment. If all 2,000,000 shares of Preferred Stock were purchased by Five Arrows and converted into Lexington Common Stock, Five Arrows would, as of June 25, 1997, have been the beneficial owner of approximately 11.6% of the issued and outstanding voting stock of the Company, on a fully diluted basis.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table indicates, as of June 25, 1997, (a) the number of shares of Lexington Common Stock and Preferred Stock beneficially owned by each director and nominee for director, each executive officer named in the Summary Compensation Table above, and by all directors and executive officers as a group, and (b) the percentage such shares represent of the total outstanding shares of Lexington Common Stock, Preferred Stock and voting stock. All shares were owned directly on such date with sole voting and investment power unless otherwise indicated.

                               BENEFICIAL OWNERSHIP OF SHARES
                                           (1)                      PERCENT OF CLASS
                               ------------------------------  --------------------------------------
                                LEXINGTON     PREFERRED                                        VOTING
NAME OF BENEFICIAL OWNER       COMMON STOCK   STOCK            COMMON    PREFERRED             STOCK
------------------------       ------------   -----            ------    ---------             -----
E. Robert Roskind               660,808 (2)       --           4.258%    --                    3.923%
Richard J.  Rouse               238,466 (3)       --           1.546     --                    1.424
Carl D. Glickman                115,881 (4)       --            *        --                     *
T. Wilson Eglin                 164,609 (5)       --           1.069     --                     *
Kevin W. Lynch                    3,539 (6)       --            *        --                     *
John D. McGurk                       --        1,325,00(7)     --        100.000%              7.992
Antonia G. Trigiani             148,847 (8)       --            *        --                     *
Seth M. Zachary                  16,481 (9)       --            *        --                     *

All directors and executive
officers as a group
(10 persons) ..............    1,381,741        1,325,000      8.628%         100.000%        15.610%


------------------------


*  Represents beneficial ownership of less than 1%.

(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes (i) 70,574 units of special limited partner interest held by Mr. Roskind in Lepercq Corporate Income Fund L.P.l and Lepercq Corporate Income Fund II l.P., each of which is a subsidiary of the Company, which are exchangeable, on a one-for-one basis, for shares of Lexington Common Stock, (ii) 196,455 units of special limited partner interest held by The LCP Group, L.P., which are exchangeable, on a one-for-one basis, for shares of Lexington Common Stock, (iii) 9,000 shares of Lexington Common Stock owned of record by The LCP Group, L.P. (iv) options to purchase 180,000 shares of Lexington Common Stock at an exercise price of $11.125 per share, 52,600 shares of Lexington Common Stock at an exercise price of $11.875 per share and 32,800 shares of Lexington Common Stock at an exercise price of $11.25 per share, (v) 46,650 shares of Lexington Common Stock owned of record by Mr. Roskind's wife, and (vi) 13,000 shares of Lexington Common Stock owned of record by a private pension plan for the benefit of Mr. Roskind and his wife. Mr. Roskind disclaims beneficial ownership of the 46,650 shares listed in clause (v) above.

(3) Includes (i) 46,406 units of special limited partner interest held by Mr. Rouse in Lepercq Corporate Income Fund L.P. and Lepercq Corporate Income Fund II L.P., which are exchangeable, on a one-for-one basis, for shares of Lexington Common Stock, (ii) options to purchase 90,000 shares of Lexington Common Stock at an exercise price of $11,125 per share. 43,800 shares of Lexington Common Stock at an exercise price of $11,875 per share and 32,800 shares of Lexington Common Stock at an exercise price of $11.25 per share and (iii) 1,500 shares of Lexington Common Stock owned of record by a private pension plan for the benefit of Mr. Rouse.

(4) Includes options to purchase 2,500 shares of Lexington Common Stock at an exercise price of $10.125 per share, 2,500 shares of Lexington Common Stock at an exercise price of $9.00 per share and 2,500 shares of Lexington Common Stock at an exercise price of $11.25 per share.

(5) Includes options to purchase 61,250 shares of Lexington Common stock at an exercise price of $11.125 per share, 35,000 shares of Lexington Common Stock at an exercise price of $11.875 per share and 46,000 shares of Lexington Common Stock at an exercise price of $11.25 per share.

(6) Includes options to purchase 2,500 shares of Lexington Common Stock at an exercise price of $11.75 per share.

(7) Includes 700,000 shares of Preferred Stock owned beneficially and of record by Five Arrows. Mr. McGurk, among others, has been appointed by Rothschild Investors as a manager of Five Arrows. Mr. McGurk is also the designee of Five Arrows to the Company's Board of Directors. Mr. McGurk disclaims beneficial ownership of all such shares of Preferred Stock.

(8) Includes options to purchase 61,250 shares of Lexington Common Stock at an exercise price of $11.125 per share, 35,000 shares of Lexington Common Stock at an exercise price of $11.875 per share and 40,000 shares of Lexington Common stock at an exercise price of $11.25 per share.

(9) Includes options to purchase 2,500 shares of Lexington Common Stock at an exercise price of $10.00 per share, 2,500 shares of Lexington Common Stock at an exercise price of $10.125 per share, 2,500 shares of Lexington Common Stock at an exercise price of $9.00 per share and 2,500 shares of Lexington Common Stock at an exercise price of $11.25 per share.

                        COMPARISON OF SHAREHOLDER RIGHTS


      The following is a summary of the material differences between the provisions of the MGCL and the MGL and the charter documents of the Company and CRIT that will result in changes in the rights of CRIT shareholders. Upon consummation of the Merger, the CRIT shareholders will become shareholders of the Company, a Maryland corporation. Differences between the provisions of the MGCL, and the MGL, and the charter documents of the respective companies, will result in several changes in the rights of CRIT shareholders. It is not practical to summarize all such changes here or to cover all of the respects on which Maryland law may differ from Massachusetts law. Shareholders are advised to review the charter and the by-laws of the Company (the "Charter") and the charter documents of CRIT (the "Declaration of Trust"), which are available as described under "Available Information." CRIT's charter documents and relevant provisions of Massachusetts law are summarized below under the captions "CRIT," and the Company's charter documents and relevant provisions of Maryland law are summarized below under the captions "The Company." The Company believes that the provisions contained in the Charter and By-Laws are comparable to those contained in the constituent documents of similarly situated publicly-traded REITs.

      The following defined terms apply to this discussion of Massachusetts law and the CRIT charter documents: "independent trustees" means the Trustees who
(i) are not affiliated, directly or indirectly, with the Advisor or any other affiliates of CRIT (except as permitted by (ii) below) whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or service as an officer or director of, the Advisor or its affiliates, (ii) do not serve as a director or trustee for more than two other REITs organized by the sponsor, and (iii) perform no other services for CRIT, except as Trustees. For this purpose, (i) an indirect relationship shall include circumstances in which a member of the immediate family of a Trustee has one of the foregoing relationships with the Advisor or CRIT, and (ii) a material business or professional relationship shall not include provision of indemnification by the sponsor or its affiliates. "Sponsor" means Smith Barney, Harris Upham & Co., Incorporated, and any other person directly or indirectly instrumental in organizing (wholly or in part), or who will manage or participate in the management of, CRIT, and any affiliate of any such person but shall not include a person whose only relationship with CRIT is that of an independent property manager whose sole compensation from CRIT is as a property manager or any independent third party whose only compensation is for professional services.

BOARD OF TRUSTEES

      CRIT. The Declaration of Trust provides that the CRIT Board must consist of at least three but not more than five persons, and at least a majority of the CRIT Board of Trustees must be independent. The Declaration of Trust provides that trustees may be removed either with or without cause by a vote of the holders of record of at least a majority of the CRIT Shares outstanding and entitled to vote.

      The Declaration of Trust requires that vacancies on the CRIT Board and newly created trusteeships be filled by a majority of the trustees in office, although less than a quorum exists. Vacancies occurring as a result of the removal of trustees by shareholders shall be filled by the shareholders.

      The Company. The Board of Directors must consist of at least three persons but not more than nine persons. The Charter does not require that a majority of the Company's Board of Directors be independent.

      The Charter provides that a director may be removed only for "cause" and only by the affirmative vote of holders of at least 80% of the combined voting power of all classes of shares of capital stock entitled to vote in the election for directors.

      The Charter requires that, subject to the rights of the holders of any class of Preferred Stock, vacancies on the Board of Directors, except for those resulting from removal by shareholders, and newly created directorships be filled by a majority of the remaining directors, though less than a quorum, or by the shareholders. A vacancy on the Board of Directors resulting from removal of a director by shareholders shall be filled by a vote of the shareholders.

ISSUANCE OF CAPITAL STOCK

      CRIT. CRIT is authorized by its Declaration of Trust to issue up to 20 million CRIT Shares. A majority of the Trustees are authorized to determine from time to time the number of additional Shares that will be sold and issued to the public or others. Preferred stock is not authorized.


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
      The Company. The Charter authorizes the Company to issue 40 million shares of Common Stock and 10 million shares of Preferred Stock in such classes or series and with such rights, preferences, limitations, terms and conditions, as determined by the Board of Directors. The Charter also authorizes the Company to issue 40 million shares of Excess Stock. The Board of Directors may classify and reclassify any unissued shares of capital stock by changing or setting in any respect the rights, privileges, and powers of such shares of stock. See "Description of Lexington Properties Capital Stock -- Restrictions on Transfers of Capital Stock and Anti-takeover Provisions."

DISTRIBUTIONS TO SHAREHOLDERS

      CRIT. The Board of Trustees have complete discretion in choosing whether and to what extent shareholders will receive dividends.

      The Company. Shares of stock owned by a person in excess of 9.8% of the outstanding shares of Equity Stock in the Company ("Excess Stock") are not transferable and not entitled to dividends or voting rights. See "Description of Lexington Properties Capital Stock."

SHAREHOLDER MEETINGS

      CRIT. The Declaration of Trust requires that CRIT hold an annual meeting of shareholders and furnish to each shareholder an annual report at least 30 days prior to each annual meeting of shareholders. A special meeting of shareholders may be called by the Chairman of the Board, a majority of Trustees or a majority of independent Trustees and will be called upon the written request of the Shareholders holding in the aggregate not less than 10% of the outstanding Shares of the Trust entitled to vote at such meeting.

      CRIT must prepare an alphabetical list of the names of all the shareholders who are entitled to vote at a shareholders meeting. The shareholders' list must be available for inspection by any shareholder for a period of ten days prior to the meeting or such shorter time as exists between the record date and the meeting, and continuing through the meeting, at the CRIT's principal office.

      The Company. The Company's By-Laws require that the Company hold an annual meeting of shareholders. A special meeting of shareholders may be called by the Chairman of the Board of Directors or the President or the majority vote of the Board of Directors. Special meetings of the stockholders shall also be called as may be required by law.

      At each meeting of stockholders, a full, true and complete list of all stockholders entitled to vote at such meeting, showing the number and class of shares held by each and certified by the transfer agent for such class or by the Secretary, shall be furnished by the Secretary.

SHAREHOLDER APPROVAL OF CERTAIN ACTIONS

      CRIT. Amendments to the Declaration of Trust require a majority of the outstanding shares entitled to vote unless the amendment involves the rights with respect to outstanding shares of the trust, ownership limits, or shareholder approval requirements set out in the Declaration of Trust. In that case, an affirmative vote of two-thirds of the shares entitled to vote is necessary.

      "Business Combinations" as defined in the Declaration of Trust with any "Acquiring Person" requires approval by the affirmative vote of 80% of all votes entitled to be cast on the matter and held by persons other than the Acquiring Person. The term "Acquiring Person" is defined in the Declaration of Trust to mean any person who, together with its affiliates, and with any other person with whom it has an agreement or understanding with respect to holding or voting CRIT's shares, beneficially owns, in the aggregate, 8.5% or more of the outstanding CRIT Shares.

      The Company. Amendments to the Company's charter require a vote of not less than a majority of the aggregate votes entitled to be cast unless the amendment is inconsistent with the Board of Directors' powers and processes as delineated in the Charter or the shareholder proposal processes and voting requirements of directors and shareholders as delineated in the Charter. If an amendment is inconsistent with the requirements of the Charter, an affirmative vote of no less than 80% of the aggregate votes entitled to be cast is necessary.

      The By-Laws may be amended by either a vote of not less than 80% of the outstanding shares of capital stock in the Company entitled to vote or by vote of two-thirds of the Board of Directors.


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
      Neither the Company's Charter nor By-Laws refer to any shareholder approval requirements in reference to mergers, sales, acquisitions, or exchanges of any kind.

RESTRICTIONS ON CORPORATE ACTIVITIES

      CRIT. Under CRIT's Declaration of Trust, the Board of Trustees shall not:

      (A) sell property to the Sponsor, the Advisor, a Trustee or any affiliate thereof;

      (B) invest more than 10% of its total assets in or make mortgage loans on unimproved real property (property which has the following three characteristics: (i) the property was not acquired for the purpose of producing rental or other operating income, (ii) there is no development or construction in process on such land, and (iii) no development or construction on such land is planned in good faith to commence on such land within one year) or indebtedness secured by a deed of trust or mortgage loans on unimproved real property;

      (C) invest in or make mortgage loans, unless (i) an appraisal is obtained concerning the underlying property and, in the event the Independent Trustees require or the mortgage loan involves the Advisor, Trustees, Sponsor or affiliate, the appraisal is prepared by an independent appraiser, (ii) the appraisal is maintained in the Trust's records for at least five years and is available for inspection and duplication by any shareholder, (iii) a mortgagee's or owner's title insurance policy or commitment as to the priority of the mortgage or the condition of the title is obtained, and (iv) the aggregate amount of all mortgage loans, including construction loans and the loans of the Trust, outstanding on the property, does not exceed 85% of the appraised value of the property without substantial justification;

      (D) invest in or make any mortgage loans which are subordinate to any mortgage loan or equity interest of the Advisor, Trustees, Sponsor or affiliates of the Trust or invest in indebtedness ("junior debt") secured by a mortgage on real property which is subordinate to the lien of other indebtedness ("senior debt"), except where the amount of such junior debt, plus the outstanding amount of the senior debt on such property, does not exceed 85% of the appraised value of such property, if after giving effect thereto, the value of all such investments of the Trust (as shown on the books of the Trust in accordance with generally accepted accounting principles, after all reasonable reserves, but before provision for depreciation) would not then exceed 10% of tangible assets of the Trust;

      (E) invest in real estate contracts of sale, unless such contracts of sale are in recordable form and are appropriately recorded in the chain of title;

      (F) invest in any foreign currency, bullion, commodities, or commodities futures contracts;

      (G)  engage in any short sale;

      (H) engage in trading (as compared with investment activities) or engage in the underwriting of or distributing as agent the Securities issued by others;

      (I) invest in any Security in any entity holding investments or engaging in activities prohibited by the Declaration of Trust;

      (J) invest in equity securities of any non-governmental issuer, including other REITs or limited partnerships for a period in excess of 18 months, provided further, that investments in money market funds sponsored by Affiliates of the Advisor may not exceed 5% of the gross proceeds of the offering;

      (K) issue "redeemable securities" (as defined in Section 2(A)(32) of the Investment Company Act of 1940, as amended), "face amount certificates of the installment types" as defined in Section 2(a)(5) thereof, or "periodic payment plan certificates" as defined in
           Section 2(a)(27) thereof;

      (L) issue options or warrants to purchase CRIT Shares to any person unless (i) the exercise price equals or exceeds the fair market value of the CRIT Shares on the date of grant and (ii) the consideration received (which may include services), in the judgment of the Independent Trustees, has a market value equal to or exceeding the value of such options or warrants on the date of grant;


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
      (M) issue options or warrants to purchase the CRIT Shares to the Advisor, a Trustee, the Sponsor or an affiliate thereof, unless such options or warrants (i) are issued on the same terms as such options or warrants are sold to the general public and (ii) do not exceed an amount equal to 10% of the outstanding CRIT Shares of the Trust on the date of grant;

      (N) issue CRIT Shares on a deferred payment basis or other similar arrangement;

      (O) issue debt securities to the public, unless the cash flow (in the most recently completed fiscal year) excluding extraordinary non-recurring items, is sufficient to properly service the interest on all debt securities to be outstanding after the issuance of any proposed debt securities;

      (P) issue CRIT Shares in a private offering, unless the voting rights per CRIT Share of such CRIT Shares do not exceed the voting rights which bear the same relationship to the voting rights of the publicly held CRIT Shares as the consideration received for each privately offered CRIT Share bears to the Book Value of the CRIT Shares issued pursuant to the Prospectus;

      (Q)  issue equity securities of more than one class;

      (R) cause any of CRIT Shares to be listed for trading on a national or regional stock exchange or included on the automated quotation system maintained by the National Association of Securities Dealers, Inc. without the prior approval of the holders of a majority of the outstanding CRIT Shares entitled to vote;

      (S) undertake any activity that would disqualify the Trust as a REIT under the REIT Provisions of the Code as long as a REIT is accorded substantially the same treatment or benefits under the United States tax laws from time to time in effect as under the REIT Provisions of the Internal Revenue Code as the date of adoption of the Declaration of Trust; or

      (T) invest in real property which, after acquisition by the Trust, will be used primarily for residential, hotel, motel or restaurant purposes.

      The Company. The Company's charter documents do not contain similar restrictions on the Company's activities.

INTERESTED PARTY TRANSACTIONS

      CRIT. Under CRIT's Declaration of Trust, any transaction between the Trust and the Sponsor, the Advisor, a Trustee or any affiliates, or any investment by the Trust in an entity affiliated with any of the foregoing or any joint venture with any of the foregoing, or any employment of or contract with any of the foregoing, shall require approval by a majority of the Trustees not otherwise interested in the transaction, including a majority of the Independent Trustees not otherwise interest in such transaction.

      The Company. The Company's charter documents contain no similar restrictions with respect to interested party transactions.

      Under the MGCL, any contract or transaction between a corporation and any director or any entity in which the director has a material financial interest will be voidable unless (i) it is approved, after disclosure of the interest, by the affirmative vote of a majority of disinterested directors or by the affirmative vote of a majority of the votes cast by disinterested shareholders or (ii) it is fair and reasonable to the corporation.

OWNERSHIP LIMIT

      CRIT. The Declaration of Trust requires that a beneficial owner of more than 8.5% of the total shares outstanding give notice to the Trust of his/her ownership position and any other information the Trust may require.

      The Trust may take actions which in its discretion it deems necessary to insure that the Trust maintains its REIT status, including but not limited to purchasing the Excess Shares, as defined in the Declaration of Trust, from a beneficial owner who owns more than 8.5% of the total outstanding shares or refusing to permit a transaction that would lead to a beneficial owner possessing more than 8.5% of the total outstanding shares.



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
         The Company. The Charter provides that the Ownership Limit for any stockholder of the Corporation shall be 9.8% of the value of the outstanding Equity Stock of the Corporation. Any shares held over and above the 9.8% threshold are Excess Shares and are governed by the Charter. See "Description of Lexington Properties Capital Stock."

MAINTAINING REIT STATUS

         CRIT. The trustees may take necessary action to insure that CRIT maintains its REIT Status. Any transaction that may occur which would disqualify CRIT from REIT Status is null and void.

         The Company. The Directors may take necessary action to insure that Company remains a qualified REIT under the Code.

INDEMNIFICATION

         CRIT. (A) The Trust shall indemnify and hold harmless the Trustees, the Advisor or any affiliate of the Advisor who performs services on behalf of the Trust against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements, and other amounts paid and reasonably incurred by them in connection with or by reason of any act performed or omitted to be performed by them in connection with the business of the Trust, provided that (i) the Board of Trustees (excluding the indemnified party) has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Trust, (ii) such liability or loss was not the result of negligence or misconduct on the part of the indemnitee and
(iii) such indemnification or agreement to hold harmless is recoverable only out of the assets of the Trust and not from the CRIT shareholders.

         The Trust may indemnify a Trustee, the Advisor or any person acting as a broker or dealer for the offering and sale of CRIT Shares for any liability or loss and costs associated therewith, including attorneys' fees, if the liability or loss relates to the expenses of successful defense or settlement of a lawsuit alleging a violation of state or federal securities laws associated with the offer and sale of CRIT Shares if a court (i) approves the settlement and finds that indemnification of the settlement and related costs should be made or (ii) approves indemnification of litigation costs if there has been a dismissal with prejudice or a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee. The Trust may not indemnify any persons for any liability imposed by judgment, or any costs associated therewith, including attorneys' fees, arising from or out of a violation of state or federal securities laws.

         (B) The Trust may advance expenses incurred in defending a legal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding provided that the following three conditions are satisfied:
(i) the legal action relates to the performance of duties or services by such person on behalf of the Trust; (ii) the legal action is initiated by a third party who is not a Shareholder of the Trust; and (iii) such Person agrees in writing to repay the advanced funds to the Trust if it is ultimately determined that he or it is not entitled to indemnification by the Trust.

         The Company. The Company's Charter and By-Laws contain similar provisions concerning the indemnification of directors, officers, agents and employees.

NOMINATIONS OF DIRECTORS BY SHAREHOLDERS

         CRIT. The Declaration of Trust of CRIT requires that trustees nominate persons to be elected as trustees or appoint a committee of trustees to make such nominations, and that independent trustees nominate persons to be elected as independent trustees. No nominations for trustees, except those made by the trustees themselves, shall be voted upon at an annual meeting of the shareholders unless nominations of shareholders are made in writing and delivered to the Secretary of CRIT at least 90 days prior to the date of the annual meeting.

         The Company. For any shareholder proposal to be presented in connection with an annual meeting of shareholders of the Company, including any proposal relating to the nomination of a director to be elected to be Board of Directors of the Company, the shareholders must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's proposal shall be delivered to the Secretary at the principal executive offices of the Company not less than 120 days in advance of the release date of the Company's proxy statement to shareholders in connection with the preceding year's annual meeting; provided,


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
however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.


                     DESCRIPTION OF LEXINGTON CAPITAL STOCK

DESCRIPTION OF PREFERRED STOCK

         Under the Articles of Incorporation, the Company has authority to issue 10,000,000 shares of preferred stock, par value $.0001 per share ("Preferred Stock"), 1,325,000 of which, designated as Class A Senior Cumulative Convertible Stock, were outstanding as of the date of this Proxy Statement/Prospectus. Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. Prior to issuance of shares of each series, the Board of Directors is required by the MGCL and the Articles of Incorporation to fix for each series, subject to the provisions of the Articles of Incorporation regarding excess stock, $.0001 par value per share ("Excess Stock"), the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Preferred Stock will, when issued against payment therefor, be fully paid and nonassessable and will not be subject to preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Lexington Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Lexington Common Stock might receive a premium for their shares over the then market price of such shares of Lexington Common Stock. In December 1996, the Company entered into an agreement with Five Arrows providing for the sale of up to 2,000,000 shares of Convertible Preferred Stock. See "Information Regarding Lexington Properties -- Financing Activities -- Sale of Convertible Preferred Stock."

DESCRIPTION OF COMMON STOCK

         The description of the Lexington Common Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation and Bylaws.

GENERAL

         Under the Articles of Incorporation, the Company has authority to issue 40,000,000 shares of Lexington Common Stock, par value $.0001 per share. Under Maryland law, stockholders generally are not responsible for a corporation's debts or obligations. At June 25, 1997, the Company had outstanding 12,254,037 shares of Lexington Common Stock.

TERMS

         Subject to the preferential rights of any other shares or series of stock and to the provisions of the Articles of Incorporation regarding Excess Stock, holders of shares of Lexington Common Stock are entitled to receive dividends on shares of Lexington Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company and the amount to which holders of any class of stock classified or reclassified or having a preference on distributions in liquidation, dissolution or winding-up of the Company have a right.

         Subject to the provisions of the Articles of Incorporation regarding Excess Stock, each outstanding share of Lexington Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Lexington Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Lexington Common Stock can elect all of the Directors then standing for election, and the holders of the remaining shares of Lexington Common Stock will not be able to elect any Directors.


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         Holders of Lexington Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

         The Company furnishes its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

         Subject to the provisions of the Articles of Incorporation regarding Excess Stock, all shares of Lexington Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

         Pursuant to the MGCL, a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorporation. However, the Articles of Incorporation provide that such actions, with the exception of certain amendments to the Articles of Incorporation for which a higher vote requirement has been set, shall be valid and effective if authorized by holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon.

RESTRICTIONS ON OWNERSHIP

         For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock and Anti-Takeover Provisions."

TRANSFER AGENT

         The transfer agent and registrar for the Lexington Common Stock is Chase Mellon Shareholder Services LLC.

RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK
AND ANTI-TAKEOVER PROVISIONS

         Restrictions Relating to REIT Status. For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). To assist the Company in continuing to remain a qualified REIT, the Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the Company's equity stock, defined as Lexington Common Stock or Preferred Stock. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT. Any transfer of equity stock or any security convertible into equity stock that would create a direct or indirect ownership of equity stock in excess of the Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the equity stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the equity stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

         Equity stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit, will automatically be exchanged for shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the Ownership Limit. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a


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
quorum for such vote and, except upon liquidation, it will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Stock prior to the discovery by the Company that equity stock has been transferred in violation of the provisions of the Articles of Incorporation shall be repaid to the Company upon demand. The Excess Stock is not treasury stock, but rather constitutes a separate class of issued and outstanding stock of the Company. The original transferee-stockholder may, at any time the Excess Stock is held by the Company in trust, transfer the interest in the trust representing the Excess Stock to any individual whose ownership of the equity stock exchanged into such Excess Stock would be permitted under the Articles of Incorporation, at a price not in excess of the price paid by the original transferee-stockholder for the equity stock that was exchanged into Excess Stock, or, if the transferee-stockholder did not give value for such equity stock, a price not in excess of the market price (as determined in the manner set forth in the Articles of Incorporation) on the date of the purported transfer. Immediately upon the transfer to the permitted transferee, the Excess Stock will automatically be exchanged for equity stock of the class from which it was converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Company.

         In addition to the foregoing transfer restrictions, the Company will have the right, for a period of 90 days during the time any Excess Stock is held by the Company in trust, to purchase all or any portion of the Excess Stock from the original transferee-stockholder for the lesser of the price paid for the equity stock by the original transferee-stockholder or the market price (as determined in the manner set forth in the Articles of Incorporation) of the equity stock on the date the Company exercises its option to purchase. The 90-day period begins on the date on which the Company receives written notice of the transfer or other event resulting in the exchange of equity stock for Excess Stock.

         Each stockholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         This ownership limitation may have the effect of precluding acquisition of control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

         Authorized Capital. The Company has an aggregate of 40,000,000 authorized shares of Lexington Common Stock, 40,000,000 shares of Excess Stock and 10,000,000 undesignated shares of Preferred Stock available for issuance in its Articles of Incorporation. The actual numbers of shares of Lexington Common Stock outstanding and reserved for issuance fall far below the number of authorized shares, and no shares of Excess Stock or Preferred Stock are outstanding or reserved for issuance. Such shares (other than reserved shares) may be issued from time to time by the Company in the discretion of the Board to raise additional capital, acquire assets, including additional real properties, redeem or retire debt or for any other business purpose. In addition, the undesignated shares of Preferred Stock may be issued in one or more additional classes with such designations, preferences and relative, participating, optional or other special rights including, without limitation, preferential dividend or voting rights, and rights upon liquidation, as shall be fixed by the Board. Also, the Board of Directors is authorized to classify and reclassify any unissued shares of capital stock by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock. Such authority includes, without limitation, subject to the provisions of the Articles of Incorporation, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and reclassify shares of any class into one or more series of such class. In certain circumstances, the issuance of Preferred Stock, or the exercise by the Board of such rights to classify or reclassify stock, could have the effect of deterring individuals or entities from making tender offers for the shares of Lexington Common Stock or seeking to change incumbent management.

         Maryland Corporation Law. The General Corporation Law of the State of Maryland includes certain other provisions which may also discourage a change in control of management of the Company. Maryland law provides that a Maryland corporation may not engage in any "business combination" with any "interested stockholder." An "interested stockholder" is defined, in essence, as any person owning beneficially, directly or indirectly, 10% or more of the outstanding voting stock of a Maryland corporation. Unless an exemption applies, the Company may not engage in any business combination with an interested stockholder for a period of five years after the interested stockholder became an interested stockholder, and thereafter may not engage in a

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business combination unless it is recommended by the Board and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by the holders of all outstanding voting stock of the Company, and (ii) 66 2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock other than voting stock held by the interested stockholder. The voting requirements do not apply at any time to business combinations with an interested stockholder or its affiliates if approved by the Board prior to the time the interested stockholder first became an interested stockholder. Additionally, if the business combination involves the receipt of consideration by the stockholders in exchange for the Company's stock, the voting requirements do not apply if certain "fair price" conditions are met.

         Maryland law provides for the elimination of the voting rights of any person who makes a Control Share Acquisition (as defined below) except to the extent that such acquisition is exempt or is approved by at least 66 2/3% of all votes entitled to be cast on the matter, excluding shares of capital stock owned by the acquiror or by officers or directors who are employees of the Company. A control share acquisition ("Control Share Acquisition") is the direct or indirect acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, shares of voting stock ("Control Shares") that would, if aggregated with all other voting stock owned by such person, entitle such person to exercise voting power in electing directors within one of the following ranges of voting power: (i) 20% or more but less than 33 1/3%; (ii) 33 1/3% or more but less than a majority; or (iii) a majority of voting power. A person who has made or proposes to make a Control Share Acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the Company may itself present the question at any stockholder meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the Company may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last Control Share Acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the Control Share Acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a Control Share Acquisition. The Control Share Acquisition statute does not apply to stock acquired in a merger, consolidation or stock exchange if the Company is a party to the transaction, or to acquisitions approved or exempted by the charter or by-laws of the Company.


                                  LEGAL MATTERS

         Certain legal matters, including the validity of the Shares and certain tax matters, will be passed upon for the Company by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Seth M. Zachary, a partner of Paul, Hastings, Janofsky & Walker LLP, is presently serving as a director of the Company and will continue to serve as a director at least until the Company's 1998 Annual Meeting of Shareholders. Mr. Zachary is the beneficial owner of 5,211 shares of Lexington Common Stock and holds options to purchase an additional 12,500 shares of Common Stock. In connection with certain matters related to the laws of the State of Maryland, Paul, Hastings, Janofsky & Walker LLP will rely on the opinion of Piper & Marbury LLP, Baltimore, Maryland.

                                     EXPERTS

         The consolidated financial statements of the Company incorporated into this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report incorporated by reference of KPMG Peat Marwick LLP, independent certified public accountants, given on authority of said firm as experts in accounting and auditing.

         The financial statements and schedule of CRIT appearing in CRIT's Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, dated January 29, 1997, included therein and incorporated herein by reference. The information under the captions "CRIT Historical Financial Data" and "Selected Financial Data" as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, appearing in this Proxy Statement/Prospectus and Registration Statement have been derived from financial statements audited by Ernst & Young LLP, as set forth in their report, dated January 29, 1997, incorporated herein by reference. Such financial statements and schedule are incorporated herein by reference, in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              SHAREHOLDER PROPOSALS

         CRIT will hold an Annual Meeting in 1997 only if the Merger is not consummated. Shareholder proposals intended to be presented at the 1997 Annual Meeting must be received by CRIT a reasonable amount of time prior to CRIT's solicitation of proxies relating to such meeting.


                                Mark R. Patterson
                                    Secretary


__________, 1997

                                     ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                     ANNEX B


                              McFARLAND DEWEY & CO.
                                 230 PARK AVENUE
                          NEW YORK, NEW YORK 10167-1450
                            TELEPHONE: (212) 867-4949
                            FACSIMILE: (212) 867-0334



                                  May 29, 1997


Board of Trustees
Corporate Realty Income Trust I
388 Greenwich Street, 33rd Floor
New York, NY 10013

Members of the Board:

         We understand that Corporate Realty Income Trust I ("CRIT" or the "Company"), a Massachusetts business trust, and Lexington Corporate Properties, Inc. ("Lexington"), a Maryland corporation, have entered into an Agreement and Plan of Merger, dated as of May 29, 1997 (the "Merger Agreement") which provides, among other things, for the merger (the "Merger") of CRIT with and into Lexington. Pursuant to the Merger, each issued and outstanding share of beneficial interest, par value $.10 per share, of CRIT ("CRIT Shares") will be converted into the right to receive, subject to certain adjustments and limitations, common stock, par value $.0001 per share, of Lexington valued at $17.4 million. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

         You have asked for our opinion as to whether the consideration to be received by the holders of CRIT Shares pursuant to the Merger Agreement (the "Merger Consideration") is fair from a financial point of view to such holders.

         For purposes of the opinion set forth herein, we have:

         i) reviewed certain publicly available financial statements and other information of CRIT and Lexington, respectively;

         ii) reviewed certain internal financial statements and other financial and operating data concerning CRIT;

         iii) analyzed certain financial projections prepared by the management of CRIT;

         iv) discussed the past and current operations and financial condition and the prospects of CRIT and Lexington with senior executives of CRIT and Lexington, respectively;

         v) reviewed the reported prices and trading activity for the CRIT Shares and the Lexington Common Stock;

         vi) compared the financial performance of CRIT and Lexington and the prices and trading activity of the CRIT Shares and the Lexington Common Stock with that of certain other comparable companies and their securities;

         vii) reviewed and discussed with the senior management of CRIT and Lexington the strategic objectives of the Merger and certain other benefits of the Merger;

         viii) analyzed certain pro forma financial projections for the combined company;

         ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

         x)       reviewed the Merger Agreement and certain related documents;
                  and

         xi) performed such other analyses and considered such other factors as we have deemed appropriate.

         We have assumed and relied upon without independent verification of the accuracy and completeness of the information reviewed by us for purposes of this opinion. With respect to the financial projections, including the estimates of synergies and other benefits expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the future financial performance of CRIT and Lexington, respectively. We have not made any independent valuation or appraisal of the assets or liabilities of CRIT and Lexington. We have been furnished third party appraisals of the three CRIT properties dated March 12, 1997. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

         We did not participate in discussions and negotiations among representatives of CRIT and Lexington and their financial and legal advisors nor did we review another business plan or opportunity that might have been presented to CRIT.

         It is understood that this letter is for the information of the Board of Trustees of CRIT and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by CRIT with the Securities and Exchange Commission with respect to the Merger. We express no opinion and make no recommendation as to how the shareholders of CRIT should vote at the shareholders' meeting held in connection with the Merger.

         Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration is fair from a financial point of view to the holders of CRIT Shares.

                                            Very truly yours,

                                            /s/ McFarland Dewey & Co.

                                            McFarland Dewey & Co.

                                     ANNEX C

                                 REVOCABLE PROXY
                         CORPORATE REALTY INCOME TRUST I

[ X ]    PLEASE MARK VOTES
         AS IN THIS EXAMPLE

           This Proxy is Solicited on Behalf of the Trustees of CRIT.

         The undersigned hereby appoints JAMES C. COWLES and VALERIE A. ST. JOHN, and each of them acting in the absence of the other, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated herein, all the shares (the "CRIT Shares") of beneficial interest of Corporate Realty Income Trust I ("CRIT") held of record by the undersigned on ____________ at the Special Meeting of Shareholders (the "Meeting") to be held on _________, __________, 1997 or any adjournment thereof. This Proxy is revocable. The undersigned reserves the right to attend and vote in person. The undersigned hereby acknowledges receipt of the Notice of Meeting of Shareholders dated ________, 1997 and the Proxy Statement/Prospectus accompanying the Notice.

1.       MERGER

         To approve the merger of CRIT into Lexington Corporate Properties, Inc. as set forth in the Merger Agreement, and the consummation of the transactions contemplated thereby (the "Merger Proposal").

                        [ ] FOR [ ] WITHHOLD [ ] ABSTAIN

2.       AMENDMENT TO DECLARATION OF TRUST

         To approve the amendment to the First Amended and Restated Declaration of Trust to permit CRIT to merge into or consolidate with another entity (the "Trust Amendment Proposal").

                        [ ] FOR [ ] WITHHOLD [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

--------------------------------------------------------------------------------

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted (1) FOR approval of the Merger Proposal; (2) FOR approval of the Trust Amendment Proposal; and (3) for or against such other business as may properly come before the Meeting.

         Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign, or if one signs, that shareholder's vote binds both shareholders. When signing as attorney, executor, administrator, agent, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

             Please be sure to sign and date
              this Proxy in the box below.


Date _______________________________________


____________________________________________
Stockholder sign above

____________________________________________
Co-holder (if any) sign above

    Detach above card, sign, date and mail in postage paid envelope provided.

                         CORPORATE REALTY INCOME TRUST I
                        388 Greenwich Street - 33rd Floor
                            New York, New York 10013

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           The Amended and Restated Articles of Incorporation of the Registrant provide that any director or officer of the Registrant shall be indemnified by the Registrant to the full extent that officers and directors are permitted to be indemnified by the laws of the State of Maryland.

           The Maryland General Corporation Law (the "MGCL") permits a corporation to indemnify its directors and officers (i) against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with any proceeding to which they are made a party by reason of their service in those capacities, unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad or (b) was the result of active or deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

           The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions. The Registrant's Charter contains such a provision. The law does not, however, permit the liability of directors and officers to the corporation or the stockholders to be limited to the extent that (1) it is proved that the person actually received an improper personal benefit or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action or failure to act was material to the cause of action adjudicated in the proceeding, and was (a) committed in bad faith or (b) was the result of active or deliberate dishonesty.

           The Registrant maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

           The foregoing reference is necessarily subject to the complete text of the Amended and Restated Articles of Incorporation and the statute referred to above and is qualified in its entirety by reference thereto.


ITEM 21.   EXHIBITS AND FINANCIAL SCHEDULES.

EXHIBIT NO. DESCRIPTION

    2.1     Agreement and Plan of Merger.
    3.1     Amended and Restated Articles of Incorporation.*
    3.2     Amended and Restated By-laws.*
    5.1 Opinion of Paul, Hastings, Janofsky & Walker LLP as to the validity of securities being registered.+
    8.1     Opinion of Paul, Hastings, Janofsky & Walker LLP as to tax matters.+
    8.2     Opinion of Day, Berry & Howard as to tax matters.+
    10.1    Opinion of McFarland Dewey & Co. as to the terms of the Merger.
    23.1    Consent of KPMG Peat Marwick LLP.
    23.2    Consent of Ernst & Young LLP
    23.3    Consent of Paul Hastings, Janofsky & Walker LLP.  (included in
            Exhibit 5.1).+
    24.1    Power of Attorney (included in Part II of this Registration
            Statement).

---------------------------


* Incorporated by reference to the Registrant's Registration Statement on Form S-3, filed with the Commission on November 6, 1995.

+     To be filed by amendment.

ITEM 22.   UNDERTAKINGS.



      a.   The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      b.   The undersigned Registrant hereby undertakes:

           (1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (2) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by
      Article 3 of the Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

           (3) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (4) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  (6) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                  (7) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New
York, on September   , 1997.

                                 LEXINGTON CORPORATE PROPERTIES, INC.



                                 /s/ T. Wilson Eglin
                                 -----------------------------------------------
                                 T. Wilson Eglin
                                 President, Chief Operating Officer and Director



         Pursuant to the requirements of the Securities Act this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                     CAPACITY                        DATE
By: /s/ T. Wilson Eglin, Attorney-in-Fact            Chairman of the Board, Co-               August , 1997
    --------------------------------------------     Chief Executive Officer and
    E. Robert Roskind                                Director (Principal Executive
                                                     Officer)

By: /s/ T. Wilson Eglin, Attorney-in-Fact            Vice Chairman, Co-Chief
    --------------------------------------------     Executive Officer and
    Richard J. Rouse                                 Director                                 August , 1997

By: /s/ T. Wilson Eglin                              President, Chief Operating
    --------------------------------------------     Officer and Director                     August , 1997
    T. Wilson Eglin

                                                     Chief Financial Officer and
By: /s/ T. Wilson Eglin, Attorney-in-Fact            Treasurer                                August , 1997
    --------------------------------------------
    Antonia G. Trigiani

                                                     Vice President, Chief
By: /s/ T. Wilson Eglin, Attorney-in-Fact            Accounting Officer and                   August , 1997
    --------------------------------------------     Secretary
    Paul R. Wood

                                                     Director
By: /s/ T. Wilson Eglin, Attorney-in-Fact                                                     August , 1997
    --------------------------------------------
    Carl D. Glickman

By: /s/ T. Wilson Eglin, Attorney-in-Fact            Director
    --------------------------------------------
    Kevin W. Lynch                                                                            August , 1997

By: /s/ T. Wilson Eglin, Attorney-in-Fact            Director
    --------------------------------------------
    John D. McGurk                                                                            August , 1997

By: /s/ T. Wilson Eglin, Attorney-in-Fact            Director
    --------------------------------------------
    Seth M. Zachary                                                                           August , 1997

                                  EXHIBIT INDEX


EXHIBIT                                                               SEQUENTIAL
  NO.                              DESCRIPTION                         PAGE NO.
--------                           ------------                       ----------

2.1      Agreement and Plan of Merger, as amended.+
3.1      Amended and Restated Articles of Incorporation.*
3.2      Amended and Restated Bylaws.*
5.1 Opinion of Paul, Hastings, Janofsky & Walker LLP as to the validity of securities being registered.+
8.1 Opinion of Paul, Hastings, Janofsky & Walker LLP as to tax matters.+
8.2      Opinion of Day, Berry & Howard as to tax matters.+
10.1 Opinion of McFarland Dewey & Co. as to the terms of the Merger.
23.1     Consent of KPMG Peat Marwick LLP.
23.2     Consent of Ernst & Young LLP
23.3     Consent of Paul, Hastings, Janofsky & Walker LLP (included in
         Exhibit 5.1).+
23.4     Consent of Day, Berry & Howard (included in Exhibit 8.2)+
24.1     Power of Attorney (included in Part II of this Registration
         Statement).

---------------------------

* INCORPORATED BY REFERENCE TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3, FILED WITH THE COMMISSION ON NOVEMBER 6, 1995.

+     TO BE FILED BY AMENDMENT.